Form 10-K405, Exhibit 13
period 1998-12-31
FIRST MCMINNVILLE CORP
filed 1999-03-19
CIK 743397

                                                                      EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

 Portions of the Annual Report to Security Holders are incorporated herein by reference. These portions are "Selected Financial Data," the Management's Discussion and Analysis of Financial Condition and Results of Operation," and the Company's Consolidated Financial Statements for the year ended December 31, 1998. This Exhibit is omitted in the paper copy pursuant to Instruction G(2) of the Instructions to Form 10-K.

                       SELECTED FINANCIAL DATA (UNAUDITED)

         The following schedule presents the results of operations, cash dividends declared, total assets, stockholders' equity and per share information for the Company for each of the five years ended December 31, 1998.



                                   IN THOUSANDS, EXCEPT PER SHARE INFORMATION

                                                                          Year Ended December 31,
                                                     ---------------------------------------------------------------------
                                                       1998            1997           1996           1995           1994
                                                     ---------       --------       --------       --------       --------
          Interest income                            $  17,406         15,691         14,670         13,892         12,528
          Interest expense                               8,454          7,081          6,599          6,418          4,844
                                                     ---------       --------       --------       --------       --------
                  Net interest income                    8,952          8,610          8,071          7,474          7,684

          Provision for possible loan losses               180            220            150            160            240
                                                     ---------       --------       --------       --------       --------

          Net interest income after provision
            for possible loan losses                     8,772          8,390          7,921          7,314          7,444
          Non-interest income                              672            618            659            634            574
          Non-interest expense                          (3,869)        (3,850)        (3,700)        (3,543)        (3,738)
                                                     ---------       --------       --------       --------       --------

                  Earnings before income taxes           5,575          5,158          4,880          4,405          4,280

          Income taxes                                   1,705          1,577          1,436          1,299          1,203
                                                     ---------       --------       --------       --------       --------

                  Net earnings                       $   3,870          3,581          3,444          3,106          3,077
                                                     =========       ========       ========       ========       ========

          Comprehensive earnings                     $   3,914          3,912          3,211          3,793          1,520
                                                     =========       ========       ========       ========       ========

          Cash dividends declared                    $   1,414          1,341          1,294          1,240          1,191
                                                     =========       ========       ========       ========       ========

          Total assets - end of year                 $ 243,027        212,765        195,732        190,663        180,486
                                                     =========       ========       ========       ========       ========

          Stockholders' equity - end of year         $  34,886         32,557         30,025         28,889         26,452
                                                     =========       ========       ========       ========       ========

          Per share information:

              Basic earnings per common share*       $    7.24           6.68           6.34           5.62           5.55
                                                     =========       ========       ========       ========       ========

              Diluted earnings per common share*     $    7.23           6.67           6.34           5.62           5.55
                                                     =========       ========       ========       ========       ========

              Dividends per share*                   $    2.65           2.50           2.40           2.25           2.15
                                                     =========       ========       ========       ========       ========

              Book value per share end of year*      $   65.40          60.73          55.94          52.41          45.64
                                                     =========       ========       ========       ========       ========

              Ratios:
                  Return on average
                    stockholders' equity                 11.23%         11.30%         11.55%         11.03%         11.57%
                                                     =========       ========       ========       ========       ========

                  Return on average assets                1.63%          1.73%          1.78%          1.67%          1.73%
                                                     =========       ========       ========       ========       ========

                  Stockholders' equity to assets         14.35%         15.30%         15.34%         15.15%         14.66%
                                                     =========       ========       ========       ========       ========



* Per share data has been retroactively restated to reflect a two-for-one stock split on October 1, 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



         The purpose of this discussion is to provide insight into the financial condition and results of operations of the Company and its subsidiary. This discussion should be read in conjunction with the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         Management's discussion of the Company, and management's analysis of the Company's operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Company believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is "forward-looking" and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations and financial condition affecting the Company's customers, material unforeseen complications related to addressing Year 2000 issues (both as to the Company and as to its customers, vendors, consultants and governmental agencies), as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Company's financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Company, and not to predict the future or to guarantee results. The Company is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances, or results.

GENERAL

      First McMinnville Corporation is a one bank holding company which owns 100% of First National Bank of McMinnville. First National Bank of McMinnville ("Bank") is a community bank headquartered in McMinnville, Tennessee serving Warren County, Tennessee as its primary market area. The Company serves as a financial intermediary whereby its profitability is determined to a large degree by the interest spread it achieves and the successful measurement of risks. The Company's management believes that Warren County offers an environment for continued growth and the Company's target market is local consumers, professionals and small businesses. The Company offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposits, and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services. Deposit instruments in the form of demand deposits, money market savings and certificates of deposits are offered to customers to establish the Company's core deposit base.

      In a market such as Warren County, management believes there is an opportunity to increase the loan portfolio. The Company has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Company's intention to limit the size of its loan portfolio to approximately 75% to 80% of deposit balances; however, the quality of lending opportunities as

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

well as the desired loan to deposit ratio will determine the size of the loan portfolio. As a practice, the Company generates substantially all of its own loans and occasionally buys participations from other institutions. The Company attempts to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Company's policy is to have a diverse loan portfolio. At December 31, 1998, the nursery industry constituted the largest single industry segment and accounted for $11,243,000 (8.88% of the Company's loan portfolio) as compared to $10,737,000 or 9.63% in 1997. No other segment accounted for more than 10% of the portfolio. Management is not aware of any adverse trends or expected losses in respect to the nursery industry.

CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

      Regulations of the Office of the Comptroller of the Currency ("OCC") establish required minimum capital levels for the Bank. Under these regulations, national banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. The Company and its national bank subsidiary must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a Total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a national bank to be considered "adequately capitalized" under the OCC's "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Company has a Tier 1 risk based ratio of 26.3%, a total risk-based capital ratio of 27.4% and a leverage capital ratio of 14.1%, and was therefore within the "well capitalized" category under the regulations. The subsidiary bank's ratios were substantially the same as those setforth for the Company.

      Dividends of $1,414,000 and $1,341,000 were declared during 1998 and 1997, respectively. Principally because of the high percent of equity capital, the return on equity is lower than banks in the Company's peer group. Cash dividends are anticipated to be increased in 1999 if profits increase. The dividend payout ratio (dividends declared divided by net earnings) was 36.5%, 37.4% and 37.6% in 1998, 1997 and 1996, respectively. No material changes in the mix or cost of capital is anticipated in the foreseeable future.

      The dividends by the Company are primarily funded by dividends received by the Company from the Bank. The Bank is limited by law, regulation and prudence as to the amount of dividends it can pay. At December 31, 1998, under the most restrictive of these regulatory limits, the Bank could declare in 1999 cash dividends in an aggregate amount of up to approximately $6.2 million, plus any 1999 net earnings, without prior approval of the Comptroller of the Currency. Because of sound business considerations and other Regulatory capital requirements, it is unlikely that the Company would ever pay a significant portion of this amount as dividends.

FINANCIAL CONDITION

      During 1998, total assets increased $30,262,000 or 14.2% from $212,765,000 at December 31, 1997 to $243,027,000 at

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

December 31, 1998. Loans, net of allowance for possible loan losses, increased from $110,159,000 to $125,170,000 or 13.6% during fiscal year 1998. The aggregate increases in loans for 1998 was due primarily to a 8.7% increase in real estate mortgage loans accompanied by a 28.4% increase in commercial, financial and agricultural loans.

      Securities increased 19.5% from $90,363,000 at December 31, 1997 to $107,960,000 at December 31, 1998. The carrying value of securities of U.S. Treasury and other U.S. Government obligations increased $12,982,000, obligations of state and political subdivisions increased $4,389,000, corporate and other securities decreased $52,000 and there was an increase in mortgage backed securities of $174,000. At December 31, 1998 and 1997 the market value of the Company's securities portfolio exceeded its amortized cost by $1,601,000 (1.5%) and $1,444,000 (1.6%), respectively. The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 1998 was 7.13% with an average maturity of 11.0 years, as compared to an average yield of 7.4% and an average maturity of 8.0 years at December 31, 1997.

      The Company applies the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:

- Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

- Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

      The Company's classification of securities as of December 31, 1998 is as follows:



                                          HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                     --------------------------      -------------------------
                                                      ESTIMATED                      ESTIMATED
                                     AMORTIZED         MARKET        AMORTIZED        MARKET
                                       COST            VALUE           COST           VALUE
                                     ---------        ---------      ---------       ---------
                                                           (In Thousands)
U.S. Treasury and
   other U.S. government
   agencies and corporations          $16,451          16,661          57,056          57,485
Obligations of states and
   political subdivisions              26,761          27,730           1,528           1,597
Corporate and other
   securities                             763             787             812             812
Mortgage-backed securities              2,242           2,215           1,922           1,849
                                      -------          ------          ------          ------

                                      $46,217          47,393          61,318          61,743
                                      =======          ======          ======          ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



      A portion of the capital change in 1996 was a decrease of $233,000 which represents the unrealized losses in securities available-for-sale of $375,000 net of applicable tax expense of $142,000. The net capital increased in 1997 by $331,000 which represents the unrealized appreciation in securities available-for-sale of $534,000 net of applicable tax benefit of $203,000. During the year ended December 31, 1998, the net increase in capital included $44,000 which represents the unrealized appreciation in securities available-for-sale of $71,000 net of applicable taxes of $27,000.

      The increase in assets in 1998 was funded primarily by increases in deposits. Total deposits increased from $172,891,000 at December 31, 1997 to $185,305,000 at December 31, 1998 representing an increase of 7.2%. Demand deposits decreased 10.2% from $21,241,000 at December 31, 1997 to $19,085,000 at December 31, 1998. Additionally, increases in certificates of deposit and individual retirement accounts of $11,073,000 (11.3%) contributed to the increases in deposits for 1998. Securities sold under repurchase agreements increased $9,349,000 during 1998 and were also used to fund increases in assets. Federal funds purchased and advances from Federal Home Loan Bank increased $2,000,000 and $4,000,000, respectively, in 1998. The subsidiary bank has unused lines of credit of $8,000,000 and the Company has an unused line of credit of $2,000,000 at December 31, 1998.

      The Company's allowance for loan losses at December 31, 1998 was $1,495,000 as compared to $1,314,000 at December 31, 1997. Non-performing loans amounted to $273,000 at December 31, 1998 compared to $255,000 at December 31, 1997. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net charge-offs to average outstanding loans for 1997 was .57%. Net recoveries totaled $1,000 for 1998. The provision for possible loan losses was $180,000 in 1998, $220,000 in 1997 and $150,000 in 1996. The net charge-offs in 1997 relate primarily to one customer and is not considered by management to be a trend.

      The allowance for possible loan losses, amounting to $1,495,000 at December 31, 1998, represents 1.18% of total loans outstanding. At December 31, 1997, the allowance for possible loan losses represented 1.18% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 1998 to be adequate.

LIQUIDITY

      Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Company. The Company's loan to deposit ratio was approximately 68% and 64% at December 31, 1998 and December 31, 1997, respectively.

      The Company's investment portfolio, as represented above, consists of earning assets that provide interest income. Federal Funds sold which are invested overnight are the most liquid of the investments. Federal funds sold totaled $2,650,000 at December 31, 1997. Federal funds purchased were $2,000,000 at December 31, 1998. There were no Federal funds purchased at December 31, 1997.

      Funds management decisions must reflect management's intent to maintain profitability in both the immediate and long-term earnings. The Company's rate sensitivity position has an important impact on earnings. Senior management

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of the Company meets monthly to analyze the rate sensitivity position of the Bank. These meetings focus on the spread between the subsidiary bank's cost of funds and interest yields generated primarily through loans and investments.

         First McMinnville Corporation presently maintains a liability sensitive position over the 1998 year or a negative gap. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 1998:

     INTEREST-RATE SENSITIVITY                                                                  ONE YEAR
               GAPS:                    REPRICE         1-90         91-180        181-365        AND
           (IN THOUSANDS)             IMMEDIATELY       DAYS          DAYS          DAYS         LONGER          TOTAL
   -------------------------------  ------------------------------------------------------------------------------------

   Interest-earning assets          $         -         15,704        11,063        18,426        189,432        234,625
   Interest-bearing liabilities          59,138         37,112        23,903        26,074         39,692        185,919
                                    -----------     ----------    ----------    ----------    -----------   ------------

   Interest rate sensitivity        $   (59,138)       (21,408)      (12,840)       (7,648)       149,740         48,706
                                    ===========     ==========    ==========    ==========    ===========   ============

   Cumulative gap                   $   (59,138)       (80,546)      (93,386)     (101,034)        48,706
                                    ===========     ==========    ==========    ==========    ===========

   Interest rate sensitivity
     gap as a % of total
     assets                              (24.33)%        (8.81)%       (5.28)%       (3.15)%        61.61%
                                    ===========     ==========    ==========    ==========    ===========

   Cumulative gap as a
     % of total assets                   (24.33)%       (33.14)%      (38.42)%      (41.57)%        20.04%
                                    ===========     ==========    ==========    ==========    ===========


      Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal, money market demand, demand deposit and regular savings accounts. Management does not anticipate that there will be significant withdrawals from these accounts in the future.

      It is anticipated that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the foreseeable future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Company's liquidity changing in any material way.

RESULTS OF OPERATIONS

      Net earnings for the year ended December 31, 1998 were $3,870,000, an increase of $289,000 or 8.1% from fiscal year 1997. Net earnings for 1997 totaled $3,581,000 which was an increase of $137,000 or 4.1% from $3,444,000 for 1996. Basic earning per common share was $7.24 in 1998, $6.68 in 1997 and $6.34 in 1996. Diluted earnings per common share were $7.23, $6.67 and $6.34 in 1998, 1997 and 1996, respectively. Average earning assets increased $29,709,000 for the year ended December 31, 1998 as compared to year

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ended December 31, 1997. Average earning assets increased $13,480,000 for the year ended December 31, 1997 as compared to year ended December 31, 1996. Additionally, the net interest spread decreased from 4.1% in 1997 to 3.7% in 1998. The net interest spread was 4.2% in 1996. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis.


      Net interest income before provision for loan losses for 1998 totaled $8,952,000 as compared to $8,610,000 for 1997 and $8,071,000 for 1996. The provision for loan losses was $180,000 in 1998 as compared to $220,000 in 1997 and $150,000 in 1996. Net recoveries in 1998 were $1,000 as compared to net charge-offs of $630,000 in 1997 and net recoveries of $12,000 in 1996. The 1997 charge-offs related primarily to one customer and is unrelated to the nursery business. The decrease in the provision in 1998 is primarily due to the decrease in net charge-offs.

      Non-interest income increased 8.7% to $672,000 in 1998 from $618,000 in 1997. This increase was due primarily to increases in service charges on deposits of $23,000, other fees and commissions of $5,000, securities gains of $22,000 and other income of $26,000 which were off-set by a decrease in commissions on fiduciary activities totaling $22,000. Non-interest income of $618,000 in 1997 was a decrease of approximately 6.2% from $659,000 in 1996. The decrease in 1997 resulted primarily from decreases in service charges on deposits and commissions on fiduciary activities.


      Non-interest expense increased .5% to $3,869,000 in 1998 from $3,850,000 in 1997. Non-interest expense was $3,700,000 in 1996. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and fixtures expenses, data processing, Federal Deposit Insurance premiums, supplies and general operating costs increased commensurate with the continued growth of the Company. The increase in 1998 was primarily attributable to an increase in salaries and employment benefits of $112,000 (4.8%) and increases in other operating expenses ($34,000 or 3.9%). These increases in 1998 were offset by a decrease of $62,000 in occupancy expenses and $14,000 furniture and equipment expenses. The non-interest expense increased approximately 4.0% from 1996 to 1997 and was due primarily to increases in salaries and employees benefits, occupancy expenses, Federal Deposit insurance premiums and loss on disposal of premises and equipment with an offset from the decrease in furniture and equipment expenses and securities losses.

      Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.



YEAR 2000 ISSUES

       The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). To address the Year 2000 issue, the Company has adopted a broad-based approach designed to encompass the Company's total environment.


       The Company has appointed a Year 2000 committee which was established in mid-1997. The Y2K Committee has representation from all affected areas for the purpose of managing the process of assessing and correcting non-compliance throughout the organization. Areas being addressed by the Y2K Committee include:

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


- Subsidiary bank's primary data processing system. Banctec, Inc., a major data processor, provides the primary software and hardware for the data processing system of the subsidiary banks. This software and hardware is of the highest priority for day to day operations, accounting and success of the subsidiary banks.

- Government systems, such as the Federal Reserve Bank for check clearing, wire transfers, and the free flow and exchange of funds between institutions are absolutely critical.

- The internal PC hardware and software systems within the subsidiary banks, along with telecommunications systems.

- The primary securities portfolio accounting and safekeeping system for the subsidiary banks.

- Credit administration - the committee is reviewing the risk associated with Year 2000 status of the subsidiary bank's loan customers and depositors.

      The Company's Y2K Committee is using a 4-phase approach in its Year 2000 project made up of awareness, assessment, renovation, and validation-testing. The Company is currently in the final phase of the Y2K Plan.

       The purpose of the Y2K committee is to assess, test and correct the Company's hardware, software and equipment to ensure these systems operate properly in the Year 2000. The Committee has substantially completed its assessment of the company's systems, has identified the Company's hardware, software and equipment that will not operate properly in the Year 2000 and has remedied the problem with the replacement of hardware that is compliant. As of December 31, 1998 the Y2K committee has determined that substantially all of the Company's systems will operate properly in the Year 2000.

       The Company expects that programming changes and software replacement for systems that are not Year 2000 compliant will be completed during the first quarter of 1999. Banctec, Inc. has tested the Access 8.0 Operating system and the Company has documentation on file that the operating system is Y2K compliant. However, the Company tested the software using its own database to ensure the readiness of the Company to service its customer base into the Year 2000. The testing was completed during 1998.

       The Company has requested written documentation from vendors and suppliers with whom the Company has a material relationship regarding their ability to operate properly in the Year 2000. The Company will consider alternatives related to vendors and suppliers that do not confirm their Year 2000 readiness. There can be no assurance however, that all of the Company's significant vendors and suppliers will have remedied their Year 2000 issues. The Company will continue to monitor its significant vendors and suppliers to seek to minimize the Company's risk.

       The Company is requiring Y2K readiness information from all of its major borrowers. The Company believes commercial borrowers must realize the impact that the Y2K could have on their respective businesses. Seminars, questionnaires and individual contact with loan customers will be continued as an ongoing prevention measure during the 1999 year. The Company realizes the materially adverse impact that the lack of Y2K preparation of loan customers would have on the Company during the Year 2000.

       Customer awareness of the Company's Y2K readiness is critical. The steps taken by the Company to prepare for the Year 2000 will be shared with customers through Quarterly Newsletters, statement stuffers and the Y2K training of employees. The Company believes customers must have a high confidence level in the Company at the end of 1999 to avoid mass withdrawals of funds from the Company. The

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company is working toward a comprehensive customer awareness program during the 1999 year.

       The Company estimates that the cost of its Year 2000 project will not exceed $200,000 in the aggregate and that the cost will not be material to earnings. Actual expenditures to date and currently anticipated future expenditures are within this estimate. The Company's management believes its approach to the Year 2000 issue to be comprehensive, and does not expect the Year 2000 issue to have a material impact on its results of operations, liquidity or financial condition. However, given the widespread nature of the problem, and the number of factors outside of the Company's direct control, management is continuously evaluating the risks associated with Year 2000. Management believes, however, that the Company's ultimate ability to successfully address Year 2000 issues will be significantly affected by external factors such as the success of government agencies, suppliers, and customers to address their own respective Year 2000 issues. Although management is actively addressing and establishing contingency plans to deal with these external factors, they ultimately are beyond management's control.


       The Board of Directors is aware of the Y2K problem and is receiving monthly updates on the Y2K Committee's progress. The board has approved the Company's written contingency plan. The plan addresses all aspects of the Company's operation systems identifying alternative solutions. The contingency plan identifies all of the subsidiary banks' major processing systems as critical, semi-critical and non-critical. A processing solution is in place on each of these applications detailing information on alternative processors and their capabilities. This plan will continually be updated as each critical and semi-critical application has completed its final testing phase.

       The foregoing notwithstanding, management does not currently believe that the costs of assessment, remediation, or replacement of the Company's systems, or the potential failure of third parties' systems will have a material adverse effect on the Company's business, financial condition, results of operations, or liquidity.



IMPACT OF INFLATION

      Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance since they impact both interest revenues and interest costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Company's operations, the Company is not subject to foreign currency exchange or commodity price risk.


      Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus the spread between the cost of funds and interest yields generated primarily through loans and investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS




The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1998.



        HELD FOR PURPOSES
        OTHER THAN TRADING              EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
                                    ----------------------------------------------------------                           FAIR
          (IN THOUSANDS)               1999       2000         2001        2003       2008     THEREAFTER     TOTAL      VALUE
----------------------------------- ----------------------------------------------------------------------------------------------
EARNING ASSETS:

  Loans, net of unearned interest   $  41,830    16,369       17,299      36,591      11,307      3,269      126,665    125,685
    Average interest rate                8.35%     8.55%        8.26%       8.10%       8.02%      7.75%        8.26%

  Securities                           19,130     3,588        4,428       6,443      36,745     37,626      107,960    109,136
                                         7.21%     7.32%        7.64%       7.38%       6.97%      6.97%
INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits       73,222    35,331          245         254          -          -       109,082    109,740
    Average interest rate                5.32%     5.50%        5.95%       5.58%         -          -          5.38%

  Negotiable order of withdrawal
    accounts                           23,401        -            -            -          -          -        23,401     23,401
    Average interest rate                2.75%       -            -            -          -          -          2.75%

  Money market demand accounts          7,198        -            -            -          -          -         7,198      7,198
    Average interest rate                2.90%       -            -            -          -          -          2.90%

  Savings deposits                     26,539        -            -            -          -          -        26,539     26,539
    Average interest rate                3.49%       -            -            -          -          -          3.49%

  Securities sold under repurchase     13,669        -            -            -          -          -        13,699     13,699
    agreements                           4.17%       -            -            -          -          -          4.17%

  Advances from Federal                    -         -            -            -       4,000         -         4,000      4,236
    Home Loan Bank                         -         -            -            -        5.27%        -          5.27%

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
First McMinnville Corporation:


We have audited the accompanying consolidated balance sheets of First McMinnville Corporation and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First McMinnville Corporation and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




Nashville, Tennessee
January 22, 1999

                          FIRST MCMINNVILLE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997


                                                                                               In Thousands
                                                                                        ----------------------------
                                                                                          1998                1997
                                                                                          ----                ----
                            ASSETS

Loans, less allowance for possible loan losses of $1,495,000
   and $1,314,000, respectively                                                         $ 125,170            110,159
Securities:
   Held-to-maturity, at amortized cost (market value $47,393,000
     and $47,584,000, respectively)                                                        46,217             46,495
   Available-for-sale, at market (amortized cost $61,318,000 and
     $43,513,000, respectively)                                                            61,743             43,868
                                                                                        ---------           --------
                  Total securities                                                        107,960             90,363
                                                                                        ---------           --------
Interest-bearing deposits in financial institutions                                             -                100
Federal funds sold                                                                              -              2,650
                                                                                        ---------           --------
                  Total earning assets                                                    233,130            203,272
                                                                                        ---------           --------

Cash and due from banks                                                                     5,241              4,461
Premises and equipment, net                                                                 2,058              2,230
Accrued interest receivable                                                                 2,034              2,020
Deferred tax asset                                                                             63                 39
Other real estate                                                                              11                 11
Other assets                                                                                  490                732
                                                                                        ---------           --------

                  Total assets                                                          $ 243,027            212,765
                                                                                        =========           ========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                                $ 185,305            172,891
Securities sold under repurchase agreements                                                13,699              4,350
Federal funds purchased                                                                     2,000                  -
Advances from Federal Home Loan Bank                                                        4,000                  -
Accrued interest and other liabilities                                                      3,137              2,967
                                                                                        ---------           --------
                  Total liabilities                                                       208,141            180,208
                                                                                        ---------           --------

Stockholders' equity:
   Common stock, par value $2.50 per share, authorized 5,000,000,
     issued 606,795 shares and 605,800, respectively                                        1,517              1,514
   Additional paid-in capital                                                               1,623              1,568
   Retained earnings                                                                       34,017             31,561
   Net unrealized gains on available-for-sale securities, net of income
     taxes of $162,000 and $135,000, respectively                                             264                220
                                                                                        ---------           --------
                                                                                           37,421             34,863
Less cost of treasury stock of 73,369 shares in 1998 and 69,696 shares in 1997             (2,535)            (2,306)
                                                                                        ---------           --------
                  Total stockholders' equity                                               34,886             32,557
                                                                                        ---------           --------

COMMITMENTS AND CONTINGENT LIABILITIES

                  Total liabilities and stockholders' equity                            $ 243,027            212,765
                                                                                        =========           ========

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1998


                                                                                         In Thousands
                                                                                    Except Per Share Amount
                                                                       --------------------------------------------
                                                                          1998              1997               1996
                                                                          ----              ----               ----
Interest income:
   Interest and fees on loans                                          $ 10,087             9,878             9,380
   Interest and dividends on securities:
     Taxable securities                                                   5,773             4,396             3,899
     Exempt from Federal Income taxes                                     1,369             1,180             1,299
   Interest on Federal funds sold                                           172               231                86
   Interest on interest-bearing deposits in financial
       institutions                                                           5                 6                 6
                                                                       --------           -------           -------
                  Total interest income                                  17,406            15,691            14,670
                                                                       --------           -------           -------

Interest expense:
   Interest on negotiable order of withdrawal accounts                      533               477               478
   Interest on money market demand and savings accounts                   1,137             1,129             1,113
   Interest on certificates of deposit                                    6,256             5,347             4,877
   Interest on securities sold under repurchase agreements
     and short-term debt                                                    381               128               131
   Interest on advances from Federal Home Loan Bank                         147                 -                 -
                                                                       --------           -------           -------
                  Total interest expense                                  8,454             7,081             6,599
                                                                       --------           -------           -------

Net interest income before provision for possible loan losses             8,952             8,610             8,071
Provision for possible loan losses                                          180               220               150
                                                                       --------           -------           -------
Net  interest income after provision for possible loan losses             8,772             8,390             7,921

Non-interest income                                                         672               618               659
Non-interest expense                                                     (3,869)           (3,850)           (3,700)
                                                                       --------           -------           -------

                  Earnings before income taxes                            5,575             5,158             4,880

Income taxes                                                              1,705             1,577             1,436
                                                                       --------           -------           -------

                  Net earnings                                         $  3,870             3,581             3,444
                                                                       ========           =======           =======

Basic earnings per common share                                        $   7.24              6.68              6.34
                                                                       ========           =======           =======

Diluted earnings per common share                                      $   7.23              6.67              6.34
                                                                       ========           =======           =======


See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1998






                                                                                      In Thousands
                                                                       --------------------------------------------
                                                                         1998              1997               1996
                                                                         ----              ----               ----

Net earnings                                                           $  3,870             3,581             3,444
                                                                       --------           -------           -------

Other comprehensive earnings, net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during the year, net of taxes of $35,000 and
     $199,000 and tax benefits of $178,000, respectively                     58               325              (291)
   Less: reclassification adjustments for losses (gains)
     included in net earnings, net of tax expense of $8,000,
     and income tax benefits of $3,000 and $35,000,
     respectively                                                           (14)                6                58
                                                                       --------           -------           -------
                  Other comprehensive earnings (loss)                        44               331              (233)
                                                                       --------           -------           -------
                  Comprehensive earnings                               $  3,914             3,912             3,211
                                                                       ========           =======           =======



See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1998




                                                                                In Thousands
                                                     --------------------------------------------------------------------
                                                                                                  Net Unrealized
                                                                                                  Gains (Losses)
                                                               Additional                          On Available-
                                                     Common     Paid-In     Retained     Treasury    For-Sale
                                                     Stock      Capital     Earnings      Stock     Securities     Total
                                                     ------    ----------   --------     -------- --------------   ------
Balance December 31, 1995                            $1,512      1,512       27,171       (1,428)       122        28,889

Net earnings                                              -          -        3,444            -          -         3,444

Cash dividends declared $2.40 per share                   -          -       (1,294)           -          -        (1,294)

Cost of 14,388 shares of treasury stock                   -          -            -         (781)         -          (781)


Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of income tax benefits of $142,000           -          -            -            -       (233)         (233)
                                                     ------      -----       ------       ------        ---        ------

Balance December 31, 1996                             1,512      1,512       29,321       (2,209)      (111)       30,025

Net earnings                                              -          -        3,581            -          -         3,581


Issuance of 1,000 shares of common stock                  2         56            -            -          -            58


Cash dividends declared $2.50 per share                   -          -       (1,341)           -          -        (1,341)


Cost of 1,679 shares of treasury stock                    -          -            -          (97)         -           (97)


Net change in unrealized gains (losses)on
   available-for-sale-securities during the
   year, net of income taxes of $203,000                  -          -            -            -        331           331
                                                     ------      -----       ------       ------        ---        ------
Balance December 31, 1997                             1,514      1,568       31,561       (2,306)       220        32,557

Net earnings                                              -          -        3,870            -          -         3,870


Issuance of 995 shares of common stock                    3         55            -            -          -            58

Cash dividends declared $2.65 per share                   -          -       (1,414)           -          -        (1,414)

Cost of 3,673 shares of treasury stock                    -          -            -         (229)         -          (229)


Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of income taxes of $27,000                   -          -            -            -         44            44
                                                     ------      -----       ------       ------        ---        ------
Balance December 31, 1998                            $1,517      1,623       34,017       (2,535)       264        34,886
                                                     ======      =====       ======       ======        ===        ======


See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                       In Thousands
                                                                       --------------------------------------------
                                                                         1998              1997              1996
                                                                         ----              ----              ----
Cash flows from operating activities:
   Interest received                                                   $ 17,322            15,517            14,727
   Fees and commissions received                                            650               627               659
   Interest paid                                                         (8,296)           (6,889)           (6,773)
   Cash paid to suppliers and employees                                  (3,700)           (3,665)           (3,481)
   Income taxes paid                                                     (1,503)           (1,653)           (1,416)
                                                                       --------           -------           -------
                  Net cash provided by operating activities               4,473             3,937             3,716
                                                                       --------           -------           -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                           (197,580)          (39,669)           (7,747)
   Proceeds from sales of available-for-sale securities                  17,383             5,284             9,578
   Proceeds from maturities of available-for-sale securities            162,464            15,376             5,723
   Purchase of held-to-maturity securities                              (21,357)          (15,457)          (21,491)
   Proceeds from maturities of held-to-maturity securities               21,655            23,495            15,820
   Loans made to customers, net of repayments                           (15,191)           (2,439)           (8,838)
   Purchase of premises and equipment                                       (43)             (141)             (676)
   Proceeds from sales of other real estate                                   -                58               281
   Proceeds from maturities of interest bearing deposits
     in financial institutions                                              100                 -                 -
                                                                       --------           -------           -------
                  Net cash used in investing activities                 (32,569)          (13,493)           (7,350)
                                                                       --------           -------           -------

Cash flows from financing activities:
   Net increase in demand, NOW and savings deposit accounts               1,341             3,039             1,122
   Net increase in time deposits                                         11,073            10,106             4,073
   Net increase (decrease) in securities sold under
     repurchase agreements                                                9,349             1,819            (1,682)
   Increase (decrease) in Federal funds purchased                         2,000              (500)              500
   Advances from Federal Home Loan Bank                                   4,000                 -                 -
   Proceeds from issuance of short-term notes payable                         -                 -                45

   Repayment of short-term notes payable                                      -                 -               (45)
   Dividends paid                                                        (1,366)           (1,290)           (1,238)
   Payments to acquire treasury stock                                      (229)              (97)             (781)
   Proceeds from issuance of common stock                                    58                58                 -
                                                                       --------           -------           -------
                  Net cash provided by financing activities              26,226            13,135             1,994
                                                                       --------           -------           -------

Net increase (decrease) in cash and cash equivalents                     (1,870)            3,579            (1,640)

Cash and cash equivalents at beginning of year                            7,111             3,532             5,172
                                                                       --------           -------           -------

Cash and cash equivalents at end of year                               $  5,241             7,111             3,532
                                                                       ========           =======           =======



See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                                    In Thousands
                                                                                      ------------------------------------------
                                                                                       1998              1997              1996
                                                                                       ----              ----              ----
Reconciliation of net earnings to net cash provided by operating activities:
     Net earnings                                                                     $ 3,870            3,581            3,444
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                                    215              236              219
         Provision for possible loan losses                                               180              220              150
         Provision for deferred taxes                                                     (51)             163              (17)
         Securities gains related to available-for-sale securities                        (31)             (11)             (54)
         Securities losses related to available-for-sale                                    9               20              147
         FHLB dividend reinvestment                                                       (50)             (45)             (42)
         Loss on disposal of premises and equipment                                         -               43                -
         Increase (decrease) in taxes payable                                             253             (239)              37
         Decrease (increase) in interest receivable                                       (14)            (117)             112
         Increase (decrease) in interest payable                                          158              192             (174)
         Decrease in other assets and liabilities, net                                    (66)            (106)            (106)
                                                                                      -------           ------           ------
                  Total adjustments                                                       603              356              272
                                                                                      -------           ------           ------

                  Net cash provided by operating activities                           $ 4,473            3,937            3,716
                                                                                      =======           ======           ======



Supplemental Schedule of Non-Cash Activities:

   Non-cash transfers from loans to other real estate                                 $     -                -               45
                                                                                      =======           ======           ======

   Unrealized gain (loss) in value of securities available-for- sale net of income taxes of $27,000 in 1998, income taxes of $203,000 in 1997 and income
     tax benefits of $142,000 in 1996                                                 $    44              331             (233)
                                                                                      =======           ======           ======


See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of First McMinnville Corporation (the "Company") and its wholly-owned subsidiary, the First National Bank of McMinnville ("Bank") are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National Bank of McMinnville. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (B)      NATURE OF OPERATIONS

                  The Company is registered as a one bank holding company under the Bank Holding Company Act of 1956. The Bank operates under a Federal Bank Charter and provides full banking services. As a national bank, the subsidiary bank is subject to regulation of the Office of the Comptroller of the Currency. The area served by First National Bank of McMinnville is Warren County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and four branches.

         (C)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (D)      LOANS

                  Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unearned discount represents the unamortized amount of finance charges, principally related to certain installment loans. Interest income on most loans is accrued based on the principal amount outstanding.

                  Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  A loan is impaired when it is probable that the Company will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

                  The Company's consumer loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Company are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

                  The Company considers all loans on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower's financial condition, collateral, liquidation value, and other factors that affect the borrower's ability to pay.

                  Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

                  Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company's criteria for nonaccrual status.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

                  Generally, the Company also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

                  The Company's charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments; and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

                  The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996





(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (E)      ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

                  The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management's determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

         (F)      DEBT AND EQUITY SECURITIES

                  The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of the Statement, securities are classified in three categories and accounted for as follows:

                  -        Securities Held-to-Maturity

                           Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Amortization of premiums and accretion of discounts are recognized by the interest method.

                  -        Trading Securities

                           Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

                  -        Securities Available-for-Sale

                           Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Amortization and accretion of discounts are recognized by the interest method.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (F)      DEBT AND EQUITY SECURITIES, CONTINUED

                  No securities have been classified as trading securities.

                  Realized gains or losses from the sale of debt and equity securities are recognized based upon the specific identification method.

         (G)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

                  Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

         (H)      LONG-LIVED ASSETS

                  Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management has determined that no impairment loss need be recognized for its long-lived assets.

         (I)      OTHER REAL ESTATE

                  Real estate acquired in settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expense) or estimated fair value, less estimated cost of disposal. Based on periodic evaluations by management, the carrying values are reduced by a direct charge to earnings when they exceed net realizable value. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (J)      INCOME TAXES

                  Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                  The Company and its subsidiary file a consolidated Federal income tax return. Each corporation provides for income taxes on a separate-return basis.

         (K)      PENSION EXPENSE

                  The subsidiary accounts for its defined benefit pension plan under the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions". Accordingly, the net pension expense consists of service costs, interest cost, return on pension assets and amortization of unrecognized initial excess of projected benefits over plan assets and actuarial gains and losses.

         (L)      ADVERTISING COSTS

                  Advertising costs are expensed when incurred.

         (M)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank maintains deposits with other financial institutions in excess of the Federal insurance amounts. Management makes deposits only with financial institutions it considers to be financially sound.

         (N)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1997 and 1996 figures to conform to the presentation for 1998.

         (O)      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business the subsidiary bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Loans and allowance for possible loan losses at December 31, 1998 and 1997 are summarized as follows:

                                                                        In Thousands
                                                                ----------------------------
                                                                   1998               1997
                                                                   ----               ----

               Commercial, financial and agricultural           $  37,011             28,833
               Real estate - construction                           2,339              2,405
               Real estate - mortgage                              84,136             77,393
               Consumer                                             3,179              2,842
                                                                ---------           --------
                                                                  126,665            111,473
               Less allowance for possible loan losses             (1,495)            (1,314)
                                                                ---------           --------
                                                                $ 125,170            110,159
                                                                =========           ========


         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and officers of the Company, and to their affiliates. The aggregate dollar amount of these loans was $2,764,000 and $2,450,000 at December 31, 1998 and 1997, respectively. During 1998, $3,735,000 of such loans were made and repayments totaled $3,421,000. During 1997, $1,295,000 of such loans were made and repayments totaled $1,687,000. As of December 31, 1998, none of these loans were restructured, nor were any related party loans charged off during the past three years.

         No loans had been placed on non-accrual status during 1998 and 1997.

         The principal maturities on loans at December 31, 1998 are as follows:

                                                                 In Thousands
                                  ---------------------------------------------------------------------------
                                   Commercial,
                                   Financial
                                      and          Real Estate -  Real Estate-
                                  Agricultural     Construction     Mortgage        Consumer           Total
                                  ------------     -------------  ------------      --------          -------
          3 months or less          $ 4,876               -           8,502              841           14,219
          3 to 12 months             12,626           2,339           8,893              992           24,850
          1 to 5 years               17,012               -          54,487            1,346           72,845
          Over 5 Years                2,497               -          12,254                -           14,751
                                    -------          ------          ------          -------          -------

                                    $37,011           2,339          84,136            3,179          126,665
                                    =======          ======          ======          =======          =======


         At December 31, 1998, variable rate and fixed rate loans totaled approximately $9,912,000 and $116,753,000, respectively. At December 31, 1997, variable rate loans were approximately $14,362,000 and fixed rate loans totaled approximately $97,111,000.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         Transactions in the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:

                                                                         In Thousands
                                                          -----------------------------------------
                                                           1998              1997             1996
                                                           ----              ----             ----
          Balance, beginning of year                      $ 1,314            1,724            1,562
          Provision charged to operating expense              180              220              150
                                                          -------           ------           ------
                                                            1,494            1,944            1,712
                                                          -------           ------           ------

          Loans charged off                                   (37)            (660)             (98)
          Recoveries on losses                                 38               30              110
                                                          -------           ------           ------
                   Net recoveries (charge-offs)                 1             (630)              12
                                                          -------           ------           ------
          Balance, end of year                            $ 1,495            1,314            1,724
                                                          =======           ======           ======


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Warren County, Tennessee. At December 31, 1998, the Company had loans to customers in the nursery industry totaling approximately $11,243,000 as compared to $10,737,000 at December 31, 1997. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 1998 and 1997 were as follows:

                                            In Thousands
                                       ---------------------
                                        1998            1997
                                        ----            ----
          Recorded investment          $2,800          3,454
          Loan loss reserve            $  709            675


         The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was $2,726,000 and $4,116,000, respectively.

         The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $263,000 and $393,000 for 1998 and 1997, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Company's classification of securities at December 31, 1998 is as follows:

                                                                     Securities Held-To-Maturity
                                                      ---------------------------------------------------------
                                                                            In Thousands
                                                      ---------------------------------------------------------
                                                                                1998
                                                      ---------------------------------------------------------
                                                                       Gross           Gross          Estimated
                                                      Amortized      Unrealized      Unrealized         Market
                                                        Cost           Gains           Losses           Value
                                                      ---------      ----------      ----------       ---------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                               $16,451            218               8          16,661
          Obligations of states and political
            subdivisions                                26,761            995              26          27,730
          Corporate and other securities                   763             24             787
                                                                                                       ------
          Mortgage-backed securities                     2,242              2              29           2,215
                                                       -------          -----          ------          ------

                                                       $46,217          1,239              63          47,393
                                                       =======          =====          ======          ======

                                                                    Securities Available-For-Sale
                                                      -------------------------------------------------------
                                                                            In Thousands
                                                      -------------------------------------------------------
                                                                                 1998
                                                      -------------------------------------------------------
                                                                       Gross         Gross          Estimated
                                                      Amortized     Unrealized     Unrealized        Market
                                                        Cost           Gains         Losses          Value
                                                      ---------     ----------     ----------       ---------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                               $57,056          626             197          57,485
          Obligations of states and political
            subdivisions                                 1,528           69               -           1,597
          Corporate and other securities                   812            -               -             812
          Mortgage-backed securities                     1,922            -              73           1,849
                                                       -------          ---          ------          ------

                                                       $61,318          695             270          61,743
                                                       =======          ===          ======          ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 1997 consist of the following:

                                                                     Securities Held-To-Maturity
                                                      ---------------------------------------------------------
                                                                            In Thousands
                                                      ---------------------------------------------------------
                                                                                1997
                                                      ---------------------------------------------------------
                                                                        Gross          Gross          Estimated
                                                      Amortized       Unrealized     Unrealized        Market
                                                        Cost            Gains          Losses          Value
                                                      ---------       ----------     ----------       ---------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                               $21,094            419              23          21,490
          Obligations of states and political
            subdivisions                                22,399            732              14          23,117
          Corporate and other securities                   761             19               1             779
          Mortgage-backed securities                     2,241              -              43           2,198
                                                       -------          -----          ------          ------

                                                       $46,495          1,170              81          47,584
                                                       =======          =====          ======          ======


                                                                    Securities Available-For-Sale
                                                  ---------------------------------------------------------------
                                                                            In Thousands
                                                  ---------------------------------------------------------------
                                                                                 1997
                                                  ---------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                     Amortized      Unrealized       Unrealized         Market
                                                       Cost           Gains            Losses           Value
                                                  -------------    ------------      -----------     ------------
          U.S. Treasury and other U.S.
            Government agencies and
            corporations                          $      39,506             371               17           39,860
          Obligations of states and political
            subdivisions                                  1,515              55                -            1,570
          Corporate and other securities                    762               -                -              762
          Mortgage-backed securities                      1,730               -               54            1,676
                                                  -------------    ------------      -----------     ------------
                                                  $      43,513             426               71           43,868
                                                  =============    ============     ============     ============


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               In Thousands
                                                         -------------------------
          Securities Held-To-Maturity                                    Estimated
                                                         Amortized         Market
                                                            Cost           Value
                                                         ---------       ---------
          Due in one year or less                         $ 3,944           3,984
          Due after one year through five years             8,865           9,066
          Due after five years through ten years           15,927          16,500
          Due after ten years                              16,718          17,056
                                                          -------          ------
                                                           45,454          46,606
          Corporate and other securities                      763             787
                                                          -------          ------
                                                          $46,217          47,393
                                                          =======          ======


                                                               In Thousands
                                                         ------------------------
          Securities Available-For-Sale                                 Estimated
                                                         Amortized        Market
                                                            Cost          Value
                                                         ---------      ---------
          Due in one year or less                         $ 2,207           2,180
          Due after one year through five years             1,285           1,295
          Due after five years through ten years           31,154          31,554
          Due after ten years                              25,860          25,902
                                                          -------          ------
                                                           60,506          60,931
          Federal Home Loan Bank stock                        721             721
          Federal Reserve Bank stock                           91              91
                                                          -------          ------
                                                          $61,318          61,743
                                                          =======          ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:

                                                                     In Thousands
                                                      -------------------------------------------
                                                            For the Year Ended December 31,
                                                      -------------------------------------------
                                                        1998              1997              1996
                                                        ----              ----              ----
          Gross proceeds                              $ 17,383             5,284            9,578
                                                      ========           =======           ======

          Gross realized gains                        $     31           $    11               54
          Gross realized losses                             (9)              (20)            (147)
                                                      --------           -------           ------
                 Net realized gains (losses)          $     22                (9)             (93)
                                                      ========           =======           ======


         Included in the above gains and losses table are realized losses of $5,000 in 1998 and $12,000 in 1997 and realized gains of $13,000 in
         1996, respectively, related to calls of securities classified as held-to-maturity.

         The Company periodically applies the stress test to its securities portfolio. To meet the stress test a security's estimated market value should not decline more than certain percentages given certain assumed interest rate increases. The Company had no securities to fail the stress test at December 31, 1998.

         Securities with approximate carrying values of $34,245,000 (approximate market value of $34,415,000) and $15,251,000 (approximate market value of $15,367,000) at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.

         Included in the securities at December 31, 1998, are approximately $15,589,000 at amortized cost (approximate market value of $16,031,000) in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $1,925,000 (market value $1,839,000) at December 31, 1998 as compared to $3,489,000 (market value $3,415,000) at December 31, 1997.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $721,000 and $672,000 at December 31, 1998 and 1997, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1998 and 1997 is as follows:

                                                       In Thousands
                                                 -------------------------
                                                  1998              1997
                                                  ----              ----
          Land                                   $   426              426
          Buildings                                2,568            2,552
          Furniture and equipment                  1,730            1,722
                                                 -------           ------
                                                   4,724            4,700
          Less accumulated depreciation           (2,666)          (2,470)
                                                 -------           ------
                                                 $ 2,058            2,230
                                                 =======           ======


(5)      DEPOSITS

         Deposits at December 31, 1998 and 1997 are summarized as follows:

                                                                             In Thousands
                                                                      -------------------------
                                                                        1998               1997
                                                                        ----               ----
          Demand deposits                                             $ 19,085           21,241
          Negotiable order of withdrawal accounts                       23,401           19,479
          Money market demand accounts                                   7,198           10,449
          Savings deposits                                              26,539           23,713
          Certificates of deposit $100,000 or greater                   38,198           31,678
          Other certificates of deposit                                 59,329           56,674
          Individual retirement accounts $100,000 or greater             2,947            1,959
          Other individual retirement accounts                           8,608            7,698
                                                                      --------          -------
                                                                      $185,305          172,891
                                                                      ========          =======


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1998 are as follows:

                                                   In Thousands
                                ---------------------------------------------
                                Single Deposits   Single Deposits
              Maturity          Under $100,000    Over $100,000        Total
              --------          ---------------   ---------------     -------
          3 months or less          $15,848            7,565           23,413
          3 to 6 months              12,509           11,394           23,903
          6 to 12 months             16,087            9,987           26,074
          1 to 5 years               23,493           12,199           35,692
                                    -------          -------          -------
                                    $67,937           41,145          109,082
                                    =======          =======          =======


         The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1998 and 1997 were approximately $955,000 and $963,000, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements during 1998 and 1997 were $16,755,000 and $6,383,000, respectively. The average daily balance outstanding during 1998, 1997 and 1996 was $9,011,000, $3,968,000 and $3,529,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from Federal Home Loan Bank (FHLB) at December 31, 1998 consists of the following:


                                                                    Initial         In Thousands
            Original                                               Fixed Rate       ------------
            Note Date              Maturity Date       Rate         Period            Amount
            ---------              -------------       ----        ----------         ------
          April 9, 1998           April 9, 2008        5.08%       12 Months          $2,000
          April 30, 1998          April 30, 2008       5.60        24 Months           1,000
          April 30, 1998          April 30, 2008       5.31        12 Months           1,000
                                                                                      ------
                                                                                      $4,000
                                                                                      ======


         The FHLB has the right to convert the fixed rate on these advances at the end of the initial fixed rate period and on a quarterly basis thereafter with a one business day notice. If the conversion option is exercised, the advance will be converted to a three month LIBOR-based advance at a spread of zero basis points to the LIBOR index. Securities totaling $8,000,000 have been pledged to FHLB as collateral.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

                                                                  In Thousands
                                                         ------------------------------
                                                         1998         1997         1996
                                                         ----         ----         ----
          Non-interest income:
            Service charges on deposits                  $510          487          520
            Other fees and commissions                     42           37           43
            Commissions on fiduciary activities            27           49           66
            Security gains, net                            22            -            -
            Other income                                   71           45           30
                                                         ----          ---          ---
                  Total non-interest income              $672          618          659
                                                         ====          ===          ===

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE, CONTINUED

                                                                           In Thousands
                                                                ------------------------------------
                                                                 1998           1997           1996
                                                                 ----           ----           ----
          Non-interest expense:
            Salaries and employee benefits                      $2,422          2,310          2,144
            Occupancy expenses, net                                208            270            232
            Furniture and equipment expenses                       304            318            338
            FDIC insurance                                          21             20              2
            Security losses, net                                     -              9             93
            Loss on disposal of premises and equipment               -             43              -
            Other operating expenses                               914            880            891
                                                                ------          -----          -----
                  Total non-interest expense                    $3,869          3,850          3,700
                                                                ======          =====          =====


(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                               In Thousands
                                           --------------------
                                           1998            1997
                                           ----            ----
          Deferred tax asset:
            Federal                        $ 352            294
            State                             66             55
                                           -----           ----
                                             418            349
                                           -----           ----
          Deferred tax liability:
            Federal                         (299)          (261)
            State                            (56)           (49)
                                           -----           ----
                                            (355)          (310)
                                           -----           ----

                                           $  63             39
                                           =====           ====


         The tax effects of each type of significant item that gave rise to deferred taxes at December 31 are:

                                                                                    In Thousands
                                                                               --------------------
                                                                                    December 31,
                                                                                    ------------
                                                                                1998           1997
                                                                                ----           ----
          Financial statement allowance for possible loan losses
            in excess of tax allowance                                         $ 418            349
          Excess of depreciation deducted for tax purposes
            over the amounts deducted in the financial statements               (116)          (130)
          Book pension expense under the allowable tax deduction                 (58)           (45)
          Unrealized gain on investment securities available-for-sale           (162)          (135)
          FHLB stock dividends excluded for tax purposes                         (19)             -
                                                                               -----           ----

                                                                               $  63             39
                                                                               =====           ====

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                            In Thousands
                              ----------------------------------------
                              Federal           State           Total
                              -------           -----           ------
          1998
            Current           $ 1,413            343            1,756
            Deferred              (43)            (8)             (51)
                              -------           ----           ------
                 Total        $ 1,370            335            1,705
                              =======           ====           ======

          1997
            Current           $ 1,130            284            1,414
            Deferred              137             26              163
                              -------           ----           ------
                 Total        $ 1,267            310            1,577
                              =======           ====           ======

          1996
            Current           $ 1,160            293            1,453
            Deferred              (14)            (3)             (17)
                              -------           ----           ------
                 Total        $ 1,146            290            1,436
                              =======           ====           ======


         A reconciliation of actual income tax expense of $1,705,000, $1,577,000 and $1,436,000 for the years ended December 31, 1998, 1997 and 1996, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:


                                                                      In Thousands
                                                        -----------------------------------------
                                                         1998              1997             1996
                                                         ----              ----             ----
          Computed "expected" tax expense               $ 1,896            1,754            1,659
          State income taxes, net of Federal
            income tax benefit                              221              206              192
          Tax exempt interest, net of interest
            expense exclusion                              (406)            (376)            (414)
          Other, net                                         (6)              (7)              (1)
                                                        -------           ------           ------
                                                        $ 1,705            1,577            1,436
                                                        =======           ======           ======


         Total income tax expense for 1998 includes income tax expense of $8,000 related to gains on sales of securities. Income tax benefits of $3,000 and $35,000, respectively, related to losses on sales of securities are included in the 1997 and 1996 total income tax expense.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(10)     EMPLOYEE BENEFIT PLANS

         The subsidiary bank has in effect a defined benefit noncontributory pension plan which covers substantially all employees over 21 years of age after they have been employed one year. The subsidiary's funding policy provides that payments to the pension trust shall be an amount equal to the plan's actuarial determined normal cost plus an amount required to amortize the prior service cost over ten years.

         Reconciliation of the benefit obligation and the fair value of plan assets is as follows:

                                                            In Thousands
                                                      ------------------------
                                                       1998              1997
                                                       ----              ----
          Benefit obligation:
            Obligation at January 1                   $ 2,503            2,092
            Service costs                                 107               87
            Interest costs                                169              155
            Benefit payments                             (205)            (232)
            Actuarial gains                                 8              401
                                                      -------           ------
                   Obligation at December 31          $ 2,582            2,503
                                                      =======           ======

          Fair value of plan assets:
            Fair value at January 1                   $ 2,502            2,159
            Actual return on plan assets                  254              425
            Employer contributions                        127              150
            Benefit payments                             (205)            (232)
                                                      -------           ------
                   Fair value at December 31          $ 2,678            2,502
                                                      =======           ======


         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 1998 and 1997:

                                                                                   In Thousands
                                                                            -------------------------
                                                                              1998              1997
                                                                              ----              ----
          Actuarial present value of benefit obligations:
            Accumulated benefit obligation, including vested
               benefits of $1,731,000 and $1,673,000, respectively          $ 1,754             1,689
                                                                            =======            ======

          Actuarial present value of projected benefits obligation          $ 2,582             2,503
          Plan assets at fair market value                                    2,678             2,502
                                                                            -------            ------
            Excess of plan assets (over) under the projected
               benefit obligation                                               (96)                1
            Unamortized net asset being recognized over 30 years               (396)             (418)
            Unrecognized net gain                                               339               297
                                                                            -------            ------
                 Net pension liability recognized in the
                   consolidated balance sheets                              $  (153)             (120)
                                                                            =======            ======

            Discount rate                                                       6.5%              6.5%
                                                                            =======            ======

            Rate of increase in compensation levels                               5%                5%
                                                                            =======            ======

            Long-term rate of return on assets                                    8%                8%
                                                                            =======            ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(10)     EMPLOYEE BENEFIT PLANS, CONTINUED

         Total pension expense including prior service costs amortization amounted to $95,000 in 1998, $71,000 in 1997 and $82,000 in 1996. The
         pension expense for 1998, 1997 and 1996 is comprised of the following components:


                                                                   In Thousands
                                                       -----------------------------------
                                                        1998           1997           1996
                                                        ----           ----           ----
          Service cost-benefits earned during
            the period                                 $ 107             87             82
          Interest cost on projected benefit
            obligation                                   169            155            140
          Expected return on plan assets                (199)          (172)          (144)
          Net amortization and deferral                   18              1              4
                                                       -----           ----           ----

                                                       $  95             71             82
                                                       =====           ====           ====


         In December, 1988 the Bank adopted a 401(k) plan which covers eligible employees. To be eligible, an employee must have obtained the age of 21 and must have completed 1 year of service. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1998, 1997 and 1996, the Bank contributed $43,000, $45,000 and $41,000, respectively, to the plan.

(11)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its wholly-owned subsidiary are subject to regulatory capital requirements administered by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Company's and the Bank's capital status and the amounts of dividends the subsidiary may distribute. At December 31, 1998, management believes that the Company and the Bank meet all such capital requirements to which they are subject.

         The Company and the Bank are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1998, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4% and 8%, respectively. The Company's actual ratios at that date were 26.3% and 27.4%, respectively. The leverage ratio at December 31, 1998 was 14.1% and the minimum requirement was 4%.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(12)     COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is party to litigation and claims arising in the normal course of business. There is presently pending in Warren County Courts two lawsuits in which the beneficiaries and co-trustees have objected to fees charged to a trust and to the manner in which the trust was handled. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

         The Company has an unsecured $2,000,000 line of credit with another financial institution. The Bank has lines of credit with other financial institutions totaling $10,000,000. At December 31, 1998 there was $2,000,000 outstanding balance under these lines of credit. At December 31, 1997, there was no outstanding balances under these lines of credit.

         The term "Year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). To address the Year 2000 issue, the Company has appointed a Year 2000 Committee to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve Year 2000 compliance.

         Areas being addressed by the Committee include:

                  - Company's primary data processing system. This is of the highest priority for day to day operations, accounting and success of the Company.

                  - Government systems, such as the Federal Reserve Bank for check clearing, wire transfers, and the free flow and exchange of funds between institutions are absolutely critical.

                  - The internal PC hardware and software systems within the Company, along with telecommunications systems.

                  - The primary securities portfolio accounting and safekeeping system for the Bank.

                  - Credit administration - the committee is reviewing the risk associated with Year 2000 status of the Company's loan customers and depositors.

                  - Status of Company's primary vendors' Year 2000 compliance.

         Management does not currently believe that the costs of assessment, remediation, or replacement of the Company's systems, or the potential failure of third parties' systems will have a material adverse effect on the Company's business, financial condition, results of operations, or liquidity.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(13)     CONCENTRATION OF CREDIT RISK

         Substantially all of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area. Virtually all such customers are depositors of the Bank. Investment in state and municipal securities also include governmental entities within the Company's market area. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.

         At December 31, 1998, the Company's cash and due from banks included commercial bank deposit accounts aggregating $3,851,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

(14)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                              In Thousands
                                                        ---------------------
                                                              Contract or
                                                            Notional Amount
                                                        ---------------------
                                                         1998            1997
                                                         ----            ----
          Financial instruments whose contract
            amounts represent credit risk:
               Commercial loan commitments              $  377          1,309
               Unfunded lines-of-credit                  5,062          6,827
               Letters of credit                         1,309          1,379
                                                        ------          -----
                      Total                             $6,748          9,515
                                                        ======          =====


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral normally consists of real property.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997


                                                                                           In Thousands
                                                                                           ------------
                                                                                      1998               1997
                                                                                      ----               ----
                                        ASSETS

          Cash                                                                     $  1,235*             1,328*
          Investment in commercial bank subsidiary                                   34,762*            32,296*
          Due from commercial bank subsidiary                                             9*                 5*
                                                                                   --------            -------

               Total assets                                                        $ 36,006             33,629
                                                                                   ========            =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY

          Dividend payable                                                         $  1,120              1,072
                                                                                   --------            -------

          Stockholders' equity:
            Common stock, par value $2.50 per share, authorized
               5,000,000 shares, issued 606,795 shares and
               605,800, respectively                                                  1,517              1,514
            Additional paid-in capital                                                1,623              1,568
            Retained earnings                                                        34,017             31,561
            Net unrealized gains on available-for-sale securities,
               net of income taxes of $162,000 and $135,000, respectively               264                220
                                                                                   --------            -------
                                                                                     37,421             34,863
            Less cost of treasury stock of 73,369 shares in
               1998 and 69,696 in 1997                                               (2,535)            (2,306)
                                                                                   --------            -------
                   Total stockholders' equity                                        34,886             32,557
                                                                                   --------            -------

                   Total liabilities and stockholders' equity                      $ 36,006             33,629
                                                                                   ========            =======




*Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1998




                                                                         ------------------------------------------
                                                                                        In Thousands
                                                                         ------------------------------------------
                                                                          1998              1997            1996
                                                                          ----              ----            ----
          Income:
            Dividends from commercial bank subsidiary                    $ 1,467*           1,512*           2,126*

          Other expenses                                                      31               14               13
                                                                         -------            -----           ------

                 Earnings before Federal income tax
                   benefits and equity in undistributed
                   earnings of commercial bank subsidiary                  1,436            1,498            2,113

          Federal income tax benefits                                         12                5                5
                                                                         -------            -----           ------
                                                                           1,448            1,503            2,118
          Equity in undistributed earnings of
            commercial bank subsidiary                                     2,422*           2,078*           1,326*
                                                                         -------            -----           ------

                       Net earnings                                        3,870            3,581            3,444

          Other comprehensive earnings, net of tax:
            Unrealized gains (losses) on available-for-sale
               securities arising during the year, net of taxes
               of $35,000 and $199,000 and tax benefits of
               $178,000, respectively                                         58              325             (291)
            Less: reclassification adjustment for losses
               (gains) included in net earnings, net of tax
               expense of $8,000 and income tax benefits of
               $3,000 and $35,000, respectively                              (14)               6               58
                                                                         -------            -----           ------
                       Other comprehensive earnings (loss)                    44              331             (233)
                                                                         -------            -----           ------

                       Comprehensive earnings                            $ 3,914            3,912            3,211
                                                                         =======            =====           ======


         *Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1998


                                                                                  In Thousands
                                                       --------------------------------------------------------------------
                                                                                                         Net
                                                                                                      Unrealized
                                                                                                     Gains (Losses)
                                                                Additional                            On Available-
                                                       Common     Paid-In      Retained     Treasury    For-Sale
                                                        Stock     Capital      Earnings      Stock     Securities     Total
                                                       -------  ----------     --------     -------- --------------   ------
Balance December 31, 1995                               $1,512      1,512       27,171       (1,428)       122        28,889
Net earnings                                                 -          -        3,444            -          -         3,444

Cash dividends declared ($2.40 per
   share)                                                    -          -       (1,294)           -          -        (1,294)

Cost of 14,388 shares of treasury stock                      -          -            -         (781)         -          (781)

Net change in unrealized gains
   (losses) on available-for-sale securities
   during the year, net of income tax
   benefits of $142,000                                      -          -            -            -       (233)         (233)
                                                        ------      -----      -------       ------       ----       -------
Balance December 31, 1996                                1,512      1,512       29,321       (2,209)      (111)       30,025
Net earnings                                                 -          -        3,581            -          -         3,581

Issuance of 1,000 shares of common stock                     2         56            -            -          -            58

Cash dividends declared ($2.50 per share)                    -          -       (1,341)           -          -        (1,341)

Cost of 1,679 shares of treasury stock                       -          -            -          (97)         -           (97)

Net change in unrealized gains (losses)
   on available-for-sale securities during
   the year, net of income taxes of $203,000                 -          -            -            -        331           331
                                                        ------      -----      -------       ------       ----       -------
Balance December 31, 1997                                1,514      1,568       31,561       (2,306)       220        32,557
Net earnings                                                 -          -        3,870            -          -         3,870
Issuance of 995 shares of common stock                       3         55            -            -          -            58

Cash dividends declared ($2.65 per share)                    -          -       (1,414)           -          -        (1,414)

Cost of 3,673 shares of treasury stock                       -          -            -         (229)         -          (229)
Net change in unrealized gains
   (losses) on available-for-sale securities
   during the year, net of income taxes of $27,000           -          -            -            -         44            44
                                                        ------      -----      -------       ------       ----       -------
Balance December 31, 1998                               $1,517      1,623       34,017       (2,535)       264        34,886
                                                        ======      =====      =======       ======       ====       =======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                      In Thousands
                                                                        -----------------------------------------
                                                                          1998             1997             1996
                                                                          ----             ----             ----
          Cash flows from operating activities:
            Cash paid to suppliers                                      $   (31)             (14)             (13)
            Income tax benefit received from
               commercial bank subsidiary                                     8                -                5
                                                                        -------           ------           ------

                 Net cash used in operating activities                      (23)             (14)              (8)
                                                                        -------           ------           ------

          Cash flows from investing activities:
            Dividend received from commercial bank subsidiary             1,467            1,512            2,126
                                                                        -------           ------           ------
                 Net cash provided by investing activities                1,467            1,512            2,126
                                                                        -------           ------           ------

          Cash flows from financing activities:
            Proceeds from issuance of short-term notes payable                -                -               45

            Repayment of short-term notes payable                             -                -              (45)

            Dividends paid                                               (1,366)          (1,290)          (1,238)
            Payments made to acquire treasury stock                        (229)             (97)            (781)
            Proceeds from issuance of common stock                           58               58                -
                                                                        -------           ------           ------

                 Net cash used in financing activities                   (1,537)          (1,329)          (2,019)
                                                                        -------           ------           ------

                 Net (decrease) increase in cash and
                   cash equivalents                                         (93)             169               99

          Cash and cash equivalents at beginning of year                  1,328            1,159            1,060
                                                                        -------           ------           ------

          Cash and cash equivalents at end of year                      $ 1,235            1,328            1,159
                                                                        =======           ======           ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(15)     FIRST MCMINNVILLE CORPORATION
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                                    In Thousands
                                                                                       -----------------------------------------
                                                                                        1998             1997              1996
                                                                                        ----             ----              ----
          Reconciliation of net earnings to net cash used in operating activities:
                 Net earnings                                                          $ 3,870            3,581            3,444

          Adjustments to reconcile net earnings to net cash used in operating activities:
               Equity in earnings of commercial bank subsidiary                         (3,889)          (3,590)          (3,452)
               Decrease in other assets, net                                                (4)              (5)               -
                                                                                       -------           ------           ------
                 Total adjustments                                                      (3,893)          (3,595)          (3,452)
                                                                                       -------           ------           ------

                 Net cash used in operating activities                                 $   (23)             (14)              (8)
                                                                                       =======           ======           ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

         Cash and short-term investments

                  For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investments and Mortgage-Backed Securities

                  The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                  SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

         Loans

                  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                  The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

                  The estimated maturity for mortgages is modified from the contractual terms to give consideration to management's experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         Loans, Continued

              The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the subsidiary bank's internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

         Deposit Liabilities

              The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

         Securities Sold Under Repurchase Agreements

              The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.

         Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

              Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1998 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         The carrying value and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                                                 In Thousands
                                                     ----------------------------------------------------------------------
                                                                   1998                                 1997
                                                     ---------------------------------    ---------------------------------

                                                        Carrying                             Carrying
                                                         Amount         Fair Value            Amount         Fair Value
                                                         ------         ----------            ------         ----------
              Financial assets:
                Cash and short-term investments      $      5,241               5,241            7,211             7,211
                Securities                                107,960             109,136           90,363            91,452
                Loans                                     126,665                              111,473
                Less:  allowance for loan losses            1,495                                1,314
                                                     ------------     ---------------     ------------     -------------
                Loans, net of allowance                   125,170             125,685          110,159           110,404
                                                     ------------     ---------------     ------------     -------------

              Financial liabilities:
                Deposits                                  185,305             185,963          172,891           173,194
                Securities sold under
                   repurchase agreements                   13,699              13,699            4,350             4,350
                Federal funds purchased                     2,000               2,000                -                 -
                Advances from FHLB                          4,000               4,236                -                 -

              Unrecognized financial instruments:
                   Commitments to extend credit                 -                   -                -                 -
                   Standby letters of credit                    -                   -                -                 -


         Limitations

              Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         Limitations, Continued

              Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(17)     EARNINGS PER SHARE (EPS)

         Statement of Financial Accounting Standards ("SFAS") 128 "Earnings Per Share" established uniform standards for computing and presenting earnings per share. SFAS 128 replaces the presentation of primary earnings per share with the presentation of basic earnings per share and diluted earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

         The following is a summary of components comprising basic and diluted earnings per share (EPS):

          (In Thousands, except share amounts)             1998              1997             1996
                                                           ----              ----             ----
          Basic EPS Computation:
            Numerator - income available to
               common shareholders                       $  3,870            3,581            3,444
                                                         --------          -------          -------
            Denominator - weighted average
               number of common shares
               outstanding                                534,479          536,362          543,116
                                                         --------          -------          -------

            Basic earnings per common share              $   7.24             6.68             6.34
                                                         ========          =======          =======

          Diluted EPS Computation:
            Numerator                                    $  3,870            3,581            3,444
                                                         --------          -------          -------

            Denominator:
               Weighted average number of
                 common shares outstanding                534,479          536,362          543,116
               Dilutive effect of stock options               950              154                -
                                                         --------          -------          -------
                                                          535,429          536,516          543,116
                                                         --------          -------          -------

          Diluted earnings per common share              $   7.23             6.67             6.34
                                                         ========          =======          =======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(18)     STOCK OPTION PLAN

         In April, 1997, the stockholders of the Company approved the First McMinnville Corporation 1997 Stock Option Plan (The "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options for up to 57,500 shares of common stock to directors and employees of the Company.

         Under the Stock Option Plan awards may be granted in the form of incentive stock options or nonstatutory stock options, and are exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

         SFAS 123, "Accounting for Stock Based Compensation" (SFAS 123) setsforth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for the stock option plan. However, under SFAS 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net earnings and basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below:

               (In Thousands)                             1998                 1997              1996
                                                          ----                 ----              ----
          Net earnings:
            As Reported                               $      3,870             3,581             3,444
            Proforma                                  $      3,836             3,569             3,444

          Basic earnings per common share:
            As Reported                               $       7.24              6.68              6.34
            Proforma                                  $       7.18              6.65              6.34

          Diluted earnings per common share:
            As Reported                               $       7.23              6.67              6.34
            Proforma                                  $       7.16              6.65              6.34


         Accordingly, due to the initial phase-in period, the effects of applying this statement for proforma disclosures are not likely to be representative of the effects on reported net earnings for future years.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996


(18)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 1998 is as follows:

                                                                    Weighted                           Weighted
                                                                    Average                            Average
                                                                    Exercise                           Exercise
                                                    Shares           Price            Shares            Price
                                                    ------          --------          ------           --------
          Outstanding at beginning of
            year                                    40,000           $58.15                -           $    -
          Granted                                        -                -           41,000            58.15

          Exercised                                   (995)           58.15           (1,000)           58.15
          Forfeited                                   (720)           58.15                -                -
                                                   -------           ------          -------           ------
          Outstanding at end of year                38,285           $58.15           40,000           $58.15
                                                   =======           ======          =======           ======

          Options exercisable at year end           12,265
                                                   =======

         The following table summarizes information about fixed stock options at December 31, 1998:

                                  Options Outstanding                                 Options Exercisable
              -------------------------------------------------------------       --------------------------
                                                                 Weighted
                                                 Weighted        Average                            Weighted
               Range of           Number         Average        Remaining            Number          Average
               Exercise        Outstanding       Exercise      Contractual        Exercisable       Exercise
               Prices          at 12/31/98         Price           Life           at 12/31/98         Price
              ---------        -----------      ---------      -----------        -----------      ---------

              $   58.15           38,285        $   58.15       5.5 years            12,265        $   58.15