Form 10-K405, Exhibit 13
period 1999-12-31
FIRST MCMINNVILLE CORP
filed 2000-03-29
CIK 743397

                                   EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

      Portions of the Annual Report to Security Holders are incorporated herein by reference. These portions are "Selected Financial Data," the Management's Discussion and Analysis of Financial Condition and Results of Operation," and the Company's Consolidated Financial Statements for the year ended December 31, 1999. This Exhibit is omitted in the paper copy pursuant to Instruction G(2) of the Instructions to Form 10-K.

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

      In a market such as Warren County, management believes there is an opportunity to increase the loan portfolio. The Company has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Company's intention to limit the size of its loan portfolio to approximately 75% to 80% of deposit balances; however, the quality of lending opportunities as

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


well as the desired loan to deposit ratio will determine the size of the loan portfolio. As a practice, the Company generates substantially all of its own loans and occasionally buys participations from other institutions. The Company attempts, to the extent practical, to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Company's policy is to have a diverse loan portfolio. At December 31, 1999, the nursery industry constituted the largest single industry segment and accounted for $11,399,000 (8.42% of the Company's loan portfolio) as compared to $11,243,000 or 8.88% in 1998. No other segment accounted for more than 10% of the portfolio. Management is not aware of any adverse trends or expected losses in respect to the nursery industry.

CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

      Regulations of the Office of the Comptroller of the Currency ("OCC") establish required minimum capital levels for the Bank. Under these regulations, national banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. The Company and its national bank subsidiary must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a Total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a national bank to be considered "adequately capitalized" under the OCC's "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Company has a Tier 1 risk based ratio of 26.7%, a total risk-based capital ratio of 27.8% and a leverage capital ratio of 14.2%, and was therefore within the "well capitalized" category under the regulations. The subsidiary bank's ratios were substantially the same as those setforth for the Company.

      Dividends of $1,491,000 and $1,414,000 were declared during 1999 and 1998, respectively. Principally because of the high percent of equity capital, the return on equity is lower than banks in the Company's peer group. Cash dividends are anticipated to be increased in 2000 if profits increase. The dividend payout ratio (dividends declared divided by net earnings) was 35.4%, 36.5% and 37.4% in 1999, 1998 and 1997, respectively. No material changes in the mix or cost of capital is anticipated in the foreseeable future.

      The dividends by the Company are primarily funded by dividends received by the Company from the Bank. The Bank is limited by law, regulation and prudence as to the amount of dividends it can pay. At December 31, 1999, under the most restrictive of these regulatory limits, the Bank could declare in 2000 cash dividends in an aggregate amount of up to approximately $9.6 million, plus any 2000 net earnings, without prior approval of the Comptroller of the Currency. Because of sound business considerations and other Regulatory capital requirements, it is unlikely that the Company would ever pay a significant portion of this amount as dividends.

FINANCIAL CONDITION

      During 1999, total assets increased $20,680,000 or 8.5% from $243,027,000 at December 31, 1998 to $263,707,000 at

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


December 31, 1999. Loans, net of allowance for possible loan losses, increased from $125,170,000 to $133,873,000 or 7.0% during fiscal year 1999. The aggregate increases in loans for 1999 was due primarily to a 10% increase in real estate - mortgage loans accompanied by a 2.7% increase in commercial, financial and agricultural loans.

      Securities increased 9.3% from $107,960,000 at December 31, 1998 to $117,971,000 at December 31, 1999. The carrying value of securities of U.S. Treasury and other U.S. Government obligations increased $8,778,000, obligations of state and political subdivisions increased $1,339,000, corporate and other securities increased $129,000 and there was a decrease in mortgage backed securities of $235,000. At December 31, 1999 the market value of the Company's securities portfolio was less than its amortized cost by $7,043,000 (5.7%). At December 31, 1998 the market value of the Company's securities portfolio exceeded its amortized cost by $1,601,000 (1.5%). The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 1999 was 7.08% as compared to an average yield of 7.13% at December 31, 1998.

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

      The Company's classification of securities as of December 31, 1999 is as follows:



--------------------------------------------------------------------------------------
                                          HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                       ---------------------   -----------------------
                                                   ESTIMATED                ESTIMATED
                                       AMORTIZED    MARKET      AMORTIZED     MARKET
                                         COST       VALUE         COST        VALUE
                                         ----       -----         ----        -----
                                                        (In Thousands)
       U.S. Treasury and
          other U.S. government
          agencies and corporations      $ 4,776       4,437      83,525      77,938
       Obligations of states and
          political subdivisions          28,549      27,732       1,139       1,148
       Corporate and other
          securities                        --          --         1,864       1,704
       Mortgage-backed securities          2,244       2,192       1,709       1,612
                                         -------      ------      ------      ------

                                         $35,569      34,361      88,237      82,402
                                         =======      ======      ======      ======

--------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      During 1997 the net increase in capital included $331,000 which represents the unrealized appreciation in securities available-for-sale of $534,000 net of applicable tax benefit of $203,000. During the year ended December 31, 1998, the net increase in capital included $44,000 which represents the unrealized appreciation in securities available-for-sale of $71,000 net of applicable taxes of $27,000. During the year ended December 31, 1999, the net increase in capital included $3,884,000 which represents the unrealized loss on securities available-for-sale of $6,261,000 net of applicable taxes of $2,377,000.

      The increase in assets in 1999 was funded primarily by increases in deposits, securities sold under repurchase agreements, Federal funds purchased and advances from the Federal Home Loan Bank. Total deposits increased from $185,305,000 at December 31, 1998 to $195,924,000 at December 31, 1999
representing an increase of 5.7%. Demand deposits decreased 8.0% from $19,085,000 at December 31, 1998 to $17,556,000 at December 31, 1999.
Additionally, increases in certificates of deposit and individual retirement accounts of $6,701,000 (6.1%) contributed to the increases in deposits for 1999. Securities sold under repurchase agreements increased $2,170,000 during 1999 and were also used to fund increases in assets. Federal funds purchased and advances from Federal Home Loan Bank increased $6,000,000 and $3,200,000, respectively, in 1999. The subsidiary bank has unused lines of credit of $5,000,000 and the Company has an unused line of credit of $2,000,000 at December 31, 1999.

      The Company's allowance for loan losses at December 31, 1999 was $1,502,000 as compared to $1,495,000 at December 31, 1998. Non-performing loans amounted to $182,000 at December 31, 1999 compared to $273,000 at December 31, 1998. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net recoveries to average outstanding loans totaled $1,000 for 1998. Net charge-off's totaled $173,000 for 1999. The provision for possible loan losses was $180,000 in 1999 and 1998 and $220,000 in 1997. The net charge-off's in 1999 and 1997 are not considered by management to be a trend. The net charge-offs in 1997 relate primarily to one customer.

      The allowance for possible loan losses, amounting to $1,502,000 at December 31, 1999, represents 1.11% of total loans outstanding. At December 31, 1998, the allowance for possible loan losses represented 1.18% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 1999 to be adequate.

LIQUIDITY

      Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Company. The Company's loan to deposit ratio was approximately 69.1% and 68.4% at December 31, 1999 and December 31, 1998, respectively.

      The Company's investment portfolio, as represented above, consists of earning assets that provide interest income.

      Funds management decisions must reflect management's intent to maintain profitability in both the immediate and long-term earnings. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position of the Bank. These meetings

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


focus on the spread between the subsidiary bank's cost of funds and interest yields generated primarily through loans and investments.

         First McMinnville Corporation presently maintains a liability sensitive position over the 2000 year or a negative gap. Liability sensitivity means that more of the Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 1999:


   ---------------------------------------------------------------------------------------------------------------------
     INTEREST-RATE SENSITIVITY                                                                     ONE YEAR
               GAPS:                   REPRICE            1-90            91-180      181-365        AND
          (IN THOUSANDS)             IMMEDIATELY          DAYS             DAYS        DAYS         LONGER      TOTAL
   ------------------------------  -------------------------------------------------------------------------------------
   Interest-earning assets           $       --            49,462         17,377       21,731       164,776     253,346
   Interest-bearing liabilities             8,000         122,137         31,120       25,631        22,549     209,437
                                     ------------       ---------        -------      -------      --------     -------

   Interest rate sensitivity         $     (8,000)        (72,675)       (13,743)      (3,900)      142,227      43,909
                                     ============       =========        =======      =======      ========     =======

   Cumulative gap                    $     (8,000)        (80,675)       (94,418)      (98,318)      43,909
                                     ============       =========        =======      ========      =======
   Interest rate sensitivity
     gap as a % of total
     assets                                 (3.03)%        (27.56)%        (5.21)%       (1.48)%      53.93%
                                     ============       =========        ========     ========      =======
   Cumulative gap as a
     % of total assets                      (3.03)%        (30.59)%       (35.80)%      (37.28)%      16.65%
                                     ============       =========        =======      ========      =======
   ---------------------------------------------------------------------------------------------------------------------

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

RESULTS OF OPERATIONS

      Net earnings for the year ended December 31, 1999 were $4,216,000, an increase of $346,000 or 8.9% from fiscal year 1998. Net earnings for 1998 totaled $3,870,000 which was an increase of $289,000 or 8.1% from $3,581,000 for 1997. Basic earning per common share was $7.91 in 1999, $7.24 in 1998 and $6.68 in 1997. Diluted earnings per common share were $7.88, $7.23 and $6.67 in 1999, 1998 and 1997, respectively. Average earning assets increased $18,008,000 for the year ended December 31, 1999 as compared to the year ended December 31, 1998. Average earning assets increased $29,709,000 for the year ended December 31, 1998 as compared to year ended December 31, 1997. Additionally, the net interest spread decreased from 3.69% in 1998 to 3.65% in

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


1999. The net interest spread was 4.09% in 1997. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis. The decrease in the net interest spread is attributable to funding of interest bearing assets by increases in securities sold under repurchase agreements, Federal funds purchased and advances from the Federal Home Loan Bank. These items typically have higher interest rates than are paid on customer deposits. There was a decrease in average non-interest bearing demand deposits in 1999 of $1,578,000.

      Net interest income before provision for loan losses for 1999 totaled $9,434,000 as compared to $8,952,000 for 1998 and $8,610,000 for 1997. The provision for loan losses was $180,000 in 1999 and 1998 and $220,000 in 1997. Net charge-off's in 1999 were $173,000 as compared to net recoveries of $1,000 in 1998 and net charge-offs of $630,000 in 1997. The 1999 and 1997 charge-offs are unrelated to the nursery business and management does not consider the charge-off's to be a trend.

      Non-interest income increased 25.9% to $846,000 in 1999 from $672,000 in 1998. The increase is primarily the result of the sale of a former branch facility at a gain of $166,000. Non-interest income of $672,000 in 1998 was an increase of approximately 8.7% from $618,000 in 1997. The increase in 1998 resulted primarily from increases in service charges on deposits.

      Non-interest expense increased 2.3% to $3,958,000 in 1999 from $3,869,000 in 1998. Non-interest expense was $3,850,000 in 1997. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and fixtures expenses, data processing, Federal Deposit Insurance premiums, supplies and general operating costs increased commensurate with the continued growth of the Company. The increase in 1999 was primarily attributable to an increase in salaries and employment benefits of $91,000 (3.8%) and increases in other operating expenses ($12,000 or 1.3%). These increases in 1999 were offset by a decrease of $5,000 in occupancy expenses and $11,000 furniture and equipment expenses. The non-interest expense increased approximately 0.5% from 1997 to 1998 and was due primarily to increases in salaries and employees benefits with an offset from the decrease in furniture and equipment expenses, occupancy expenses and securities losses.

      Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Company's liquidity, capital resources or operations.

YEAR 2000 ISSUES

      The term "Year 2000 issues" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field, and are thereby able to differentiate between years in the twentieth and twenty-first centuries ending with the same two digits (e.g., 1900 and 2000). The Company has not identified any significant problems related to the change to Year 2000. The Company estimates its cost for becoming Year 2000 compliant totaled approximately $200,000 which consisted primarily of personnel costs and promotion of customer awareness. There were minimal costs related to renovations because there were no major renovations, upgrades or software conversions needed. The personnel costs were expensed through the regular salary structure.

      Management is not aware of any of the Company's customers that have experienced significant problems related to the Year 2000 Issue.

IMPACT OF INFLATION

      Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1999.


-----------------------------------------------------------------------------------------------------------------------------------
        HELD FOR PURPOSES                 EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
        OTHER THAN TRADING            ---------------------------------------------------------                              FAIR
          (IN THOUSANDS)                  2000       2001          2002         2004      2009     THEREAFTER    TOTAL       VALUE
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:

  Loans, net of unearned interest    $   43,898     19,108       12,916       45,334     10,145        3,974    135,375     132,069
    Average interest rate                  8.41%      8.72%        8.19%        7.81%      7.89%        7.75%      8.12%

  Securities                             44,670     21,590        8,166       11,279     19,620       12,646    117,971     116,763
                                           7.12%      6.94%        7.11%        7.18%      6.93%        6.76%      7.01%
INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits         97,234     14,829        3,603          117       --           --      115,783     115,874
    Average interest rate                  5.26%      5.64%        6.11%        5.58%      --           --         5.33%

  Negotiable order of withdrawal         26,167       --           --           --         --           --       26,167      26,167
    accounts                               2.71%      --           --           --         --           --         2.71%

  Money market demand accounts            8,504       --           --           --         --           --        8,504       8,504
    Average interest rate                  2.93%      --           --           --         --           --         2.93%

  Savings deposits                       27,914       --           --           --         --           --       27,914      27,914
    Average interest rate                  3.49%      --           --           --         --           --         3.49%

  Securities sold under repurchase       15,869       --           --           --         --           --       15,869      15,869
    agreements                             4.17%      --           --           --         --           --         4.17%

  Advances from Federal                   3,200       --           --           --        4,000         --        7,200       7,232
    Home Loan Bank                         5.88%      --           --           --         5.27%        --         5.54%

-----------------------------------------------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
First McMinnville Corporation:

We have audited the accompanying consolidated balance sheets of First McMinnville Corporation and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First McMinnville Corporation and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Nashville, Tennessee
January 18, 2000

                          FIRST MCMINNVILLE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998


                                                                        In Thousands
                                                                  ------------------------
                                                                    1999            1998
                                                                    ----            ----

                            ASSETS

Loans, less allowance for possible loan losses
   of $1,502,000 and $1,495,000, respectively                     $ 133,873        125,170
Securities:
   Held-to-maturity, at amortized cost (market value
     $34,361,000 and $47,393,000, respectively)                      35,569         46,217
   Available-for-sale, at market (amortized cost
     $88,237,000 and $61,318,000, respectively)                      82,402         61,743
                                                                  ---------       --------
                  Total securities                                  117,971        107,960
                                                                  ---------       --------

                  Total earning assets                              251,844        233,130
                                                                  ---------       --------

Cash and due from banks                                               4,665          5,241
Premises and equipment, net                                           1,904          2,058
Accrued interest receivable                                           2,327          2,034
Deferred tax asset                                                    2,402             63
Other real estate                                                        74             11
Other assets                                                            491            490
                                                                  ---------       --------

                  Total assets                                    $ 263,707        243,027
                                                                  =========       ========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                          $ 195,924        185,305
Securities sold under repurchase agreements                          15,869         13,699
Federal funds purchased                                               8,000          2,000
Advances from Federal Home Loan Bank                                  7,200          4,000
Accrued interest and other liabilities                                3,114          3,137
                                                                  ---------       --------
                  Total liabilities                                 230,107        208,141
                                                                  ---------       --------

Stockholders' equity:
   Common stock, par value $2.50 per share, authorized
     5,000,000, issued 609,150 and 606,795 shares,
     respectively                                                     1,523          1,517
   Additional paid-in capital                                         1,754          1,623
   Retained earnings                                                 36,742         34,017
   Net unrealized (losses), gains on available-for-sale
     securities, net of income tax benefit of $2,215,000
     and income taxes of $162,000, respectively                      (3,620)           264
                                                                  ---------       --------
                                                                     36,399         37,421
Less cost of treasury stock of 77,220 shares in 1999 and
   73,369 shares in 1998                                             (2,799)        (2,535)
                                                                  ---------       --------
                  Total stockholders' equity                         33,600         34,886
                                                                  ---------       --------

COMMITMENTS AND CONTINGENT LIABILITIES

                  Total liabilities and stockholders' equity      $ 263,707        243,027
                                                                  =========       ========



See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1999



                                                                                In Thousands,
                                                                          Except Per Share Amount
                                                                   ------------------------------------
                                                                     1999           1998         1997
                                                                     ----           ----         ----
Interest income:
   Interest and fees on loans                                      $ 10,892        10,087         9,878
   Interest and dividends on securities:
     Taxable securities                                               6,037         5,773         4,396
     Exempt from Federal income taxes                                 1,452         1,369         1,180
   Interest on Federal funds sold                                        12           172           231
   Interest on interest-bearing deposits in financial
       institutions                                                    --               5             6
                                                                   --------       -------       -------
                  Total interest income                              18,393        17,406        15,691
                                                                   --------       -------       -------

Interest expense:
   Interest on negotiable order of withdrawal accounts                  707           533           477
   Interest on money market demand and savings accounts               1,202         1,137         1,129
   Interest on certificates of deposit                                5,968         6,256         5,347
   Interest on securities sold under repurchase agreements
     and short-term debt                                                594           353           118
   Interest on advances from Federal Home Loan Bank                     280           147          --
   Interest on Federal funds purchased                                  208            28            10
                                                                   --------       -------       -------
                  Total interest expense                              8,959         8,454         7,081
                                                                   --------       -------       -------

Net interest income before provision for possible loan losses         9,434         8,952         8,610
Provision for possible loan losses                                      180           180           220
                                                                   --------       -------       -------
Net interest income after provision for possible loan losses          9,254         8,772         8,390

Non-interest income                                                     846           672           618
Non-interest expense                                                 (3,958)       (3,869)       (3,850)
                                                                   --------       -------       -------
                  Earnings before income taxes                        6,142         5,575         5,158

Income taxes                                                          1,926         1,705         1,577
                                                                   --------       -------       -------

                  Net earnings                                     $  4,216         3,870         3,581
                                                                   ========       =======       =======

Basic earnings per common share                                    $   7.91          7.24          6.68
                                                                   ========       =======       =======
Diluted earnings per common share                                  $   7.88          7.23          6.67
                                                                   ========       =======       =======



See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 1999


                                                                      In Thousands
                                                           --------------------------------
                                                             1999         1998        1997
                                                             ----         ----        ----

Net earnings                                               $ 4,216        3,870       3,581
                                                           -------       ------       -----
Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale
     securities arising during the year, net of tax
     benefit of $2,365,000, and income tax expense
     of $35,000 and $199,000, respectively                  (3,865)          58         325
   Reclassification adjustments for losses (gains)
     included in net earnings, net of tax expense of
     $11,000 and $8,000 and income tax benefits
     of $3,000, respectively                                   (19)         (14)          6
                                                           -------       ------       -----
                  Other comprehensive earnings (loss)       (3,884)          44         331
                                                           -------       ------       -----

                  Comprehensive earnings                   $   332        3,914       3,912
                                                           =======       ======       =====




See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 1999

                                                                              In Thousands
                                                ----------------------------------------------------------------------
                                                                                                Net Unrealized
                                                                                                Gains (Losses)
                                                         Additional                             On Available-
                                                Common    Paid-In      Retained     Treasury      For-Sale
                                                Stock     Capital      Earnings       Stock       Securities    Total
                                                -----     -------      --------       -----       ----------    -----

Balance December 31, 1996                       $1,512      1,512       29,321       (2,209)        (111)       30,025

Net earnings                                      --         --          3,581         --           --           3,581

Issuance of 1,000 shares of common stock             2         56         --           --           --              58

Cash dividends declared $2.50 per share           --         --         (1,341)        --           --          (1,341)

Cost of 1,679 shares of treasury stock            --         --           --            (97)        --             (97)

Net change in unrealized gains
(losses) on  available-for-sale-securities
during the year, net of income taxes
of $203,000                                       --         --           --           --            331           331
                                                ------      -----      -------       ------       ------       -------

Balance December 31, 1997                        1,514      1,568       31,561       (2,306)         220        32,557

Net earnings                                      --         --          3,870         --           --           3,870

Issuance of 995 shares of common stock               3         55         --           --           --              58

Cash dividends declared $2.65 per share           --         --         (1,414)        --           --          (1,414)

Cost of 3,673 shares of treasury stock            --         --           --           (229)        --            (229)

Net change in unrealized gains (losses)
on available-for-sale-securities during
the year, net of income taxes of $27,000          --         --           --           --             44            44
                                                ------      -----      -------       ------       ------       -------

Balance December 31, 1998                        1,517      1,623       34,017       (2,535)         264        34,886

Net earnings                                      --         --          4,216         --           --           4,216

Issuance of 2,355 shares of common stock             6        131         --           --           --             137

Cash dividends declared $2.80 per share           --         --         (1,491)        --           --          (1,491)

Cost of 3,851 shares of treasury stock            --         --           --           (264)        --            (264)

Net change in unrealized gains
(losses) on available-for-sale-securities
during the year, net of income tax
benefit of $2,377,000                             --         --           --           --         (3,884)       (3,884)
                                                ------      -----      -------       ------       ------       -------

Balance December 31, 1999                       $1,523      1,754       36,742       (2,799)      (3,620)       33,600
                                                ======      =====      =======       ======       ======       =======



See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                In Thousands
                                                                    -------------------------------------
                                                                     1999           1998           1997
                                                                     ----           ----           ----

Cash flows from operating activities:
   Interest received                                                $ 18,048         17,322        15,517
   Fees and commissions received                                         650            650           627
   Interest paid                                                      (8,947)        (8,296)       (6,889)
   Cash paid to suppliers and employees                               (3,830)        (3,700)       (3,665)
   Income taxes paid                                                  (1,926)        (1,503)       (1,653)
                                                                    --------       --------       -------
                  Net cash provided by operating activities            3,995          4,473         3,937
                                                                    --------       --------       -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                         (49,196)      (197,580)      (39,669)
   Proceeds from sales of available-for-sale securities                3,898         17,383         5,284
   Proceeds from maturities of available-for-sale securities          18,439        162,464        15,376
   Purchase of held-to-maturity securities                           (15,590)       (21,357)      (15,457)
   Proceeds from maturities of held-to-maturity securities            26,260         21,655        23,495
   Loans made to customers, net of repayments                         (8,957)       (15,191)       (2,439)
   Purchase of premises and equipment                                    (51)           (43)         (141)
   Proceeds from sales of premises and equipment                         204           --            --
   Proceeds from sales of other real estate                             --             --              58
   Proceeds from maturities of interest bearing deposits
     in financial institutions                                          --              100          --
                                                                    --------       --------       -------
                   Net cash used in investing activities             (24,993)       (32,569)      (13,493)
                                                                    --------       --------       -------

Cash flows from financing activities:
   Net increase in demand, NOW and savings deposit accounts            3,918          1,341         3,039
   Net increase in time deposits                                       6,701         11,073        10,106
   Net increase in securities sold under repurchase agreements         2,170          9,349         1,819
   Increase (decrease) in Federal funds purchased                      6,000          2,000          (500)
   Advances from Federal Home Loan Bank                                3,200          4,000          --
   Proceeds from issuance of short-term notes payable                      6           --            --
   Repayment of short-term notes payable                                  (6)          --            --
   Dividends paid                                                     (1,440)        (1,366)       (1,290)
   Payments to acquire treasury stock                                   (264)          (229)          (97)
   Proceeds from issuance of common stock                                137             58            58
                                                                    --------       --------       -------
                  Net cash provided by financing activities           20,422         26,226        13,135
                                                                    --------       --------       -------

Net increase (decrease) in cash and cash equivalents                    (576)        (1,870)        3,579

Cash and cash equivalents at beginning of year                         5,241          7,111         3,532
                                                                    --------       --------       -------

Cash and cash equivalents at end of year                            $  4,665          5,241         7,111
                                                                    ========       ========       =======




See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                           In Thousands
                                                               ----------------------------------
                                                                  1999         1998         1997
                                                                  ----         ----         ----

Reconciliation of net earnings to net cash
  provided by operating activities:
     Net earnings                                               $ 4,216        3,870        3,581
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                              178          215          236
         Provision for possible loan losses                         180          180          220
         Provision for deferred taxes                                37          (51)         163
         Securities gains                                           (46)         (31)         (11)
         Securities losses                                           16            9           20
         FHLB dividend reinvestment                                 (52)         (50)         (45)
         Loss (gain) on disposal of premises and equipment         (166)        --             43
         Increase (decrease) in taxes payable                       (23)         253         (239)
         Increase in interest receivable                           (293)         (14)        (117)
         Increase in interest payable                                12          158          192
         Decrease in other assets and liabilities, net              (64)         (66)        (106)
                                                                -------       ------       ------
                Total adjustments                                  (221)         603          356
                                                                -------       ------       ------

                Net cash provided by operating activities       $ 3,995        4,473        3,937
                                                                =======       ======       ======

Supplemental Schedule of Non-Cash Activities:

   Non-cash transfers from loans to other real estate           $    74         --           --
                                                                =======       ======       ======

   Unrealized gain (loss) in value of securities
     available-for-sale net of income tax benefit
     of $2,377,000 in 1999, income taxes of $27,000
     in 1998 and income taxes of $203,000 in 1997               $(3,884)          44          331
                                                                =======       ======       ======

   Non-cash transfers from other real estate to bank
     premises and equipment                                     $    11         --           --
                                                                =======       ======       ======




See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997


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

         (B)      NATURE OF OPERATIONS

                  The Company is registered as a one bank holding company under the Bank Holding Company Act of 1956. The Bank operates under a Federal Bank Charter and provides full banking services. As a national bank, the subsidiary bank is subject to regulation of the Office of the Comptroller of the Currency. The principal area served by First National Bank of McMinnville is Warren County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and four branches.

         (C)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses and the valuation of debt and equity securities and the related deferred taxes.

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

                  Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures" apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


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

                        DECEMBER 31, 1999, 1998 AND 1997



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

                        DECEMBER 31, 1999, 1998 AND 1997



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

                        DECEMBER 31, 1999, 1998 AND 1997


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

                        DECEMBER 31, 1999, 1998 AND 1997


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

         (K)      PENSION EXPENSE

                  Effective December 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits". The provisions of SFAS revised disclosures about pension and other postretirement benefit plans including a reconciliation of beginning and ending balances of the benefit obligation, the beginning and ending balances of the fair value of plan assets, the discount rate, the rate of compensation increase used to determine the projected benefit obligation and the expected return on plan assets. The provisions of SFAS 132 did not change the measurement or recognition of the plan. Accordingly, the net pension expense consists of service costs, interest cost, return on pension assets and amortization of unrecognized initial excess of projected benefits over plan assets and actuarial gains and losses.

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

         (N)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1998 and 1997 figures to conform to the presentation for 1999.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Loans and allowance for possible loan losses at December 31, 1999 and 1998 are summarized as follows:

                                                                   In Thousands
                                                           --------------------------
                                                                1999         1998
                                                                ----         ----

                Commercial, financial and agricultural      $    38,013      37,011
                Real estate - construction                        1,802       2,339
                Real estate - mortgage                           92,515      84,136
                Consumer                                          3,045       3,179
                                                            -----------   ---------
                                                                135,375     126,665
                Less allowance for possible loan losses          (1,502)     (1,495)
                                                            -----------   ---------
                                                            $   133,873     125,170
                                                            ===========   =========

         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and officers of the Company, and to their affiliates. The aggregate dollar amount of these loans was $6,499,000 and $6,081,000 at December 31, 1999 and 1998, respectively. During 1999, $3,780,000 of such loans were made and repayments totaled $3,362,000. During 1998, $3,735,000 of such loans were made and repayments totaled $3,421,000. As of December 31, 1999, none of these loans were restructured, nor were any related party loans charged off during the past three years.

         No loans had been placed on non-accrual status during 1999 and 1998.

         The principal maturities on loans at December 31, 1999 are as follows:


                                                               In Thousands
                               ---------------------------------------------------------------------
                                Commercial,
                                Financial
                                   and         Real Estate -    Real Estate-
                               Agricultural    Construction       Mortgage      Consumer      Total
                               ------------    ------------       --------      --------      -----

          3 months or less     $  13,923           --             10,744            861       25,528
          3 to 12 months           5,360          1,802           10,375          1,182       18,719
          1 to 5 years            16,848           --             59,510          1,002       77,360
          Over 5 Years             1,882           --             11,886           --         13,768
                               ----------      --------       ----------      ---------    ---------

                               $   38,013         1,802           92,515          3,045      135,375
                               ==========      ========       ==========     ==========    =========

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         At December 31, 1999, variable rate and fixed rate loans totaled approximately $9,490,000 and $125,885,000, respectively. At December 31, 1998, variable rate loans were approximately $9,912,000 and fixed rate loans totaled approximately $116,753,000.

         Transactions in the allowance for possible loan losses for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:


                                                               In Thousands
                                                   ---------------------------------
                                                      1999         1998       1997
                                                      ----         ----       ----

              Balance, beginning of year           $    1,495      1,314      1,724
              Provision charged to operating
                expense                                   180        180        220
                                                   ----------   --------   --------
                                                        1,675      1,494      1,944
                                                   ----------   --------   --------
              Loans charged off                          (209)       (37)      (660)
              Recoveries on losses                         36         38         30
                                                   ----------   --------   --------
                Net recoveries (charge-offs)             (173)         1       (630)
                                                   ----------   --------   --------
              Balance, end of year                 $    1,502      1,495      1,314
                                                   ==========   ========   ========


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Warren County, Tennessee. At December 31, 1999, the Company had loans to customers in the nursery industry totaling approximately $11,399,000 as compared to $11,243,000 at December 31, 1998. Credit is extended to businesses and individuals and is generally evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 1999 and 1998 were as follows:


                                                               In Thousands
                                                      --------------------------
                                                          1999           1998
                                                          ----           ----

                Recorded investment                   $   1,808          2,800
                Loan loss reserve                     $     535            709


         The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 was $2,198,000 and $2,726,000, respectively.

         The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $187,000 and $263,000 for 1999 and 1998, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Company's classification of securities at December 31, 1999 is as follows:



                                                                   Securities Held-To-Maturity
                                                  -------------------------------------------------------
                                                                          In Thousands
                                                  -------------------------------------------------------
                                                                              1999
                                                  -------------------------------------------------------
                                                                     Gross        Gross        Estimated
                                                   Amortized      Unrealized    Unrealized      Market
                                                      Cost           Gains        Losses         Value
                                                      ----           -----        ------         -----

            U.S. Treasury and other U.S.
              Government agencies and
              corporations                        $     4,776           --          339         4,437
            Obligations of states and political
              subdivisions                             28,549            180        997        27,732
            Mortgage-backed securities                  2,244           --           52         2,192
                                                  -----------      ---------   --------     ---------

                                                  $    35,569            180      1,388        34,361
                                                  ===========       ========   ========     =========

                                                                 Securities Available-For-Sale
                                                  ----------------------------------------------------
                                                                          In Thousands
                                                  ----------------------------------------------------
                                                                             1999
                                                  ----------------------------------------------------
                                                                    Gross        Gross      Estimated
                                                    Amortized     Unrealized   Unrealized     Market
                                                      Cost          Gains        Losses        Value
                                                      ----          -----        ------        -----
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                        $    83,525           --         5,587       77,938
            Obligations of states and political
              subdivisions                              1,139             11           2        1,148
            Corporate and other securities              1,864           --           160        1,704
            Mortgage-backed securities                  1,709           --            97        1,612
                                                  -----------      ---------   ---------    ---------

                                                  $    88,237             11       5,846       82,402
                                                  ===========      =========   =========    =========

                          FIRST MCMINNVILLE CORPORATION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1999, 1998 AND 1997



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 1998 consist of the following:


                                                                   Securities Held-To-Maturity
                                                  -----------------------------------------------------------
                                                                          In Thousands
                                                  -----------------------------------------------------------
                                                                              1998
                                                  -----------------------------------------------------------
                                                                      Gross           Gross        Estimated
                                                    Amortized       Unrealized      Unrealized       Market
                                                      Cost            Gains           Losses          Value

            U.S. Treasury and other U.S.
              Government agencies and
              corporations                        $    16,451            218               8          16,661
            Obligations of states and political
              subdivisions                             26,761            995              26          27,730
            Corporate and other securities                763             24            --               787
            Mortgage-backed securities                  2,242              2              29           2,215
                                                  -----------       --------        --------        --------

                                                  $    46,217          1,239              63          47,393
                                                  ===========       ========        ========        ========


                                                                  Securities Available-For-Sale
                                                  ------------------------------------------------------------
                                                                          In Thousands
                                                  ------------------------------------------------------------
                                                                              1998
                                                  ------------------------------------------------------------
                                                                       Gross           Gross         Estimated
                                                    Amortized       Unrealized      Unrealized        Market
                                                      Cost             Gains          Losses           Value
            U.S. Treasury and other U.S.
              Government agencies and
              corporations                        $    57,056            626             197          57,485
            Obligations of states and political
              subdivisions                              1,528             69           --              1,597
            Corporate and other securities                812           --             --                812
            Mortgage-backed securities                  1,922           --                73           1,849
                                                  -----------       ---------       --------        --------

                                                  $    61,318            695             270          61,743
                                                  ===========       ========        ========        ========

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                  In Thousands
                                                          ---------------------------
                                                                           Estimated
                                                           Amortized        Market
                Securities Held-To-Maturity                  Cost           Value
                ---------------------------                  ----           -----
                Due in one year or less                   $    1,588         1,590
                Due after one year through five years          6,037         6,083
                Due after five years through ten years        11,165        11,163
                Due after ten years                           16,779        15,525
                                                          ----------    ----------

                                                          $   35,569        34,361
                                                          ==========    ==========


                                                                 In Thousands
                                                          -------------------------
                                                                         Estimated
                                                           Amortized       Market
                Securities Available-For-Sale                 Cost         Value
                -----------------------------                 ----         -----
                Due in one year or less                   $      185           187
                Due after one year through five years            391           395
                Due after five years through ten years        42,940        40,858
                Due after ten years                           43,857        40,098
                                                          ----------    ----------
                                                              87,373        81,538
                Federal Home Loan Bank stock                     773           773
                Federal Reserve Bank stock                        91            91
                                                          ----------    ----------
                                                          $   88,237        82,402
                                                          ==========    ==========


                          FIRST MCMINNVILLE CORPORATION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1999, 1998 AND 1997



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:


                                                          In Thousands
                                             -------------------------------------
                                                 For the Year Ended December 31,
                                             -------------------------------------
                                                 1999          1998          1997
                                                 ----          ----          ----
                Gross proceeds               $    3,898        17,383        5,284
                                             ==========    ==========      =======

                Gross realized gains         $       46            31           11
                Gross realized losses               (16)           (9)         (20)
                                             ----------    ----------      -------
                       Net realized gains
                         (losses)            $       30            22           (9)
                                             ==========    ==========      =======


         Included in the above gains and losses table are realized gains of $22,000 in 1999 and realized losses of $5,000 in 1998 and $12,000 in 1997, respectively, related to calls of securities classified as held-to-maturity.

         Securities with approximate carrying values of $54,066,000 (approximate market value of $53,915,000) and $34,245,000 (approximate market value of $34,415,000) at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.

         Included in the securities at December 31, 1999, are approximately $14,430,000 at amortized cost (approximate market value of $14,139,000) in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $2,232,000 (market value $2,070,000) at December 31, 1999 as compared to $1,925,000 (market value $1,839,000) at December 31, 1998.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $773,000 at December 31, 1999 and 1998. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

         Federal Reserve Bank stock totaling $91,000 at December 31, 1999 and 1998 can only be sold back at par and only to the Federal Reserve Bank or to another member institution.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 1999 and 1998 is as follows:



                                                          In Thousands
                                                    ------------------------
                                                      1999             1998
                                                      ----             ----

                Land                                 $   412            426
                Buildings                              2,504          2,568
                Furniture and equipment                1,719          1,730
                                                     -------         ------
                                                       4,635          4,724
                Less accumulated depreciation         (2,731)        (2,666)
                                                     -------         ------
                                                     $ 1,904          2,058
                                                     =======         ======



(5)      DEPOSITS

         Deposits at December 31, 1999 and 1998 are summarized as follows:


                                                                  In Thousands
                                                              -------------------
                                                                1999        1998
                                                                ----        ----

                Demand deposits                               $ 17,556      19,085
                Negotiable order of withdrawal accounts         26,167      23,401
                Money market demand accounts                     8,504       7,198
                Savings deposits                                27,914      26,539
                Certificates of deposit $100,000 or greater     39,358      38,198
                Other certificates of deposit                   64,943      59,329
                Individual retirement accounts $100,000 or
                  greater                                        2,679       2,947
                Other individual retirement accounts             8,803       8,608
                                                              --------     -------
                                                              $195,924     185,305
                                                              ========     =======


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 1999 are as follows:


                                                        In Thousands
                                      -------------------------------------------
                                      Single Deposits    Single Deposits
                      Maturity        Under $100,000      Over $100,000     Total
                      --------        --------------      -------------     -----

                3 months or less        $24,313              16,170         40,483
                3 to 6 months            20,625              10,494         31,119
                6 to 12 months           15,968               9,663         25,631
                1 to 5 years             12,840               5,710         18,550
                                        -------             -------        -------
                                        $73,746              42,037        115,783
                                        =======             =======        =======


         The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 1999 and 1998 were approximately $1,057,000 and $955,000, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements during 1999 and 1998 were $18,238,000 and $16,755,000, respectively. The average daily balance outstanding during 1999, 1998 and 1997 was $15,044,000, $9,011,000 and $3,968,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from Federal Home Loan Bank (FHLB) at December 31, 1999 and 1998 consists of the following:


                                                                                     In Thousands
                                                                              ------------------------
                                                                Initial           1999           1998
                Original                                       Fixed Rate     ------------------------
               Note Date         Maturity Date         Rate      Period          Amount         Amount
             -----------------------------------------------------------------------------------------

             April 9, 1998       April 9, 2008         5.08%    12 Months      $    2,000        2,000
             April 30, 1998      April 30, 2008        5.60     24 Months           1,000        1,000
             April 30, 1998      April 30, 2008        5.31     12 Months           1,000        1,000
             August 20, 1999     January 14, 2000      5.88      5 Months           3,200         --
                                                                               ----------      -------
                                                                               $    7,200        4,000
                                                                               ==========      =======


         The FHLB has the right to convert the fixed rate on these advances at the end of the initial fixed rate period and on a quarterly basis thereafter with a one business day notice. If the conversion option is exercised, the advance will be converted to a three month LIBOR-based advance at a spread of zero basis points to the LIBOR index. Securities totaling $11,000,000 and $8,000,000 were pledged to FHLB as collateral at December 31, 1999 and 1998, respectively.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:


                                                                    In Thousands
                                                         ---------------------------------
                                                            1999         1998       1997
                                                            ----         ----       ----
                Non-interest income:
                  Service charges on deposits            $     465          510        487
                  Other fees and commissions                    91           42         37
                  Commissions on fiduciary activities           62           27         49
                  Security gains, net                           30           22       --
                  Gain on disposal of premise and
                     equipment                                 166         --         --
                  Other income                                  32           71         45
                                                         ---------    ---------   --------
                        Total non-interest income        $     846          672        618
                                                         =========    =========   ========

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE, CONTINUED


                                                                  In Thousands
                                                       ---------------------------------
                                                        1999          1998         1997
                                                        ----          ----         ----
              Non-interest expense:
                Salaries and employee benefits          $2,513        2,422        2,310
                Occupancy expenses, net                    203          208          270
                Furniture and equipment expenses           293          304          318
                FDIC insurance                              23           21           20
                Security losses, net                      --           --              9
                Loss on disposal of premises and
                   equipment                              --           --             43
                Other operating expenses                   926          914          880
                                                        ------        -----        -----
                      Total non-interest expense        $3,958        3,869        3,850
                                                        ======        =====        =====


(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:


                                                   In Thousands
                                             ---------------------
                                               1999          1998
                                               ----          ----
              Deferred tax asset:
                Federal                      $ 2,219          352
                State                            417           66
                                             -------         ----
                                               2,636          418
                                             -------         ----
              Deferred tax liability:
                Federal                         (197)        (299)
                State                            (37)         (56)
                                             -------         ----
                                                (234)        (355)
                                             -------         ----

                                             $ 2,402           63
                                             =======         ====



         The tax effects of each type of significant item that gave rise to deferred taxes at December 31 are:



                                                                                 In Thousands
                                                                           -----------------------
                                                                              1999          1998
                                                                              ----          ----
              Financial statement allowance for possible loan losses
                in excess of tax allowance                                  $   421          418
              Excess of depreciation deducted for tax purposes
                over the amounts deducted in the financial
                statements                                                     (100)        (116)
              Book pension expense under the allowable tax
                deduction                                                       (63)         (58)
              Unrealized loss (gain) on investment securities
                available-for-sale                                            2,215         (162)
              FHLB stock dividends excluded for tax purposes                    (71)         (19)
                                                                            -------         ----
                                                                            $ 2,402           63
                                                                            =======         ====

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:


                                                In Thousands
                                    ------------------------------------
                                    Federal          State        Total

               1999
                Current             $ 1,521          367          1,888
                Deferred                 32            6             38
                                    -------         ----         ------
                     Total          $ 1,553          373          1,926
                                    =======         ====         ======

              1998
                Current             $ 1,413          343          1,756
                Deferred                (43)          (8)           (51)
                                    -------         ----         ------
                     Total          $ 1,370          335          1,705
                                    =======         ====         ======

              1997
                Current             $ 1,130          284          1,414
                Deferred                137           26            163
                                    -------         ----         ------
                     Total          $ 1,267          310          1,577
                                    =======         ====         ======


         A reconciliation of actual income tax expense of $1,926,000, $1,705,000 and $1,577,000 for the years ended December 31, 1999, 1998 and 1997, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:


                                                               In Thousands
                                                     -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
              Computed "expected" tax expense        $ 2,088      1,896      1,754
              State income taxes, net of Federal
                income tax benefit                       246        221        206
              Tax exempt interest, net of interest
                expense exclusion                       (425)      (406)      (376)
              Other, net                                  17         (6)        (7)
                                                     -------     ------     ------
                                                     $ 1,926      1,705      1,577
                                                     =======     ======     ======

         Total income tax expense for 1999 and 1998 includes income tax expense of $11,000 and $8,000, respectively, related to gains on sales of securities. Income tax benefits of $3,000 related to losses on sales of securities are included in the 1997 total income tax expense.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



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

         Reconciliation of the benefit obligation and the fair value of plan assets is as follows:


                                                               In Thousands
                                                         ----------------------
                                                           1999           1998
                                                           ----           ----
               Benefit obligation:
                 Obligation at January 1                 $ 2,582          2,503
                 Service costs                               112            107
                 Interest costs                              181            169
                 Benefit payments                            (34)          (205)
                 Actuarial gains                              99              8
                                                         -------         ------
                        Obligation at December 31        $ 2,940          2,582
                                                         =======         ======

               Fair value of plan assets:
                 Fair value at January 1                 $ 2,678          2,502
                 Actual return on plan assets                226            254
                 Employer contributions                      133            127
                 Benefit payments                            (34)          (205)
                                                         -------         ------
                        Fair value at December 31        $ 3,003          2,678
                                                         =======         ======


         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 1999 and 1998:


                                                                                         In Thousands
                                                                                   ------------------------
                                                                                     1999            1998
                                                                                     ----            ----

                Actuarial present value of benefit obligations:
                  Accumulated benefit obligation, including vested benefits
                     of $2,054,000 and $1,821,000, respectively                    $ 2,076           1,841
                                                                                   =======          ======

                Actuarial present value of projected benefits obligation           $ 2,940           2,582
                Plan assets at fair market value                                     3,003           2,678
                                                                                   -------          ------
                  Excess of plan assets over the projected benefit
                     obligation                                                        (63)            (96)
                  Unamortized net asset being recognized over 30 years                (374)           (396)
                  Unrecognized net gain                                                249             339
                                                                                   -------          ------
                       Net pension liability recognized in the consolidated
                         balance sheets                                            $  (188)           (153)
                                                                                   =======          ======

                  Discount rate                                                        6.5%            6.5%
                                                                                   =======          ======

                  Rate of increase in compensation levels                              5.0%              5%
                                                                                   =======          ======

                  Long-term rate of return on assets                                   8.0%              8%
                                                                                   =======          ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(10)     EMPLOYEE BENEFIT PLANS, CONTINUED

         Total pension expense including prior service costs amortization amounted to $97,000 in 1999, $95,000 in 1998 and $71,000 in 1997. The
         pension expense for 1999, 1998 and 1997 is comprised of the following components:


                                                                     In Thousands
                                                          ---------------------------------
                                                           1999          1998         1997
                                                           ----          ----         ----
                Service cost-benefits earned during
                  the period                               $ 112          107           87
                Interest cost on projected benefit
                  obligation                                 181          169          155
                Expected return on plan assets              (213)        (199)        (172)
                Net amortization and deferral                 17           18            1
                                                           -----         ----         ----

                                                           $  97           95           71
                                                           =====         ====         ====

         In December, 1988 the Bank adopted a 401(k) plan which covers eligible employees. To be eligible, an employee must have obtained the age of 21 and must have completed 1 year of service. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 1999, 1998 and 1997, the Bank contributed $50,000, $43,000 and $45,000, respectively, to the plan.

(11)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its wholly-owned subsidiary are subject to regulatory capital requirements administered by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Company's and the Bank's capital status and the amounts of dividends the subsidiary may distribute. At December 31, 1999, management believes that the Company and the Bank meet all such capital requirements to which they are subject.

         The Company and the Bank are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1999, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively. The Company's actual ratios at that date were 26.7% and 27.8%, respectively. The leverage ratio at December 31, 1999 was 14.2% and the minimum requirement was 4%.

         As of December 31, 1999, the Company is categorized as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(12)     COMMITMENTS AND CONTINGENT LIABILITIES

         The Company has an unsecured $2,000,000 line of credit with another financial institution. The Bank has lines of credit with other financial institutions totaling $13,000,000. At December 31, 1999 there was $8,000,000 outstanding under these lines of credit. At December 31, 1998, there was $2,000,000 outstanding under these lines of credit.

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

         At December 31, 1999, the Company's cash and due from banks included commercial bank deposit accounts aggregating $3,036,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

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



                                                                In Thousands
                                                        Contract or Notional Amount
                                                        ---------------------------
                                                           1999              1998
                                                           ----              ----
                Financial instruments whose contract
                  amounts represent credit risk:
                     Commercial loan commitments       $     1,640             377
                     Unfunded lines-of-credit                8,337           5,062
                     Letters of credit                       2,123           1,309
                                                       -----------       ---------
                            Total                      $    12,100           6,748
                                                       ===========       =========

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(14)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

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

                        DECEMBER 31, 1999, 1998 AND 1997


(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998


                                                                                           In Thousands
                                                                                    --------------------------
                                                                                      1999             1998
                                                                                      ----             ----
                                     ASSETS

           Cash                                                                     $  1,224*           1,235*
           Investment in commercial bank subsidiary                                   33,531*          34,762*
           Due from commercial bank subsidiary                                            16*               9*
                                                                                    --------          -------

                Total assets                                                        $ 34,771           36,006
                                                                                    ========          =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

           Dividend payable                                                         $  1,171            1,120
                                                                                    --------          -------

           Stockholders' equity:
             Common stock, par value $2.50 per share, authorized
                5,000,000 shares, issued 609,150 shares and
                606,795, respectively                                                  1,523            1,517
             Additional paid-in capital                                                1,754            1,623
             Retained earnings                                                        36,742           34,017
             Net unrealized (losses) gains on available-for-sale securities, net of income tax benefit of $2,215,000 and income taxes
                of $162,000, respectively                                             (3,620)             264
                                                                                    --------          -------
                                                                                      36,399           37,421
             Less cost of treasury stock of 77,220 shares in 1999 and
                73,369 in 1998                                                        (2,799)          (2,535)
                                                                                    --------          -------
                    Total stockholders' equity                                        33,600           34,886
                                                                                    --------          -------

                    Total liabilities and stockholders' equity                      $ 34,771           36,006
                                                                                    ========          =======




           *Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999


                                                                                   In Thousands
                                                                      ---------------------------------------
                                                                       1999            1998             1997
                                                                       ----            ----             ----
           Income:

             Dividends from commercial bank subsidiary                $ 1,575*          1,467*         1,512*

           Other expenses                                                  19              31             14
                                                                      -------          ------          -----

                  Earnings before Federal income tax
                    benefits and equity in undistributed
                    earnings of commercial bank subsidiary              1,556           1,436          1,498

           Federal income tax benefits                                      7              12              5
                                                                      -------          ------          -----
                                                                        1,563           1,448          1,503
           Equity in undistributed earnings of
             commercial bank subsidiary                                 2,653*          2,422*         2,078*
                                                                      -------          ------          -----

                        Net earnings                                    4,216           3,870          3,581

           Other comprehensive earnings, net of tax:
             Unrealized gains (losses) on available-for-sale
                securities arising during the year, net of tax
                benefit of $2,365,000 and income tax expense
                of $35,000 and $199,000, respectively                  (3,865)             58            325
             Less: reclassification adjustment for losses
                (gains) included in net earnings, net of tax
                expense of $11,000 and $8,000 and
                income tax benefits of $3,000, respectively               (19)            (14)             6
                                                                      -------          ------          -----
                        Other comprehensive earnings (loss)            (3,884)             44            331
                                                                      -------          ------          -----

                        Comprehensive earnings                            332           3,914          3,912
                                                                      =======          ======          =====


           *Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999


                                                                                           In Thousands
                                                     -----------------------------------------------------------------------------
                                                                                                          Net Unrealized
                                                                                                          Gains (Losses)
                                                                Additional                                 On Available-
                                                     Common      Paid-In      Retained        Treasury       For-Sale
                                                     Stock       Capital      Earnings         Stock        Securities       Total
                                                     -----       -------      --------         -----        ----------       -----

Balance December 31, 1996                            $1,512        1,512       29,321         (2,209)          (111)         30,025

Net earnings                                           --           --          3,581           --             --             3,581

Issuance of 1,000 shares of common stock                  2           56         --             --             --                58

Cash dividends declared ($2.50 per share)              --           --         (1,341)          --             --            (1,341)

Cost of 1,679 shares of treasury stock                 --           --           --              (97)          --               (97)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of income taxes of $203,000           --           --           --             --              331             331
                                                     ------        -----      -------         ------         ------         -------

Balance December 31, 1997                             1,514        1,568       31,561         (2,306)           220          32,557

Net earnings                                           --           --          3,870           --             --             3,870

Issuance of 995 shares of common stock                    3           55         --             --             --                58

Cash dividends declared ($2.65 per share)              --           --         (1,414)          --             --            (1,414)

Cost of 3,673 shares of treasury stock                 --           --           --             (229)          --              (229)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of income taxes of $27,000            --           --           --             --               44              44
                                                     ------        -----      -------         ------         ------         -------

Balance December 31, 1998                             1,517        1,623       34,017         (2,535)           264          34,886

Net earnings                                           --           --          4,216           --             --             4,216

Issuance of 2,355 shares of common stock                  6          131         --             --             --               137

Cash dividends declared ($2.80 per share)              --           --         (1,491)          --             --            (1,491)

Cost of 3,851 shares of treasury stock                 --           --           --             (264)          --              (264)

Net change in unrealized gains (losses) on
   available-for-sale securities during the
   year, net of income tax benefit of $2,377,000       --           --           --             --           (3,884)         (3,884)
                                                     ------        -----      -------         ------         ------         -------
Balance December 31, 1999                            $1,523        1,754       36,742         (2,799)        (3,620)         33,600
                                                     ======        =====      =======         ======         ======         =======


                          FIRST MCMINNVILLE CORPORATION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1999, 1998 AND 1997


(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                In Thousands
                                                                    -----------------------------------
                                                                      1999          1998         1997
                                                                      ----          ----         ----
           Cash flows from operating activities:
             Cash paid to suppliers                                  $   (19)         (31)         (14)
             Income tax benefit received from
                commercial bank subsidiary                              --              8         --
                                                                     -------       ------       ------
                  Net cash used in operating activities                  (19)         (23)         (14)
                                                                     -------       ------       ------

           Cash flows from investing activities:
             Dividend received from commercial bank subsidiary         1,575        1,467        1,512
                                                                     -------       ------       ------
                  Net cash provided by investing activities            1,575        1,467        1,512
                                                                     -------       ------       ------

           Cash flows from financing activities:
             Proceeds from issuance of short-term notes payable            6         --           --
             Repayment of short-term notes payable                        (6)        --           --
             Dividends paid                                           (1,440)      (1,366)      (1,290)
             Payments made to acquire treasury stock                    (264)        (229)         (97)
             Proceeds from issuance of common stock                      137           58           58
                                                                     -------       ------       ------
                  Net cash used in financing activities               (1,567)      (1,537)      (1,329)
                                                                     -------       ------       ------

                  Net (decrease) increase in cash and
                    cash equivalents                                     (11)         (93)         169

           Cash and cash equivalents at beginning of year              1,235        1,328        1,159
                                                                     -------       ------       ------

           Cash and cash equivalents at end of year                  $ 1,224        1,235        1,328
                                                                     =======       ======       ======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(15)     FIRST MCMINNVILLE CORPORATION
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                In Thousands
                                                                     ----------------------------------
                                                                       1999         1998          1997
                                                                       ----         ----          ----
           Reconciliation of net earnings to net
             cash used in operating activities:
                  Net earnings                                        $ 4,216        3,870        3,581

           Adjustments to reconcile net earnings to
             net cash used in operating activities:
                Equity in earnings of commercial bank subsidiary       (4,228)      (3,889)      (3,590)
                Increase in other assets, net                              (7)          (4)          (5)
                                                                      -------       ------       ------
                  Total adjustments                                    (4,235)      (3,893)      (3,595)
                                                                      -------       ------       ------

                  Net cash used in operating activities               $   (19)         (23)         (14)
                                                                      =======       ======       ======



                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


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

                        DECEMBER 31, 1999, 1998 AND 1997



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

         Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

              Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 1999 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                          FIRST MCMINNVILLE CORPORATION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                        DECEMBER 31, 1999, 1998 AND 1997


(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         The carrying value and estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:



                                                                                 In Thousands
                                                          -------------------------------------------------------
                                                                    1999                            1998
                                                          -------------------------     -------------------------

                                                           Carrying                      Carrying
                                                            Amount        Fair Value      Amount       Fair Value
                                                            ------        ----------      ------       ----------

                Financial assets:
                  Cash and short-term investments          $  4,665          4,665          5,241          5,241
                  Securities                                117,971        116,763        107,960        109,136
                  Loans                                     135,375                       126,665
                  Less: allowance for loan losses             1,502                         1,495
                                                            -------        -------        -------
                  Loans, net of allowance                   133,873        132,069        125,170        125,685
                                                           --------        -------        -------        -------

                Financial liabilities:
                  Deposits                                  195,924        194,709        185,305        185,963
                  Securities sold under
                     repurchase agreements                   15,869         15,869         13,699         13,699
                  Federal funds purchased                     8,000          8,000          2,000          2,000
                  Advances from FHLB                          7,200          7,232          4,000          4,236

                Unrecognized financial instruments:
                     Commitments to extend credit              --             --             --             --
                     Standby letters of credit                 --             --             --             --


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

                        DECEMBER 31, 1999, 1998 AND 1997



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

         The following is a summary of components comprising basic and diluted earnings per share (EPS):


                 (In Thousands, except share amounts)          1999        1998         1997
                                                               ----        ----         ----

                 Basic EPS Computation:
                   Numerator - income available to
                      common shareholders                   $  4,216        3,870        3,581
                                                            --------      -------      -------
                   Denominator - weighted average
                      number of common shares
                      outstanding                            532,795      534,479      536,362
                                                            --------      -------      -------

                   Basic earnings per common share          $   7.91         7.24         6.68
                                                            ========      =======      =======

                 Diluted EPS Computation:
                   Numerator                                $  4,216        3,870        3,581
                                                            --------      -------      -------

                   Denominator:
                      Weighted average number of
                        common shares outstanding            532,795      534,479      536,362
                      Dilutive effect of stock options         2,356          950          154
                                                            --------      -------      -------
                                                             535,151      535,429      536,516
                                                            --------      -------      -------

                 Diluted earnings per common share          $   7.88         7.23         6.67
                                                            ========      =======      =======



                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997


(18)     STOCK OPTION PLAN

         In April, 1997, the stockholders of the Company approved the First McMinnville Corporation 1997 Stock Option Plan (The "Stock Option Plan"). The Stock Option Plan provides for the granting of stock options and authorizes the issuance of common stock upon the exercise of such options for up to 57,500 shares of common stock to directors and employees of the Company.

         Under the Stock Option Plan awards may be granted in the form of incentive stock options or nonstatutory stock options, and are exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

         SFAS 123, "Accounting for Stock Based Compensation" (SFAS 123) sets forth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for the stock option plan. However, under SFAS 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net earnings and basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below:


                 (In Thousands)                          1999      1998      1997
                                                         ----      ----      ----
                 Net earnings:
                   As Reported                         $   4,216    3,870    3,581
                   Proforma                            $   4,182    3,836    3,569

                 Basic earnings per common share:
                   As Reported                         $    7.91     7.24     6.68
                   Proforma                            $    7.85     7.18     6.65

                 Diluted earnings per common share:
                   As Reported                         $    7.88     7.23     6.67
                   Proforma                            $    7.81     7.16     6.65



         Accordingly, due to the initial phase-in period, the effects of applying this statement for proforma disclosures are not likely to be representative of the effects on reported net earnings for future years.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 1999, 1998 AND 1997



(18)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 1999 and 1998 is as follows:


                                                              1999                         1998
                                                    ---------------------------  --------------------------
                                                                    Weighted                      Weighted
                                                                    Average                       Average
                                                                    Exercise                      Exercise
                                                     Shares          Price         Shares           Price

             Outstanding at beginning
               of year                               38,285         $   58.15      40,000         $   58.15
             Granted                                   --               --           --               --
             Exercised                               (2,355)            58.15        (995)            58.15
             Forfeited                               (3,170)            58.15        (720)            58.15
                                                    -------         ---------     -------         ---------
             Outstanding at end of year              32,760         $   58.15      38,285         $   58.15
                                                    =======         =========     =======         =========

             Options exercisable at year end         15,920



         The following table summarizes information about fixed stock options at December 31, 1999:


                                   Options Outstanding                                 Options Exercisable
             ----------------------------------------------------------------    --------------------------------
                                                               Weighted
                                                 Weighted       Average                            Weighted
                Range of          Number         Average       Remaining            Number          Average
                Exercise       Outstanding       Exercise     Contractual        Exercisable       Exercise
                 Prices        at 12/31/99        Price          Life           at 12/31/99         Price
                 ------        -----------        -----          ----           -----------         -----

               $  58.15           32,760       $  58.15        4.8 years           15,920        $   58.15


                            SUPPLEMENTAL INFORMATION

                          FIRST MCMINNVILLE CORPORATION
                              200 EAST MAIN STREET
                          MCMINNVILLE, TENNESSEE 37110

                            TELEPHONE (931) 473-4402
                            FACSIMILE (931) 473-6952

                                February 28, 2000

Dear Shareholder:

         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of (the "Company") to be held on April 11, 2000, at 2:30 p.m., local time, at the Main Office of The First National Bank of McMinnville, 200 East Main Street, McMinnville, Tennessee. At the 2000 Annual Meeting, Shareholders of record as of February 29, 2000, will be entitled to vote (1) upon the election of four Class I Members of the Board of Directors who will serve a term of three years and until their successors have been elected and duly qualified and (2) upon the ratification of the appointment of Maggart & Associates, P.C. as the independent auditors for the Company for the fiscal year ending December 31, 2000. The Shareholders also will vote upon any other business that may properly come before the 2000 Annual Meeting. Presently, other than such ministerial matters as approving of the minutes of the most recent meeting of the Shareholders, the Board of Directors knows of no other business that may properly come before the Annual Meeting.

         The enclosed Proxy Statement describes the proposed election of Directors and the appointment of independent auditors, and it contains other information about the 2000 Annual Meeting of Shareholders. Please read these materials carefully. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING. PLEASE COMPLETE THE ENCLOSED PROXY SHEET AND RETURN IT IN THE ENCLOSED ENVELOPE WITHOUT DELAY. IF YOU ATTEND THE 2000 ANNUAL MEETING OF SHAREHOLDERS, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT BY GIVING APPROPRIATE NOTICE ANY TIME BEFORE THE VOTE IN RESPECT TO THE ELECTION OF DIRECTORS IS TAKEN.

         On behalf of your Board of Directors, we urge you to vote FOR the election of Directors and the ratification of the independent auditors. We look forward to seeing you at the Annual Meeting.


                                                 Sincerely,

                                                 /s/ Charles C. Jacobs

                                                 Charles C. Jacobs
                                                 Chairman

                          FIRST MCMINNVILLE CORPORATION
                              200 EAST MAIN STREET
                          MCMINNVILLE, TENNESSEE 37110

                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 11, 2000

                                   -----------

      Notice is hereby given that the Annual Meeting of Shareholders of FIRST MCMINNVILLE CORPORATION (the "Company"), will be held on Tuesday, April 11, 2000, at 2:30 p.m., in the Main Office of The First National Bank of McMinnville, 200 East Main Street, McMinnville, Tennessee 37110, for the following purposes:

      (1) To elect four (4) Class I Directors (Paul O. Barnes, Henry N. Boyd, Dean I. Gillespie, and C. Levoy Knowles) whose terms currently expire in 2000 to serve a three-year term until the 2003 Annual Meeting of Shareholders and until their successors have been elected and duly qualified;

      (2) To approve the selection of Maggart & Associates, P.C., as the Company's independent auditors for the 2000 fiscal year; and

      (3) To consider any other business that may properly come before the 2000 Annual Meeting of Shareholders.

      The Board of Directors has fixed the close of business on February 29, 2000, as the record date for the determination of which Shareholders are entitled to notice of and to vote at the 2000 Annual Meeting of Shareholders. All times are local time in McMinnville, Tennessee. There are approximately 524,989 shares outstanding and entitled to vote.

      Your attention is directed to Exhibit A to this Notice of Annual Meeting for additional information regarding matters to be acted upon at the 2000 Annual Meeting of Shareholders.

                             By Order of the Board of Directors
                             /s/ Carol Locke
                             Carol Locke, Secretary
                             February 28, 2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY SHEET AND USE THE ENCLOSED PRE-ADDRESSED ENVELOPE THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON BY NOTIFYING THE SECRETARY OF THE MEETING THAT YOU INTEND SO TO DO (AND AS OTHERWISE PROVIDED IN THE PROXY STATEMENT).

                                    EXHIBIT A

                                PROPOSAL NUMBER 1

                 NOMINEES AND MEMBERS OF THE BOARD OF DIRECTORS

         The following persons are members of the Board of Directors. Brief biographical information concerning each one is included below. The four (4) Directors listed in Class I are currently standing for election to the Board and, if elected, will serve three year terms and serve until their successors have been elected and duly qualified.

         CLASS I DIRECTORS ARE THOSE STANDING FOR ELECTION IN 2000. THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THESE NOMINEES.



   NAME (AGE) OF DIRECTOR                 PREVIOUS FIVE YEARS                         SERVED AS DIRECTOR
         OR NOMINEE                       BUSINESS EXPERIENCE                               SINCE

                                                CLASS I

                                         (TERMS EXPIRE IN 2000)


       Paul O. Barnes            Chairman, B & P Lamp Supply Co., Inc.                         1984
            (66)

       Henry N. Boyd             Chief Executive Officer, Boyd Bros. Nursery                   1984
            (83)

      Dean I. Gillespie          Dean I. Gillespie, President, Bridge Builders, Inc.           1984
            (66)

      C. Levoy Knowles           General Manager, Ben Lomond Rural Telephone                   1999
            (46)                 Cooperative

                                                 CLASS II

                                          (TERMS EXPIRE IN 2001)


        J. G. Brock              Owner, Brock Construction Company                             1993
            (44)


        G. B. Greene             President, Womack Printing Co., Inc.                          1984
            (60)


      Robert W. Jones            Chairman, First McMinnville Corporation, 1989 - 2000;         1984
            (71)                 Chairman, First National Bank, 1981 - 2000; Chief
                                 Executive Officer, First National Bank, 1976 - 1993

      Rufus W. Gonder            Owner, Rufus W. Gonder, CPA                                   1999
            (45)



Exhibit A


  NAME (AGE) OF DIRECTOR                 PREVIOUS FIVE YEARS                         SERVED AS DIRECTOR
         OR NOMINEE                       BUSINESS EXPERIENCE                               SINCE

                                              CLASS III

                                       (TERMS EXPIRE IN 2002)

     Charles C. Jacobs           Chairman, First McMinnville Corporation, 2000 -               1985
            (61)                 present; Chairman, First National Bank, 2000 -
                                 present; President and Chief Executive Officer, First
                                 McMinnville Corporation, January 1994 -present;
                                 President and Chief Executive Officer, First National
                                 Bank, January 1994 - present; President, First
                                 National Bank, 1988-1994

     J. Douglas Milner           General Manager and Vice President, Middle Tennessee          1995
            (52)                 Dr. Pepper Bottling Company

    John J. Savage, Jr.          Retired; Executive Vice President and Trust Officer,          1984
            (78)                 First National Bank through September 1986

      Carl M. Stanley            Chief Manager, The Burroughs-Ross-Colville Company, LLC       1984
            (64)

       Arthur J. Dyer            President, Metal Products Company                             1999
            (48)



         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NAMED DIRECTOR NOMINEES.

           PROPOSAL NUMBER 2--RATIFICATION OF APPOINTMENT OF AUDITORS

         The Directors have appointed Maggart & Associates, P.C., to serve as independent auditors for the Company for the fiscal year that ends December 31, 2000, subject to ratification of such appointment by the Shareholders. This firm served as the Corporation's accounting firm for the year ending December 31, 1999. A representative of Maggart & Associates, P.C. is expected to be present at the 2000 Annual Meeting of Shareholders to respond to Shareholders' questions and such representative will have the opportunity to make a statement if she or he desires.

         The appointment of the auditors must be ratified by a majority of the votes cast by the Shareholders at the 2000 Annual Meeting of Shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

Exhibit A

                              MISCELLANEOUS MATTERS

         The Board knows of no other matter which may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment upon such other matter.

         The Company will bear the expense of solicitation of the proxies for the 2000 Annual Meeting of Shareholders. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in sending proxy materials to the beneficial owners/Shareholders of the Common Stock in connection with the 2000 Annual Meeting of Shareholders. In addition to solicitations by the mails, the Company's Directors, officers, and regular employees may solicit proxies personally or by telephonic or telegraphic means, for which they will receive no additional compensation. The Company does not intend to employ or to compensate any other persons or entities to solicit proxies in connection with the 2000 Annual Meeting of Shareholders.

                              REVOCABILITY OF PROXY

         A Shareholder of record who signs and returns a proxy in the accompanying form may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or by duly executing a proxy bearing a later date. (Such later executed and dated proxy, to be effective, must be delivered to the Chairperson of the Annual Meeting before the vote in respect of Proposal No. 1 is taken.) Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted for the election of all Director nominees, and for the approval of Maggart & Associates, P.C., as the Company's independent auditors for the 2000 fiscal year. Abstentions and broker non-votes will not be counted as affirmative votes. Neither the Tennessee Business Corporation Act, nor the Company's Charter or Bylaws, address the treatment of abstentions and broker non-votes.

         When a proxy is properly executed and returned, the shares of Common Stock it represents will be voted in accordance with the directions indicated on the proxy. IF NO DIRECTIONS ARE INDICATED IN THE PROXY, ALL DULY EXECUTED PROXIES THAT HAVE NOT BEEN REVOKED WILL BE VOTED FOR PROPOSAL NUMBER 1 TO ELECT ALL OF THE CLASS III NOMINEES TO THE BOARD OF DIRECTORS; AND FOR PROPOSAL NUMBER 2 TO RATIFY THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C., AS THE BANK'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2000; AND, IN THE DISCRETION OF THE PROXY, IN RESPECT OF ANY OTHER ITEM OF BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Presently, other than such ministerial matters as approving of the minutes of the most recent meeting of the Shareholders, the Board of Directors knows of no other business that may properly come before the Annual Meeting.

Exhibit A

PROXY                     FIRST MCMINNVILLE CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 11, 2000
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoint(s) J. D. MILNER, J. J. SAVAGE, JR., AND CARL M. STANLEY and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorize(s) any of them to represent and to vote, as designated below, all of the shares of Common Stock of First McMinnville Corporation held of record by the undersigned at the close of business on February 29, 2000, at the 2000 Annual Meeting of Shareholders to be held at 200 East Main Street, McMinnville, Tennessee, on April 11, 2000, at 2:30 p.m. local time, and any adjournment(s) or postponements thereof.

      THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

(1)   ELECTION OF DIRECTORS

      [ ]   FOR all nominees listed below        [ ]   WITHHOLD AUTHORITY
            (except as marked to the                   to vote for all nominees
            contrary below)                            listed below

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE CHECK THE BOX TO VOTE "FOR" ALL NOMINEES AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

     Paul O. Barnes, Henry N. Boyd, Dean I. Gillespie, and C. Levoy Knowles

(2) To approve the selection of Maggart and Associates, P.C., as the Company's independent auditors for the fiscal year ending December 31, 2000.

      [ ]    FOR              [ ]    AGAINST                [ ]    ABSTAIN

(3) In their discretion, on such other matters as may properly come before the 2000 Annual Meeting of Shareholders.

      THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE SELECTION AND RATIFICATION OF MAGGART & ASSOCIATES, P.C., AS INDEPENDENT AUDITORS, AND IN THE DISCRETION OF THE PROXY AS TO OTHER MATTERS.

      PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.



DATED: ____________, 2000
                                  ----------------------------------------------


DATED: ____________, 2000
                                  ----------------------------------------------
                                  Signatures of Shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.

                               1999 ANNUAL REPORT
                                       TO
                                  STOCKHOLDERS




                            [GRAPHIC OF MAIN OFFICE]





                          FIRST MCMINNVILLE CORPORATION
                             MCMINNVILLE, TENNESSEE




Exhibit A

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----

To Our Stockholders............................................................1

Summary of Selected Financial Data (unaudited).................................2

Graphs.........................................................................3

Directors....................................................................4-5

Officers.......................................................................6

Employees....................................................................7-9

Hometown Spirit............................................................10-11

Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................12-17

Independent Auditor's Report..................................................18

Consolidated Balance Sheets...................................................19

Consolidated Statements of Earnings...........................................20

Consolidated Statements of Comprehensive Earnings.............................21

Consolidated Statements of Changes in Stockholders' Equity................... 22

Consolidated Statements of Cash Flows......................................23-24

Notes to Consolidated Financial Statements.................................25-45

Line of Business..............................................................46

Dividend and Market Information...............................................46

Annual Report on Form 10-K....................................................46




 Exhibit A

                          FIRST MCMINNVILLE CORPORATION
                              200 EAST MAIN STREET
                          MCMINNVILLE, TENNESSEE 37110

Dear Stockholder:

Preparations for Y2K was a dominating factor for your company and it customers in 1999. Our dedicated staff worked diligently to meet this challenge. As a result of their effort we experienced the smoothest year-end since we installed our in-house computer system in 1989.

Financially your company and its subsidiary, First National Bank of McMinnville had a successful year in 1999. Assets as of December 31, 1999 were $263,707,000. Basic earnings per share increased to $7.91 with 35.40% being paid to you, our shareholder, as dividends. For 1999, our return on assets was 1.65% and the return on equity was 11.09%. On December 31, 1999 your company was paying $69.85 per share for its stock. This was a 6.80% increase from December lf 1998.

As the value of your investment in First McMinnville Corporation continues to grow, we are confident you will encourage your family and friends to utilize the services First National Bank has to offer. You can be confident as we begin a new century, our staff remains committed to continue our tradition of being a sound fiscal entity while offering innovative banking to our customers.

After serving with distinction as Chairman of the Board since 1981, Robert W. Jones resigned this position effective January 12, 2000. However, he will remain a member of your Board of Directors. The dedication, vision and leadership he exhibited during his tenure enabled our company to continue to be recognized as a leader in community banking.



/s/ Charles C. Jacobs
----------------------------
Charles C. Jacobs
CEO and President



 Exhibit A

                  ASSETS                                      EQUITY

             [GRAPH 1995-1999]                          [GRAPH 1995-1999]

                  DEPOSITS                                  NET LOANS

             [GRAPH 1995-1999]                          [GRAPH 1995-1999]

             DIVIDENDS PER SHARE                    BASIC EARNINGS PER SHARE

             [GRAPH 1995-1999]                          [GRAPH 1995-1999]






 Exhibit A

                   DIRECTORS OF FIRST MCMINNVILLE CORPORATION
                                       AND
                       FIRST NATIONAL BANK OF MCMINNVILLE



      [PHOTOGRAPH]                                [PHOTOGRAPH]

      ROBERT W. JONES                             CHARLES C. JACOBS
      Chairman of the Board                       President, CEO and Secretary
      First National Bank and                     First National Bank
      First McMinnville Corporation               President and CEO
                                                  First McMinnville Corporation


[PHOTOGRAPH]                    [PHOTOGRAPH]               [PHOTOGRAPH]


PAUL O. BARNES                  HENRY N. BOYD              J. GREGORY BROCK
Chairman                        Owner                      Owner
B & P Lamp Supply, Inc.         Boyd Nursery               Brock Construction
                                                           Company



[PHOTOGRAPH]                    [PHOTOGRAPH]               [PHOTOGRAPH]


ARTHUR J. DYER                  DEAN I. GILLESPIE          RUFUS GONDER
President                       President                  C.P.A.
Metal Products                  Bridge Builders, Inc.



 Exhibit A

                   DIRECTORS OF FIRST MCMINNVILLE CORPORATION
                                       AND
                       FIRST NATIONAL BANK OF MCMINNVILLE
                                    CONTINUED



[PHOTOGRAPH]                   [PHOTOGRAPH]                  [PHOTOGRAPH]


G.B. GREENE                    LEVOY KNOWLES                 DOUG MILNER
President                      General Manager               General Manager and
Womack Printing Co., Inc.      Ben Lomond Rural Telephone    Vice President
                               Cooperative                   Middle Tennessee
                                                             Dr. Pepper Bottling
                                                             Company


                                  [PHOTOGRAPH]

                                  H.L. MOLLOY*
                                  Retired

        [PHOTOGRAPH]                             [PHOTOGRAPH]

        JOHN J. SAVAGE, JR.                      CARL M. STANLEY
        Former Executive Vice President          President and CEO
        and Trust Officer                        Burroughs-Ross-Colville Co. LLC
        First National Bank

                                                                     *Honorary


 Exhibit A

                 OTHER OFFICERS OF FIRST MCMINNVILLE CORPORATION

[PHOTOGRAPH]                    [PHOTOGRAPH]                  [PHOTOGRAPH]

DIANE BOGLE                        LESTER COWELL             BRENT FOSTER
Sr. Vice President                 Sr. Vice President        Sr. Vice President



[PHOTOGRAPH]           [PHOTOGRAPH]         [PHOTOGRAPH]           [PHOTOGRAPH]

DAVID MARTTALA         KENNY NEAL           PHIL WHISENHUNT        CAROL LOCKE
Sr. Vice President     Sr. Vice President   Sr. Vice President     Secretary
                       Treasurer
                       Chief Financial Officer


                 OFFICERS OF FIRST NATIONAL BANK OF McMINNVILLE

          CHARLES C. JACOBS                         MARY JANE BELL                        MELBA SLAUGHTER
         Chief Executive Officer                 Vice President Loans                Assistant Vice President
            and President


             DIANE BOGLE                              CINDY SWANN                         GAIL YOUNGBLOOD
     Sr. Vice President - Loans                  Auditor & Compliance                Assistant Vice President
                                                                                      Manager Data Processing


            LESTER COWELL                             CAROL LOCKE                        MICHELLE GRISSOM
     Sr. Vice President - Loans                 Secretary to the Board           Manager - Smithville Hwy. Branch
                                               Manager - Human Resources

            BRENT FOSTER                              NANCY MCBEE                           CONNIE BELL
     Sr. Vice President - Loans               Assistant to the President              Assistant Trust Officer


           DAVID MARTTALA                           FRED L. GREENE                          THOMAS WARD
  Sr. Vice President-Legal Counsel             Assistant Vice President               Alternative Investments
         Trust Administrator                Manager-Viola-Morrison Branches

             KENNY NEAL                             QUEITA ROBERTS
    Sr. Vice President - Cashier               Assistant Vice President

           PHIL WHISENHUNT                          ARLA J. SIMMONS
     Sr. Vice President - Loans                Assistant Vice President
                                              Manager - Sparta Rd. Branch

 Exhibit A

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE

                                   Left to right,
                                   Standing:
                                   Donna Myers,
                                   Katherine Templeton,
                                   Condy Swann,

                  [PHOTOGRAPH]     Derita Reed.
                                   Seated:
                                   Helen Martin,
                                   Hillari Hollis,
                                   Dean Cantrell,
                                   Ronalda Ralph.

                                                            Left to right,
                                                            Standing:
                                                            Mary Jane Bell,
                                                            Kristi Judkins,
                                                            Ardana Hughes,

                                    [PHOTOGRAPH]            Melissa Dunlap.

                                                            Seated:
                                                            Queita Roberts,
                                                            Doris Emberton,
                                                            Karen Miller,
                                                            Shirley Reed.

                                    Left to right,
                                    Standing:
                                    Connie Bell,
                                    Michael Weeter,
                                    Cindy Pearson.

                                                            [PHOTOGRAPH]

                                    Seated:
                                    Patti Barnes,
                                    Vickie Millraney,
                                    Nancy McBee,
                                    Sherri Blair.


 Exhibit A

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE
                                    CONTINUED


                                    Left to right,
                                    Standing:
                                    Tammy Horn
                                    Tom Ward,
                                    Melba Slaughter.

                    [PHOTOGRAPH]    Seated:
                                    Jennifer Boyd,
                                    Vickie Mitchell,
                                    Jennifer Patch.

                                                     Left to right,
                                                     Standing:
                                                     Felena Rains,
                                                     Libby Tompkins,
                                                     Peggy Smith.

                                    [PHOTOGRAPH]     Seated:
                                                     Stephanie Whitaker,
                                                     Nicole Bryan,
                                                     Loretta Evans.

                                    Left to Right:
                                    Standing:
                                    Addie Fults,
                                    Michelle Grissom,

                                    Elaine Wilson,           [PHOTOGRAPH]
                                    Kristy Tate,

                                    Stevi White,
                                    Aimee Evans.
                                    Seated:
                                    Seth Wade,
                                    Tara Alford,
                                    LeeAnn Davis,
                                    Heather Craddock.


 Exhibit A

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE
                                    CONTINUED


                                   Left to right,
                                   Standing:
                                   Connie Sanders,
                                   Jill Griffin,
                                   Gail Youngblood,

                  [PHOTOGRAPH]     Sherry Patterson,
                                   Glenda Phillips.
                                   Seated:
                                   Donna Young,
                                   Tina Graham,
                                   Arla Simmons,
                                   Becky Hash.

                                                Left to right,
                                                Standing:
                                                Sue Heatherly,
                                                Fred Greene,
                                                Judy Rigsby.

                         [PHOTOGRAPH]           Seated:

                                                Melodie Hawkins,
                                                Marlan Jacobs,
                                                Mozelle Terry.



                         EMPLOYEES OF THE QUARTER
                         Left to right,
                         Standing:
                              Elaine Wilson, 2nd quarter;
                              Shirley Reed, 4th quarter.

                         Seated:
                                Patti Barnes, Employee of the Year [PHOTOGRAPH] Vickie Millraney, 1st quarter;
                                Jennifer Patch, 3rd quarter.



 Exhibit A

                        [VARIOUS PHOTOGRAPHS OF EMPLOYEES
                                 AND CUSTOMERS]














 Exhibit A

                        [VARIOUS PHOTOGRAPHS OF EMPLOYEES
                                 AND CUSTOMERS]














 Exhibit A

                                LINE OF BUSINESS

During 1998, the Company and its subsidiary, First National Bank of McMinnville (the "Bank"), were engaged primarily in the general banking business and activities closely related to banking or to managing or controlling banks, as authorized by the laws of the United States and the State of Tennessee and regulations pursuant thereto. Services offered by the Bank include checking, passbook savings an certificate accounts, safe deposit box rental, personal, commercial, agricultural, construction and real estate loans, traveler's checks, cashier's checks, bank drafts, discount brokerage services, trust services, estate planning and other banking services. The Bank renders other services in connection with its general banking business such as individual credit and financial counseling, automatic teller services, and credit card accounts.

                         DIVIDEND AND MARKET INFORMATION

As of December 31, 1999, there were 526 holders of First McMinnville Corporation Common Stock. There is no established trading market for shares of the Company Common Stock. The following table sets forth the approximate prices at which First McMinnville Corporation Common Stock was purchased and sold in privately negotiated transactions in the Company's service area as reported to the Company or as estimated by the Company during each calendar quarter in the preceding two years.

                                           1999                     1998
                                  ---------------------    ---------------------
                                  I    II    III    IV       I    II    III   IV
      Representative Price      $66    68    69     71     $61    63    64    66

Holders of Company Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. First McMinnville Corporation paid cash dividends of $2.65 and $2.80 per share during 1998 and 1999, respectively. First McMinnville Corporation expects comparable cash dividends in the future. The limitations on the amounts available to First McMinnville Corporation for payment of dividends to stockholders are discussed in Management's Discussion and Analysis of Financial Condition. and Results of Operations and in the Notes to the Consolidated Financial Statements.

                           ANNUAL REPORT ON FORM 10-K

A copy of the 1999 Annual Report of First McMinnville Corporation, as filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 on Form 10-K, will be provided to each stockholder free of charge on written request. Copies of any exhibits filed as part of this annual report will be provided on payment of a reasonable fee to cover reproduction cost. All requests should be addressed to: Charles C. Jacobs, President, First McMinnville Corporation, 200 East Main Street, McMinnville, TN 37110.



 Exhibit A

                                   MAIN OFFICE
                              200 EAST MAIN STREET



                                    BRANCHES

          SMITHVILLE HWY.                      SPARTA STREET
          917 SMITHVILLE HWY.                  1408 SPARTA STREET


          FARMERS & MERCHANTS                  MORRISON
          VIOLA, TN                            9970 MANCHESTER HWY.



               OUR FIVE AUTOMATIC TELLER MACHINES MAKE IT POSSIBLE
                   FOR YOU TO DO YOUR BANKING 24 HOURS A DAY.
           AND NOW WITH THE CIRRUS NETWORK YOU HAVE NATIONWIDE ACCESS.
                  OUR ATMS ARE LOCATED AT 200 EAST MAIN STREET,
                   917 SMITHVILLE HIGHWAY, 1408 SPARTA STREET,
                          AND 9970 MANCHESTER HIGHWAY.



                                   MEMBER FDIC




 Exhibit A