Form 10-K, Exhibit 13
period 2000-12-31
FIRST MCMINNVILLE CORP
filed 2001-03-23
CIK 743397

                                                                     EXHIBIT 13

                               2000 ANNUAL REPORT
                                       TO
                                  STOCKHOLDERS







                            [GRAPHIC OF MAIN OFFICE]









                          FIRST MCMINNVILLE CORPORATION
                             MCMINNVILLE, TENNESSEE

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----

Directors.....................................................................................................         2

To Our Stockholders...........................................................................................         3

In Memoriam...................................................................................................       4-5

Summary of Selected Financial Data (unaudited)................................................................         6

Graphs........................................................................................................         7

Officers......................................................................................................         8

Employees.....................................................................................................      9-11

Hometown Spirit...............................................................................................     12-13

Management's Discussion and Analysis of Financial Condition and Results of Operations.........................     14-20

Independent Auditor's Report..................................................................................        21

Consolidated Balance Sheets...................................................................................        22

Consolidated Statements of Earnings...........................................................................        23

Consolidated Statements of Comprehensive Earnings.............................................................        24

Consolidated Statements of Changes in Stockholders' Equity....................................................        25

Consolidated Statements of Cash Flows.........................................................................     26-27

Notes to Consolidated Financial Statements....................................................................     28-58

Line of Business..............................................................................................        59

Dividend and Market Information...............................................................................        59

Annual Report on Form 10-K....................................................................................        59

                   DIRECTORS OF FIRST MCMINNVILLE CORPORATION
                                       AND
                       FIRST NATIONAL BANK OF MCMINNVILLE

      [PHOTOGRAPH]                      [PHOTOGRAPH[                      [PHOTOGRAPH]                      [PHOTOGRAPH]

    CHARLES C. JACOBS                  PAUL O. BARNES                   J. GREGORY BROCK                   ARTHUR J. DYER

President, CEO, Secretary                 Chairman                            Owner                           President
   First National Bank             B & P Lamp Supply, Inc.             Brock Construction              Metal Products Company
Chairman, President, CEO                                                     Company
    First McMinnville
       Corporation


    [PHOTOGRAPH]                        [PHOTOGRAPH]                      [PHOTOGRAPH]                      [PHOTOGRAPH]

  DEAN I. GILLESPIE                     RUFUS GONDER                       G.B. GREENE                     ROBERT W. JONES

      President                           C.P.A.                            President                  Former Chairman of the
Bridge Builders, Inc.                                               Womack Printing Co., Inc.         Board First National Bank
                                                                                                        and First McMinnville
                                                                                                             Corporation


    [PHOTOGRAPH]                        [PHOTOGRAPH]                      [PHOTOGRAPH]                      [PHOTOGRAPH]

    LEVOY KNOWLES                        DOUG MILNER                   JOHN J. SAVAGE, JR.                 CARL M. STANLEY

         CEO                        General Manager/Vice              Former Executive Vice               President and CEO
  Ben Lomand Rural                    President Middle               President/Trust Officer           Burroughs-Ross-Colville
Telephone Cooperative               Tennessee Dr. Pepper               First National Bank                     Co. LLC
                                      Bottling Company

                          FIRST MCMINNVILLE CORPORATION
                              200 EAST MAIN STREET
                          MCMINNVILLE, TENNESSEE 37110


Dear Stockholder:

Financially your company and its subsidiary, First National Bank of McMinnville had a successful year in 2000. Assets as of December 31, 2000 were $269,160.00. Earnings per share were $7.37 with 39.35% being paid to you, our shareholder, as dividends. For 2000, our return on average assets was 1.48% and the return on average equity was 11.13%. On December 31, 2000, your company was paying $74.36 per share for its stock. This was a 6.46% increase from December of 1999.

Since the issuance of our last annual report, two of our directors have passed away. Hillard Molloy on March 30, 2000 and Henry Boyd on February 10, 2001. At the time of their death each was in their sixty-third year of service to the bank. We will miss their wise counsel, dedication and loyalty.

Two of our officers retired in 2000, Arla Jean Simmons and Lester Cowell. Both of these individuals made many contributions to the success of our company. We extend to them our best wishes and hope they both experience a retirement filled with happiness and good health.

In 2000, your company made an investment to increase its in-house computer equipment. When all aspects are placed in service it will give us the opportunity to offer our customers new technology products including internet banking. It has enabled our employees to provide service more efficiently to our customers.

As the value of your investment in First McMinnville Corporation continues to grow, we are confident you will encourage your family and friends to utilize the services First National Bank has to offer. Our staff remains committed to continue the tradition of being a sound fiscal entity while offering innovative banking to our customers.

With your support and loyalty, we believe we can continue to play a vital role in the economic development of our community and enhance your investment.


/s/ Charles C. Jacobs
---------------------------
Charles C. Jacobs
Chairman, CEO and President

                                   IN MEMORIAM

                                  [PHOTOGRAPH]

                                HILLARD L. MOLLOY


         Hillard L. Molloy served as director of First McMinnville Corporation from 1984 and First National Bank from January 8, 1957 until December 31, 1996. He was an honorary director of both entities until his death on March 30, 2000. Throughout his tenure he provided leadership that enhanced the service to our customers, maintained the stability of our company and encouraged our staff to be involved in community service.

         He made numerous contributions to our community as a member of Noon Rotary for over sixty years, a charter member of the Junior Chamber of Commerce, alderman for the city of McMinnville and a founder of Westwood Church of Christ, where he served as an elder for thirty-one years.

         For over fifty years, Mr. Molloy operated Molloy's Laundry. He was actively involved in promoting the economic well being of our community as evidenced by being a charter member of the Chamber of Commerce. In addition, he enjoyed working on his farm where he raised Hereford cattle and kept his walking horses.

         His wife of seventy-two years, Dora Louise Molloy and daughter Betty Sue Moore, survive Mr. Molloy.

         Our company will miss his counsel and loyalty, the understanding and encouragement he gave and his commitment to our community. The dedication of this annual report to him is a small token to show our appreciation and respect for his many years of dedicated service to our institution and community.

                                   IN MEMORIAM

                                  [PHOTOGRAPH]

                                HENRY NELSON BOYD

         Henry N. Boyd served as director of First McMinnville Corporation from 1984 and First National Bank from 1958 until his death on February 10, 2001. During his tenure on our board he provided leadership that encouraged our staff to provide quality service with a personal touch to our customers, work to improve the economic conditions of our community and ensure the stability of our financial institution.

         During a nursery career that began in 1938, he was always at the forefront in promoting this industry which has been so vital to the economy of Warren County. Not only was he active on the local level, but he also served with distinction on the stage, regional and national levels.

         Mr. Boyd was involved in the civic and religious aspect of our community life. He was a member of the Noon Rotary Club for sixty-two years, served twenty years on the University of Tennessee Space Institute Support Council, eight years on the McMinnville Electric System Power Board and was a founder of Westwood Church of Christ, of which he remained a member until his death.

         He is survived by his wife of sixty-two years, Rhea Bragg Boyd. His son Henry N. Boyd, Jr. preceded him in death.

         Our company will miss his counsel and support. The dedication of this annual report to him is a small token to show our appreciation for the contributions he made to our organization and community.

                       SELECTED FINANCIAL DATA (UNAUDITED)


The following schedule presents the results of operations, cash dividends declared, total assets, stockholders' equity and per share information for the Company for each of the five years ended December 31, 2000.

                                                                IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                          Year Ended December 31,
                                                    ---------------------------------------------------------------------
                                                      2000           1999          1998          1997              1996
                                                    ---------       -------       -------       --------         --------

Interest income                                     $  19,450        18,393        17,406         15,691           14,670
Interest expense                                       10,276         8,959         8,454          7,081            6,599
                                                    ---------       -------       -------       --------         --------
        Net interest income                             9,174         9,434         8,952          8,610            8,071

Provision for possible loan losses                        180           180           180            220              150
                                                    ---------       -------       -------       --------         --------

Net interest income after provision
  for possible loan losses                              8,994         9,254         8,772          8,390            7,921
Non-interest income                                       671           846           672            618              659
Non-interest expense                                   (4,011)       (3,958)       (3,869)        (3,850)          (3,700)
                                                    ---------       -------       -------       --------         --------

        Earnings before income taxes                    5,654         6,142         5,575          5,158            4,880

Income taxes                                            1,758         1,926         1,705          1,577            1,436
                                                    ---------       -------       -------       --------         --------

        Net earnings                                $   3,896         4,216         3,870          3,581            3,444
                                                    =========       =======       =======       ========         ========

Comprehensive earnings                              $   6,303           332         3,914          3,912            3,211
                                                    =========       =======       =======       ========         ========

Cash dividends declared                             $   1,517         1,491         1,414          1,341            1,294
                                                    =========       =======       =======       ========         ========

Total assets - end of year                          $ 269,160       263,707       243,027        212,765          195,732
                                                    =========       =======       =======       ========         ========

Stockholders' equity - end of year                  $  37,707        33,600        34,886         32,557           30,025
                                                    =========       =======       =======       ========         ========

Per share information:

    Basic earnings per common share                 $    7.43          7.91          7.24           6.68             6.34
                                                    =========       =======       =======       ========         ========

    Diluted earnings per common share               $    7.37          7.88          7.23           6.67             6.34
                                                    =========       =======       =======       ========         ========

    Dividends per share                             $    2.90          2.80          2.65           2.50             2.40
                                                    =========       =======       =======       ========         ========

    Book value per share end of year                $   72.17         63.17         65.40          60.73            55.94
                                                    =========       =======       =======       ========         ========

    Ratios:
        Return on average
          stockholders' equity                          11.13%        11.82%        11.23%         11.30%           11.55%
                                                    =========       =======       =======       ========         ========

        Return on average assets                         1.48%         1.65%         1.63%          1.73%            1.78%
                                                    =========       =======       =======       ========         ========

        Average stockholders' equity to
           average assets                               13.31%        13.94%        14.55%         15.34%           15.42%
                                                    =========       =======       =======       ========         ========

                  ASSETS                                 EQUITY




            [GRAPH 1996-2000]                       [GRAPH 1996-2000]





                DEPOSITS                                NET LOANS




           [GRAPH 1996-2000]                        [GRAPH 1996-2000]






           DIVIDENDS PER SHARE                    BASIC EARNINGS PER SHARE




            [GRAPH 1996-2000]                       [GRAPH 1996-2000]

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

                 OFFICERS OF FIRST NATIONAL BANK OF McMINNVILLE

           CHARLES C. JACOBS                        MARY JANE BELL                          GAIL YOUNGBLOOD
         Chief Executive Officer                 Vice President Loans                  Assistant Vice President
             and President                                                              Manager Data Processing
                                                      CINDY SWANN
              DIANE BOGLE                    Auditor - Compliance Officer                  MICHELLE GRISSOM
      Sr. Vice President - Loans                                                      Manager - Smithville Hwy.
                                                      CAROL LOCKE                               Branch
             LESTER COWELL                            Secretary
      Sr. Vice President - Loans               Manager - Human Resources                    MELBA SLAUGHTER
                                                                                     Banking Officer - Operations
             BRENT FOSTER                           FRED L. GREENE
      Sr. Vice President - Loans               Assistant Vice President                       CONNIE BELL
                                                Manager-Viola-Morrison                  Assistant Trust Officer
                                                       Branches

            DAVID MARTTALA                            NANCY MCBEE
       Sr. Vice President-Legal                Assistant Vice President                        TOM WARD
                Counsel                      Manager - Sparta Rd. Branch                Alternative Investments
          Trust Administrator
                                                    QUEITA ROBERTS
              KENNY NEAL                       Assistant Vice President                     MICHAEL WEETER
      Sr. Vice President - Cashier                                                         Network Manager

            PHIL WHISENHUNT
      Sr. Vice President - Loans

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE



                           Left to right,
                           Standing:
                           Sue Heatherly,
                           Judy Rigsby,
                           Melba Slaughter
[PHOTOGRAPH]               Fred Greene.
                           Seated:
                           Marion Jacobs,
                           Mozelle Terry,
                           Melodie Hawkins.
                           Unavailable:
                           Stephanie Whitaker.


                                                    Left to right,
                                                    Standing:
                                                    Nancy McBee,
                                                    Michael Weeter,
                                                    Tina Graham.
                           [PHOTOGRAPH]             Seated:
                                                    Becky Hash,
                                                    Sandra Petzoldt,
                                                    Helen Martin.




                 Left to right,
                 Standing:
                 Dickie Kesey,
                 Donna Young,
                 Glenda Phillip,.
                 Libby Tompkins.
                 Seated:                              [PHOTOGRAPH]
                 Jill Griffin,
                 Gail Youngblood,
                 Connie Sanders.

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE
                                    CONTINUED


                                     Left to right,
                                     Standing:
                                     Mary Jane Bell,
                                     Cindy Swann,
                                     Sherri Blair,
                                     Cindy Pearson.
         [PHOTOGRAPH]                Seated:
                                     Vickie Millraney,
                                     Patti Barnes,
                                     Donna Mears,
                                     Aimee Hale.


                                                       Left to right,
                                                       Standing:
                                                       Nicole Wilcher,
                                                       Amanda Jacobs,
                                                       Hillari Hollis,
                                                       Derita Reed.
                           [PHOTOGRAPH]                Seated:
                                                       Dean Cantrell,
                                                       Peggy Smith,
                                                       Kathrine Templeton.


Left to Right:
Standing:
Shirley Reed,
Queita Roberts,
Ardana Hughes,                      [PHOTOGRAPH]
Kristi Judkins,
Beth Miller.,
Seated:
Michelle Kovalcik,
Sherry Patterson,
Doris Beard,
Tricia Barnes.
Unavailable:
Loretta Evans.

                                  EMPLOYEES OF
                       FIRST NATIONAL BANK OF MCMINNVILLE
                                    CONTINUED

                                                    Left to right,
                                                    Standing:
                                                    Kristi Tate,
                                                    Elaine Reish,
                                                    Michelle Grissom,
        [PHOTOGRAPH]                                Julie Ward,
                                                    Addie Fults,
                                                    Rebecca Mullican.
                                                    Seated:
                                                    LeeAnn Davis,
                                                    Mandy Hills,
                                                    Stacey Burnett,
                                                    Holly Wood,
                                                    Toni Phifer.


                                                    Left to right,
                                                    Standing:
                                                    Jenny Boyd,
        [PHOTOGRAPH]                                Tom Ward,
                                                    Tammy Horn,
                                                    Connie Bell.
                                                    Seated:
                                                    Vickie Mitchell,
                                                    Sherry Beechum,
                                                    Karen Miller,
                                                    Ronalda Ralph.

EMPLOYEES OF THE YEAR
         Left to right,
         Standing:
         Vickie Mitchell
         Helen Martin.
EMPLOYEES OF THE QUARTER                    [PHOTOGRAPH]
         Seated:
         Jenny Boyd, 3rd Q,
         Aimee Hale, 2nd Q,
         Tammy Horn, 1st Q,
         Kristi Judkins, 4th Q.

                        [VARIOUS PHOTOGRAPHS OF EMPLOYEES
                                 AND CUSTOMERS]

                        [VARIOUS PHOTOGRAPHS OF EMPLOYEES
                                 AND CUSTOMERS]

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The purpose of this discussion is to provide insight into the financial condition and results of operations of the Company and its subsidiary. This discussion should be read in conjunction with the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

         Management's discussion of the Company, and management's analysis of the Company's operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Company believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is "forward-looking" and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations and financial condition affecting the Company's customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Company's financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Company's control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Company, and not to predict the future or to guarantee results. The Company is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances, or results.

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

         In a market such as Warren County, management believes there is an opportunity to increase the loan portfolio. The Company has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Company's intention to limit the size of its loan portfolio to approximately 75% to 80% of deposit balances; however, the quality of lending opportunities as well as the desired loan to deposit ratio will influence the size of the loan portfolio. As a practice, the Company generates substantially all of its own loans and occasionally buys participations

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


from other institutions. The Company attempts, to the extent practical, to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Company's policy is to have a diverse loan portfolio. At December 31, 2000, the nursery industry constituted the largest single industry segment and accounted for $10,426,000 (7.66% of the Company's loan portfolio) as compared to $11,399,000 or 8.42% in 1999. No other segment accounted for more than 10% of the portfolio. Management is not aware of any adverse trends or expected losses in respect to the nursery industry.


CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

         Regulations of the Office of the Comptroller of the Currency ("OCC") establish required minimum capital levels for the Bank. Under these regulations, national banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. The Company and its national bank subsidiary must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a Total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a national bank to be considered "adequately capitalized" under the OCC's "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Company has a Tier 1 risk based ratio of 26.66%, a total risk-based capital ratio of 27.84% and a leverage capital ratio of 14.73%, and was therefore within the "well capitalized" category under the regulations. The subsidiary bank's ratios were substantially the same as those set forth for the Company.

         Dividends of $1,517,000 and $1,491,000 were declared during 2000 and 1999, respectively. Principally because of the high percent of equity capital, the return on equity is lower than banks in the Company's peer group. Cash dividends are anticipated to be increased in 2001 if profits increase. The dividend payout ratio (dividends declared divided by net earnings) was 38.9%, 35.4% and 36.5% in 2000, 1999 and 1998, respectively. No material changes in the mix or cost of capital is anticipated in the foreseeable future.

         The dividends paid by the Company are funded by dividends received by the Company from the Bank. The Bank is limited by law, regulation and prudence as to the amount of dividends it can pay. At December 31, 2000, under the most restrictive of these regulatory limits, the Bank could declare in 2001 cash dividends in an aggregate amount of up to approximately $7.4 million, plus any 2001 net earnings, without prior approval of the Comptroller of the Currency. Because of sound business considerations and other Regulatory capital requirements, it is unlikely that the Company would ever pay a significant portion of this amount as dividends.

FINANCIAL CONDITION

         During 2000, total assets increased $5,453,000 or 2.1% from $263,707,000 at December 31, 1999 to $269,160,000 at December 31, 2000. Loans,
net of allowance for possible loan losses, increased from $133,873,000 to $134,335,000 or .3% during fiscal year 2000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


There was no significant change in loan types during 2000.

         Securities increased 5.3% from $117,971,000 at December 31, 1999 to $124,202,000 at December 31, 2000. The carrying value of securities of U.S. Treasury and other U.S. Government obligations increased $6,028,000, obligations of state and political subdivisions decreased $1,759,000, corporate and other securities increased $2,303,000 and there was a decrease in mortgage backed securities of $341,000. At December 31, 2000 the market value of the Company's securities portfolio was less than its amortized cost by $1,891,000 (1.5%). At December 31, 1999 the market value of the Company's securities portfolio was less than its amortized cost by $7,043,000 (5.7%). The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 2000 was 6.87% as compared to an average yield of 7.08% at December 31, 1999.

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

         The Company's classification of securities as of December 31, 2000 is as follows:

                                                  HELD-TO-MATURITY                    AVAILABLE-FOR-SALE
                                          --------------------------------      ------------------------------
                                                                ESTIMATED                            ESTIMATED
                                             AMORTIZED           MARKET           AMORTIZED           MARKET
                                               COST              VALUE              COST              VALUE
                                          -------------       ------------      ------------       -----------
                                                                      (In Thousands)
U.S. Treasury and
   other U.S. government
   agencies and corporations              $       8,469              8,293            82,119            80,273
Obligations of states and
   political subdivisions                        27,049             27,322               868               889
Corporate and other
   securities                                     1,992              1,992             2,082             2,015
Mortgage-backed securities                        1,900              1,868             1,679             1,615
                                          -------------       ------------      ------------       -----------

                                          $      39,410             39,475            86,748            84,792
                                          =============       ============      ============       ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         During the year ended December 31, 1998, the net increase in capital included $44,000 which represents the unrealized appreciation in securities available-for-sale of $71,000 net of applicable taxes of $27,000. During the year ended December 31, 1999, the net decrease in capital included $3,884,000 which represents the unrealized loss on securities available-for-sale of $6,261,000 net of applicable taxes of $2,377,000. During 2000 the net increase in capital included $2,407,000 which represents the unrealized appreciation in securities available-for-sale of $3,879,000 net of applicable taxes of $1,472,000.

         The increase in assets in 2000 was funded primarily by an increase in deposits of $14,928,000 offset by decreases in securities sold under repurchase agreements ($1,888,000), Federal funds purchased ($6,000,000), and advances from the Federal Home Loan Bank ($6,200,000). Total deposits increased from $195,924,000 at December 31, 1999 to $210,852,000 at December 31, 2000
representing an increase of 7.6%. Demand deposits increased 3.1% from $17,556,000 at December 31, 1999 to $18,108,000 at December 31, 2000.
Additionally, increases in certificates of deposit and individual retirement accounts of $15,352,000 (13.3%) contributed to the increases in deposits for 2000. The subsidiary bank has unused lines of credit of $11,000,000 and the Company has an unused line of credit of $2,000,000 at December 31, 2000.

         The Company's allowance for loan losses at December 31, 2000 was $1,711,000 as compared to $1,502,000 at December 31, 1999. Non-performing loans amounted to $496,000 at December 31, 2000 compared to $182,000 at December 31, 1999. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net charge-off's totaled $173,000 for 1999. Net recoveries of previously charged-off loans totaled $29,000 for 2000. The provision for possible loan losses was $180,000 in 2000, 1999 and 1998. The net charge-off's in 1999 are not considered by management to be a trend.

         The allowance for possible loan losses, amounting to $1,711,000 at December 31, 2000, represents 1.26% of total loans outstanding. At December 31, 1999, the allowance for possible loan losses represented 1.11% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 2000 to be adequate.


LIQUIDITY

         Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Company. The Company's loan to deposit ratio was approximately 64.5% and 69.1% at December 31, 2000 and December 31, 1999, respectively.

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

         First McMinnville Corporation presently maintains a liability sensitive position over the 2001 year or a negative gap. Liability sensitivity means that more of the Company's liabilities are

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 2000:

--------------------------------------------------------------------------------------------------------------------------
     INTEREST-RATE SENSITIVITY                                                                       ONE YEAR
               GAPS:                       REPRICE          1-90          91-180        181-365         AND
           (IN THOUSANDS)                IMMEDIATELY        DAYS           DAYS          DAYS         LONGER       TOTAL
-------------------------------------  -----------------------------------------------------------------------------------

Interest-earning assets                 $         --         58,296        23,821        17,076       161,118      260,311
Interest-bearing liabilities                   2,000        118,160        27,280        46,504        15,781      209,725
                                        ------------      ---------      --------      --------      --------     --------

Interest rate sensitivity               $     (2,000)       (59,864)       (3,459)      (29,428)      145,337       50,586
                                        ============      =========      ========      ========      ========     ========

Cumulative gap                          $     (2,000)       (61,864)      (65,323)      (94,751)       50,586
                                        ============      =========      ========      ========      ========

Interest rate sensitivity
  gap as a % of total
  assets                                        (.74)%       (22.24)%       (1.29)%      (10.93)%       53.99%
                                        ============      =========      ========      ========      ========

Cumulative gap as a
  % of total assets                             (.74)%       (22.98)%      (24.27)%      (35.20)%       18.79%
                                         ============      =========      ========      ========      ========

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

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2000 were $3,896,000, a decrease of $320,000 or 7.6% from fiscal year 1999. Net earnings for 1999 totaled $4,216,000 which was an increase of $346,000 or 8.9% from $3,870,000 for 1998. Basic earnings per common share was $7.43 in 2000, $7.91 in 1999 and $7.24 in 1998. Diluted earnings per common share were $7.37, $7.88 and $7.23 in 2000, 1999 and 1998, respectively. Average earning assets increased $6,274,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999. Average earning assets increased $18,008,000 for the year ended December 31, 1999 as compared to year ended December 31, 1998. Additionally, the net interest spread decreased from 3.65% in 1999 to 3.43% in 2000. The net interest spread was 3.69% in 1998. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis. The decrease in the net interest spread in 2000 was primarily attributable to a larger increase in average interest bearing liabilities which was $9,627,000 more than the increase in average interest bearing assets which

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


was $6,274,000. The cost of interest bearing deposits increased 49 basis points from 4.49% to 4.98% while the weighted average yield on earning assets only increased 22 basis points from 7.76% to 7.98%. The decrease in the net interest spread in 1999 was attributable to funding of interest bearing assets by increases in securities sold under repurchase agreements, Federal funds purchased and advances from the Federal Home Loan Bank. These items typically have higher interest rates than are paid on customer deposits. There was a decrease in average non-interest bearing demand deposits in 2000 of $324,000.

         Net interest income before provision for loan losses for 2000 totaled $9,174,000 as compared to $9,434,000 for 1999 and $8,952,000 for 1998. The provision for loan losses was $180,000 in 2000, 1999 and 1998. Net recoveries in 2000 were $29,000 as compared to net charge-off's of $173,000 in 1999. The 1999 charge-offs are unrelated to the nursery business and management does not consider the charge-off's to be a trend.

         Non-interest income decreased 20.7% to $671,000 in 2000 from $846,000 in 1999. Non-interest income totaled $672,000 in 1998. Non-interest income in 1999 included a gain on sale of bank premises of $166,000.

         Non-interest expense increased 1.3% to $4,011,000 in 2000 from $3,958,000 in 1999. Non-interest expense was $3,869,000 in 1998. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and fixtures expenses, data processing, Federal Deposit Insurance premiums, supplies and general operating costs increased commensurate with the continued growth of the Company. The increase in 2000 was primarily attributable to an increase in salaries and employment benefits of $116,000 (4.6%). These increases in 2000 were offset by a decrease of $55,000 in furniture and equipment expenses and $25,000 in other operating expenses. The non-interest expense increased approximately 2.3% from 1998 to 1999 and was due primarily to increases in salaries and employee benefits with an offset from the decrease in furniture and equipment expenses and occupancy expenses.

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


         Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Company's rate sensitivity position has an important impact on earnings. Senior management of the Company meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2000.

----------------------------------------------------------------------------------------------------------------------------------

        HELD FOR PURPOSES                  EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
        OTHER THAN TRADING           ------------------------------------------------------------                             FAIR
          (IN THOUSANDS)               2001          2002         2003         2005         2010      THEREAFTER   TOTAL      VALUE
-----------------------------------  -----------------------------------------------------------------------------------------------

EARNING ASSETS:

  Loans, net of unearned interest    $ 47,963       15,020       24,498       38,595        7,307        2,663    136,046    131,361
    Average interest rate                8.96%        8.44%        8.18%        8.15%        7.87%        7.76%      8.46%

  Securities                           51,167        8,594        7,990        6,541       31,745       18,165    124,202    124,267
                                         7.09%        7.09%        7.27%        7.00%        6.99%        6.82%      7.03%
INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits      116,354       13,935          846           --           --           --    131,135    131,496
    Average interest rate                6.32%        6.36%         6.6%          --           --           --       6.32%

  Negotiable order of withdrawal       27,597           --           --           --           --           --     27,597     27,597
    accounts                             2.88%          --           --           --           --           --       2.88%

  Money market demand accounts          8,001           --           --           --           --           --      8,001      8,001
    Average interest rate                3.68%          --           --           --           --           --       3.68%

  Savings deposits                     26,011           --           --           --           --           --     26,011     26,011
    Average interest rate                3.45%          --           --           --           --           --       3.45%

  Securities sold under repurchase     13,981           --           --           --           --           --     13,981     13,981
    agreements                           4.38%          --           --           --           --           --       4.38%

  Advances from Federal                    --           --           --        1,000           --           --      1,000      1,012
    Home Loan Bank                         --           --           --         5.60%          --           --        5.6%

Federal funds purchased                 2,000           --           --           --           --           --      2,000      2,000
                                          6.5%          --           --           --           --           --        6.5%

                     [MAGGART & ASSOCIATES, P.C. LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
First McMinnville Corporation:

We have audited the accompanying consolidated balance sheets of First McMinnville Corporation and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First McMinnville Corporation and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ MAGGART & ASSOCIATES, P.C.


Nashville, Tennessee
January 19, 2001

                          FIRST MCMINNVILLE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                                        In Thousands
                                                                                ----------------------------
                                                                                   2000              1999
                                                                                ----------        ----------

                                      ASSETS
Loans, less allowance for possible loan losses of $1,711,000
   and $1,502,000, respectively                                                 $  134,335           133,873
Securities:
   Held-to-maturity, at amortized cost (market value $39,475,000
     and $34,361,000, respectively)                                                 39,410            35,569
   Available-for-sale, at market (amortized cost $86,748,000 and
     $88,237,000, respectively)                                                     84,792            82,402
                                                                                ----------        ----------
                  Total securities                                                 124,202           117,971
                                                                                ----------        ----------

Interest-bearing deposits in financial institutions                                     63                40
                                                                                ----------        ----------

                  Total earning assets                                             258,600           251,884
                                                                                ----------        ----------

Cash and due from banks                                                              4,364             4,625
Premises and equipment, net                                                          2,228             1,904
Accrued interest receivable                                                          2,480             2,327
Deferred tax asset                                                                     932             2,402
Other real estate                                                                       70                74
Other assets                                                                           486               491
                                                                                ----------        ----------

                  Total assets                                                  $  269,160           263,707
                                                                                ==========        ==========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                        $  210,852           195,924
Securities sold under repurchase agreements                                         13,981            15,869
Federal funds purchased                                                              2,000             8,000
Advances from Federal Home Loan Bank                                                 1,000             7,200
Accrued interest and other liabilities                                               3,620             3,114
                                                                                ----------        ----------
                  Total liabilities                                                231,453           230,107
                                                                                ----------        ----------

Stockholders' equity:
   Common stock, par value $2.50 per share, authorized 5,000,000,
     issued 609,225 and 609,150 shares, respectively                                 1,523             1,523
   Additional paid-in capital                                                        1,760             1,754
   Retained earnings                                                                39,121            36,742
   Net unrealized losses on available-for-sale securities, net of income
     tax benefit of $743,000 and $2,215,000, respectively                           (1,213)           (3,620)
                                                                                ----------        ----------
                                                                                    41,191            36,399
Less cost of treasury stock of 86,767 and 77,220 shares, respectively               (3,484)           (2,799)
                                                                                ----------        ----------
                  Total stockholders' equity                                        37,707            33,600
                                                                                ----------        ----------

COMMITMENTS AND CONTINGENT LIABILITIES

                  Total liabilities and stockholders' equity                    $  269,160           263,707
                                                                                ==========        ==========

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000


                                                                                    In Thousands,
                                                                               Except Per Share Amount
                                                                     -----------------------------------------
                                                                        2000            1999             1998
                                                                     ---------        --------        --------

Interest income:
   Interest and fees on loans                                        $  11,511          10,892          10,087
   Interest and dividends on securities:
     Taxable securities                                                  6,541           6,037           5,773
     Exempt from Federal income taxes                                    1,393           1,452           1,369
   Interest on Federal funds sold                                            3              12             172
   Interest on interest-bearing deposits in financial
       institutions                                                          2              --               5
                                                                     ---------        --------        --------
                  Total interest income                                 19,450          18,393          17,406
                                                                     ---------        --------        --------

Interest expense:
   Interest on negotiable order of withdrawal accounts                     774             707             533
   Interest on money market demand and savings accounts                  1,180           1,202           1,137
   Interest on certificates of deposit                                   7,255           5,968           6,256
   Interest on securities sold under repurchase agreements
     and short-term debt                                                   573             594             353
   Interest on advances from Federal Home Loan Bank                        156             280             147
   Interest on Federal funds purchased                                     338             208              28
                                                                     ---------        --------        --------
                  Total interest expense                                10,276           8,959           8,454
                                                                     ---------        --------        --------

Net interest income before provision for possible loan losses            9,174           9,434           8,952
Provision for possible loan losses                                         180             180             180
                                                                     ---------        --------        --------
Net  interest income after provision for possible loan losses            8,994           9,254           8,772

Non-interest income                                                        671             846             672
Non-interest expense                                                    (4,011)         (3,958)         (3,869)
                                                                     ---------        --------        --------

                  Earnings before income taxes                           5,654           6,142           5,575

Income taxes                                                             1,758           1,926           1,705
                                                                     ---------        --------        --------

                  Net earnings                                       $   3,896           4,216           3,870
                                                                     =========        ========        ========

Basic earnings per common share                                      $    7.43            7.91            7.24
                                                                     =========        ========        ========

Diluted earnings per common share                                    $    7.37            7.88            7.23
                                                                     =========        ========        ========

See accompanying notes to consolidated financial statements.

                         FIRST MCMINNVILLE CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2000

                                                                                                  In Thousands
                                                                                   ------------------------------------------
                                                                                     2000             1999             1998
                                                                                   ---------        --------         --------

Net earnings                                                                       $   3,896           4,216            3,870
                                                                                   ---------        --------         --------

Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during the year, net of taxes of $1,472,000,
     $2,365,000 and $35,000, respectively                                              2,407          (3,865)              58
   Reclassification adjustments for gains included in
     net earnings, net of taxes of $11,000 and $8,000 in
     1999 and 1998, respectively                                                          --             (19)             (14)
                                                                                   ---------        --------         --------
                  Other comprehensive earnings (loss)                                  2,407          (3,884)              44
                                                                                   ---------        --------         --------

                  Comprehensive earnings                                           $   6,303             332            3,914
                                                                                   =========        ========         ========

See accompanying notes to consolidated financial statements.

                         FIRST MCMINNVILLE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2000


                                                                               In Thousands
                                                      --------------------------------------------------------------
                                                                                               Net Unrealized
                                                                                               Gains (Losses)
                                                               Additional                      On Available-
                                                      Common    Paid-In    Retained   Treasury  For-Sale
                                                      Stock     Capital    Earnings    Stock    Securities    Total
                                                      ------     -----      ------     ------     ------      ------

Balance December 31, 1997                             $1,514     1,568      31,561     (2,306)       220      32,557

Net earnings                                              --        --       3,870         --         --       3,870

Issuance of 995 shares of common stock                     3        55          --         --         --          58


Cash dividends declared ($2.65 per share)                 --        --      (1,414)        --         --      (1,414)


Cost of 3,673 shares of treasury stock                    --        --          --       (229)        --        (229)


Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $27,000                          --        --          --         --         44          44
                                                      ------     -----      ------     ------     ------      ------

Balance December 31, 1998                              1,517     1,623      34,017     (2,535)       264      34,886

Net earnings                                              --        --       4,216         --         --       4,216

Issuance of 2,355 shares of common stock                   6       131          --         --         --         137

Cash dividends declared ($2.80 per share)                 --        --      (1,491)        --         --      (1,491)


Cost of 3,851 shares of treasury stock                    --        --          --       (264)        --        (264)

Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $2,377,000                       --        --          --         --     (3,884)     (3,884)
                                                      ------     -----      ------     ------     ------      ------

Balance December 31, 1999                              1,523     1,754      36,742     (2,799)    (3,620)     33,600

Net earnings                                              --        --       3,896         --         --       3,896

Issuance of 105 shares of common stock                    --         6          --         --         --           6

Cash dividends declared ($2.90 per share)                 --        --      (1,517)        --         --      (1,517)

Cost of 9,547 shares of treasury stock                    --        --          --       (685)        --        (685)

Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $1,472,000                       --        --          --         --      2,407       2,407
                                                      ------     -----      ------     ------     ------      ------

Balance December 31, 2000                             $1,523     1,760      39,121     (3,484)    (1,213)     37,707
                                                      ======    ======     =======     ======     ======     =======

See accompanying notes to consolidated financial statements.

                         FIRST MCMINNVILLE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                In Thousands
                                                                   -------------------------------------
                                                                     2000          1999           1998
                                                                   --------       -------       --------
Cash flows from operating activities:
   Interest received                                               $ 19,232        18,048         17,322
   Fees and commissions received                                        671           650            650
   Interest paid                                                     (9,585)       (8,947)        (8,296)
   Cash paid to suppliers and employees                              (3,909)       (3,830)        (3,700)
   Income taxes paid                                                 (1,888)       (1,926)        (1,503)
                                                                   --------       -------       --------
          Net cash provided by operating activities                   4,521         3,995          4,473
                                                                   --------       -------       --------

Cash flows from investing activities:
   Purchase of available-for-sale securities                         (6,832)      (49,196)      (197,580)
   Proceeds from sales of available-for-sale securities                  --         3,898         17,383
   Proceeds from maturities of available-for-sale securities          8,386        18,439        162,464
   Purchase of held-to-maturity securities                           (7,083)      (15,590)       (21,357)
   Proceeds from maturities of held-to-maturity securities            3,242        26,260         21,655
   Loans made to customers, net of repayments                          (712)       (8,957)       (15,191)
   Purchase of premises and equipment                                  (483)          (51)           (43)
   Proceeds from sales of premises and equipment                         --           204             --
   Proceeds from sales of other real estate                              74            --             --
   Decrease (increase) in interest bearing deposits in
     financial institutions                                             (23)          (40)           100
                                                                   --------       -------       --------
          Net cash used in investing activities                      (3,431)      (25,033)       (32,569)
                                                                   --------       -------       --------

Cash flows from financing activities:
   Net increase (decrease) in demand, NOW and savings
     deposit accounts                                                  (424)        3,918          1,341
   Net increase in time deposits                                     15,352         6,701         11,073
   Net increase (decrease) in securities sold under
     repurchase agreements                                           (1,888)        2,170          9,349
   Increase (decrease) in Federal funds purchased                    (6,000)        6,000          2,000
   Increase (decrease) in advances from Federal Home
     Loan Bank                                                       (6,200)        3,200          4,000
   Proceeds from issuance of short-term notes payable                    --             6             --
   Repayment of short-term notes payable                                 --            (6)            --
   Dividends paid                                                    (1,512)       (1,440)        (1,366)
   Payments to acquire treasury stock                                  (685)         (264)          (229)
   Proceeds from issuance of common stock                                 6           137             58
                                                                   --------       -------       --------
          Net cash provided by (used in) financing activities        (1,351)       20,422         26,226
                                                                   --------       -------       --------

Net decrease in cash and cash equivalents                              (261)         (616)        (1,870)

Cash and cash equivalents at beginning of year                        4,625         5,241          7,111
                                                                   --------       -------       --------

Cash and cash equivalents at end of year                           $  4,364         4,625          5,241
                                                                   ========       =======       ========

See accompanying notes to consolidated financial statements.

                         FIRST MCMINNVILLE CORPORATION

                       THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                In Thousands
                                                                     ---------------------------------
                                                                       2000         1999         1998
                                                                     -------       ------       ------
Reconciliation of net earnings to net cash
 provided by operating activities:
     Net earnings                                                    $ 3,896        4,216        3,870
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                   159          178          215
         Provision for possible loan losses                              180          180          180
         Provision for deferred taxes                                     (2)          38          (51)
         Securities gains                                                 --          (46)         (31)
         Securities losses                                                --           16            9
         FHLB dividend reinvestment                                      (65)         (52)         (50)
         Loss (gain) on disposal of premises and equipment                --         (166)          --
         Increase (decrease) in taxes payable, net                      (128)         (23)         253
         Increase in interest receivable                                (153)        (293)         (14)
         Increase in interest payable                                    691           12          158
         Decrease in other assets and liabilities, net                   (57)         (65)         (66)
                                                                     -------       ------       ------
                Total adjustments                                        625         (221)         603
                                                                     -------       ------       ------

                Net cash provided by operating activities            $ 4,521        3,995        4,473
                                                                     =======       ======       ======

Supplemental Schedule of Non-Cash Activities:

   Non-cash transfers from loans to other real estate                $    70           74           --
                                                                     =======       ======       ======
   Unrealized gain (loss) in value of securities available-for-
     sale net of income taxes of $1,472,000, $2,377,000
     and $27,000, respectively                                       $ 2,407       (3,884)          44
                                                                     =======       ======       ======
   Non-cash transfers from other real estate to bank
     premises and equipment                                          $    --           11           --
                                                                     =======       ======       ======

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of First McMinnville Corporation (the "Company") and its wholly-owned subsidiary, the First National Bank of McMinnville ("Bank") are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National Bank of McMinnville. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (B)      NATURE OF OPERATIONS

                  The Company is registered as a one bank holding company under the Bank Holding Company Act of 1956. The Bank operates under a Federal Bank Charter and provides full banking services. As a national bank, the subsidiary bank is subject to regulation by the Office of the Comptroller of the Currency. The principal area served by First National Bank of McMinnville is Warren County, Tennessee and surrounding counties in Middle Tennessee. Services are provided at the main office and four branches.

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

                        DECEMBER 31, 2000, 1999 AND 1998


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

                        DECEMBER 31, 2000, 1999 AND 1998


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

                        DECEMBER 31, 2000, 1999 AND 1998


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

                        DECEMBER 31, 2000, 1999 AND 1998


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

         (H)      LONG-LIVED ASSETS

                  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management has determined that no impairment loss need be recognized for its long-lived assets.

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

                        DECEMBER 31, 2000, 1999 AND 1998


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

         (K)      PENSION EXPENSE

                  Effective December 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards
                  (SFAS) No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits". The provisions of SFAS No. 132 revised disclosures about pension and other postretirement benefit plans including a reconciliation of beginning and ending balances of the benefit obligation, the beginning and ending balances of the fair value of plan assets, the discount rate, the rate of compensation increase used to determine the projected benefit obligation and the expected return on plan assets. The provisions of SFAS No. 132 did not change the measurement or recognition of the plan. Accordingly, the net pension expense consists of service costs, interest cost, return on pension assets and amortization of unrecognized initial excess of projected benefits over plan assets and actuarial gains and losses.

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

         (N)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 1999 and 1998 figures to conform to the presentation for 2000.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Loans and allowance for possible loan losses at December 31, 2000 and 1999 are summarized as follows:

                                                                                    In Thousands
                                                                        ----------------------------------
                                                                              2000               1999
                                                                              ----               ----
              Commercial, financial and agricultural                    $        37,814             38,013
              Real estate - construction                                          3,134              1,802
              Real estate - mortgage                                             92,172             92,515
              Consumer                                                            2,926              3,045
                                                                        ---------------    ---------------
                                                                                136,046            135,375
              Less allowance for possible loan losses                            (1,711)            (1,502)
                                                                        ---------------    ---------------
                                                                        $       134,335            133,873
                                                                        ===============    ===============


         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and officers of the Company, and to their affiliates. The aggregate dollar amount of these loans was $6,236,000 and $6,499,000 at December 31, 2000 and 1999, respectively. During 2000, $3,521,000 of such loans were made and repayments totaled $3,784,000. During 1999, $3,780,000 of such loans were made and repayments totaled $3,362,000. As of December 31, 2000, none of these loans were restructured, nor were any related party loans charged off during the past three years.

         No loans had been placed on non-accrual status during 2000 and 1999.

         The principal maturities on loans at December 31, 2000 are as follows:

                                                                   In Thousands
                               -----------------------------------------------------------------------------------
                                 Commercial,
                                  Financial
                                     and          Real Estate -     Real Estate-
                                 Agricultural     Construction        Mortgage         Consumer            Total
                                 ------------     -------------     ------------       --------            -----
         3 months or less      $      11,209                --           11,205               833           23,247
         3 to 12 months               10,329             3,134           10,321               932           24,716
         1 to 5 years                 15,945                --           61,007             1,161           78,113
         Over 5 Years                    331                --            9,639                --            9,970
                               -------------     -------------    -------------     -------------    -------------

                               $      37,814             3,134           92,172             2,926          136,046
                               =============     =============    =============     =============    =============

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         At December 31, 2000, variable rate and fixed rate loans totaled approximately $7,217,000 and $128,829,000, respectively. At December 31, 1999, variable rate loans were approximately $9,490,000 and fixed rate loans totaled approximately $125,885,000.

         Transactions in the allowance for possible loan losses for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                                                           In Thousands
                                                             --------------------------------------
                                                               2000           1999           1998
                                                             -------         -------        -------

                       Balance, beginning of year            $ 1,502           1,495          1,314
                       Provision charged to operating
                         expense                                 180             180            180
                                                             -------         -------        -------
                                                               1,682           1,675          1,494
                                                             -------         -------        -------

                       Loans charged off                         (86)           (209)           (37)
                       Recoveries on losses                      115              36             38
                                                             -------         -------        -------
                         Net recoveries (charge-offs)             29            (173)             1
                                                             -------         -------        -------

                       Balance, end of year                  $ 1,711           1,502          1,495
                                                             =======         =======        =======

         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Warren County, Tennessee. At December 31, 2000, the Company had loans to customers in the nursery industry totaling approximately $10,426,000 as compared to $11,399,000 at December 31, 1999. Credit is extended to businesses and individuals and is generally evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 2000 and 1999 were as follows:

                                                                               In Thousands
                                                                        ---------------------------
                                                                            2000          1999
                                                                            ----          ----

              Recorded investment                                       $     1,785        1,808
              Loan loss reserve                                         $       785          535


         The average recorded investment in impaired loans for the years ended December 31, 2000 and 1999 was $1,805,000 and $2,198,000, respectively.

         The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $163,000 and $187,000 for 2000 and 1999, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Company's classification of securities at December 31, 2000 is as follows:


                                                                Securities Held-To-Maturity
                                                  ----------------------------------------------------
                                                                      In Thousands
                                                  ----------------------------------------------------
                                                                         2000
                                                  ----------------------------------------------------
                                                                     Gross      Gross        Estimated
                                                    Amortized      Unrealized  Unrealized     Market
                                                      Cost            Gains      Losses        Value
                                                    ---------      ----------  ----------    --------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                             $ 8,469             26        202         8,293
         Obligations of states and political
           subdivisions                              27,049            398        125        27,322
         Corporate and other securities               1,992             --         --         1,992
         Mortgage-backed securities                   1,900             --         32         1,868
                                                    -------        -------    -------       -------

                                                    $39,410            424        359        39,475
                                                    =======        =======    =======       =======

                                                                  Securities Available-For-Sale
                                                    ---------------------------------------------------------
                                                                          In Thousands
                                                    ---------------------------------------------------------
                                                                              2000
                                                    ---------------------------------------------------------
                                                                     Gross           Gross          Estimated
                                                    Amortized      Unrealized      Unrealized         Market
                                                      Cost           Gains           Losses           Value
                                                    ---------      ----------      ----------       -------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                             $82,119             38           1,884           80,273
         Obligations of states and political
           subdivisions                                 868             21              --              889
         Corporate and other securities               2,082             --              67            2,015
         Mortgage-backed securities                   1,679             --              64            1,615
                                                    -------        -------         -------          -------

                                                    $86,748             59           2,015           84,792
                                                    =======        =======         =======          =======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 1999 consist of the following:

                                                                   Securities Held-To-Maturity
                                                    -----------------------------------------------------------
                                                                           In Thousands
                                                    -----------------------------------------------------------
                                                                              1999
                                                    -----------------------------------------------------------
                                                                         Gross           Gross       Estimated
                                                    Amortized         Unrealized      Unrealized       Market
                                                       Cost              Gains           Losses        Value
                                                    ---------         ----------      ----------     ---------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                               $ 4,776               --            339           4,437
         Obligations of states and political
           subdivisions                                28,549              180            997          27,732
         Mortgage-backed securities                     2,244               --             52           2,192
                                                      -------          -------        -------         -------

                                                      $35,569              180          1,388          34,361
                                                      =======          =======        =======         =======



                                                                  Securities Available-For-Sale
                                                    -----------------------------------------------------------
                                                                          In Thousands
                                                    -----------------------------------------------------------
                                                                              1999
                                                    -----------------------------------------------------------
                                                                         Gross           Gross       Estimated
                                                    Amortized         Unrealized      Unrealized       Market
                                                      Cost               Gains           Losses         Value
                                                    ---------         ----------      ----------     ---------
         U.S. Treasury and other U.S.
           Government agencies and
           corporations                               $83,525               --          5,587          77,938
         Obligations of states and political
           subdivisions                                 1,139               11              2           1,148
         Corporate and other securities                 1,864               --            160           1,704
         Mortgage-backed securities                     1,709               --             97           1,612
                                                      -------          -------        -------         -------

                                                      $88,237               11          5,846          82,402
                                                      =======          =======        =======         =======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                    In Thousands
                                                                        ----------------------------------
                                                                                               Estimated
                                                                            Amortized           Market
              Securities Held-To-Maturity                                      Cost              Value
                                                                        ---------------    ---------------

              Due in one year or less                                   $         1,629              1,633
              Due after one year through five years                               5,841              5,918
              Due after five years through ten years                             15,230             15,451
              Due after ten years                                                14,718             14,481
              Corporate and other securities                                      1,992              1,992
                                                                        ---------------    ---------------

                                                                        $        39,410             39,475
                                                                        ===============    ===============



                                                                                    In Thousands
                                                                        ----------------------------------
                                                                                             Estimated
                                                                           Amortized           Market
              Securities Available-For-Sale                                  Cost               Value
                                                                        ---------------    ---------------
              Due in one year or less                                   $            --                 --
              Due after one year through five years                               2,005              1,988
              Due after five years through ten years                             39,403             39,060
              Due after ten years                                                43,258             41,662
                                                                        ---------------    ---------------
                                                                                 84,666             82,710
              Federal Home Loan Bank stock                                          991                991
              Federal Reserve Bank stock                                             91                 91
              Corporate and other securities                                      1,000              1,000
                                                                        ---------------    ---------------

                                                                        $        86,748             84,792
                                                                        ===============    ===============

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:

                                                                          In Thousands
                                                     -----------------------------------------------------
                                                                 For the Year Ended December 31,
                                                     -----------------------------------------------------
                                                           2000               1999               1998
                                                           ----               ----               ----

              Gross proceeds                         $            --              3,898             17,383
                                                     ===============    ===============    ===============

              Gross realized gains                   $            --                 46                 31
              Gross realized losses                               --                (16)                (9)
                                                     ---------------    ---------------    ---------------
                     Net realized gains              $            --                 30                 22
                                                     ===============    ===============    ===============


         Included in the above gains and losses table are realized gains of $22,000 in 1999 and realized losses of $5,000 in 1998, respectively, related to calls of securities classified as held-to-maturity.

         Securities with approximate carrying values of $59,990,000 (approximate market value of $59,977,000) and $54,066,000 (approximate market value of $53,915,000) at December 31, 2000 and 1999, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.

         Included in the securities at December 31, 2000, are approximately $14,297,000 at amortized cost (approximate market value of $14,360,000) in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $2,615,000 (market value $2,598,000) at December 31, 2000 as compared to $2,232,000 (market value $2,070,000) at December 31, 1999.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $991,000 and $773,000 at December 31, 2000 and 1999, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

         Federal Reserve Bank stock totaling $91,000 at December 31, 2000 and 1999, respectively, can only be sold back at par and only to the Federal Reserve Bank or to another member institution.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2000 and 1999 is as follows:


                                                                                    In Thousands
                                                                        -------------------------------------
                                                                              2000               1999
                                                                              ----               ----

              Land                                                      $           400                412
              Buildings                                                           2,487              2,504
              Furniture and equipment                                             2,223              1,719
                                                                        ---------------    ---------------
                                                                                  5,110              4,635
              Less accumulated depreciation                                      (2,882)            (2,731)
                                                                        ---------------    ---------------
                                                                        $         2,228              1,904
                                                                        ===============    ===============


(5)      DEPOSITS

         Deposits at December 31, 2000 and 1999 are summarized as follows:

                                                                                    In Thousands
                                                                        -------------------------------------
                                                                              2000               1999
                                                                              ----               ----

              Demand deposits                                           $        18,108             17,556
              Negotiable order of withdrawal accounts                            27,597             26,167
              Money market demand accounts                                        8,001              8,504
              Savings deposits                                                   26,011             27,914
              Certificates of deposit $100,000 or greater                        47,452             39,358
              Other certificates of deposit                                      70,747             64,943
              Individual retirement accounts $100,000 or
                greater                                                           3,758              2,679
              Other individual retirement accounts                                9,178              8,803
                                                                        ---------------    ---------------
                                                                        $       210,852            195,924
                                                                        ===============    ===============


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2000 are as follows:


                                                                          In Thousands
                                                     -----------------------------------------------------
                                                      Single Deposits    Single Deposits
                       Maturity                       Under $100,000      Over $100,000          Total
                       --------                       --------------      -------------          -----
              3 months or less                       $        21,302             21,268             42,570
              3 to 6 months                                   18,915              8,365             27,280
              6 to 12 months                                  29,960             16,544             46,504
              1 to 5 years                                     9,748              5,033             14,781
                                                     ---------------    ---------------    ---------------
                                                     $        79,925             51,210            131,135
                                                     ===============    ===============    ===============

         The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2000 and 1999 were approximately $1,158,000 and $1,057,000, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements during 2000 and 1999 were $17,634,000 and $18,238,000, respectively. The average daily balance outstanding during 2000, 1999 and 1998 was $14,128,000, $15,044,000 and $9,011,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from Federal Home Loan Bank (FHLB) at December 31, 2000 and 1999 consists of the following:



                                                                                          In Thousands
                                                                      Initial      ----------------------------
              Original                                              Fixed Rate          2000            1999
             Note Date           Maturity Date            Rate        Period           Amount          Amount
             ---------           -------------            ----      -----------        ------          ------
           April 9, 1998         April 9, 2008             5.08%    12 Months      $          --          2,000
           April 30, 1998        April 30, 2008            5.60     24 Months              1,000          1,000
           April 30, 1998        April 30, 2008            5.31     12 Months                 --          1,000
           August 20, 1999       January 14, 2000          5.88      5 Months                 --          3,200
                                                                                   -------------   ------------
                                                                                   $       1,000          7,200
                                                                                   =============   ============


         The FHLB has the right to convert the fixed rate on these advances at the end of the initial fixed rate period and on a quarterly basis thereafter with a one business day notice. If the conversion option is exercised, the advance will be converted to a three month LIBOR-based advance at a spread of zero basis points to the LIBOR index. Securities totaling $10,000,000 and $11,000,000 were pledged to FHLB as collateral at December 31, 2000 and 1999, respectively.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:


                                                                         In Thousands
                                                               ------------------------------
                                                                 2000        1999       1998
                                                               --------    -------    -------
              Non-interest income:
                Service charges on deposits                    $    485        465        510
                Other fees and commissions                           86         91         42
                Commissions on fiduciary activities                  74         62         27
                Security gains, net                                  --         30         22
                Gain on disposal of premise and
                   equipment                                         --        166         --
                Other income                                         26         32         71
                                                               --------    -------    -------
                      Total non-interest income                $    671        846        672
                                                               ========    =======    =======

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE, CONTINUED

                                                                                 In Thousands
                                                               ----------------------------------------------
                                                                    2000            1999           1998
                                                                    ----            ----           ----

              Non-interest expense:
                Salaries and employee benefits                 $      2,629           2,513           2,422
                Occupancy expenses, net                                 202             203             208
                Furniture and equipment expenses                        238             293             304
                FDIC insurance                                           41              23              21
                Other operating expenses                                901             926             914
                                                               ------------    ------------    ------------
                      Total non-interest expense               $      4,011           3,958           3,869
                                                               ============    ============    ============


(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:

                                                                                    In Thousands
                                                                        ----------------------------------
                                                                              2000               1999
                                                                              ----               ----

              Deferred tax asset:
                Federal                                                 $         1,037              2,219
                State                                                               195                417
                                                                        ---------------    ---------------
                                                                                  1,232              2,636
                                                                        ---------------    ---------------
              Deferred tax liability:
                Federal                                                            (253)              (197)
                State                                                               (47)               (37)
                                                                        ---------------    ---------------
                                                                                   (300)              (234)
                                                                        ---------------    ---------------

                                                                        $           932              2,402
                                                                        ===============    ===============


         The tax effects of each type of significant item that gave rise to deferred taxes at December 31 are:

                                                                                    In Thousands
                                                                        -------------------------------------
                                                                              2000               1999
                                                                              ----               ----
              Financial statement allowance for possible loan losses
                in excess of tax allowance                              $           489                421
              Excess of depreciation deducted for tax purposes
                over the amounts deducted in the financial
                statements                                                         (114)              (100)
              Book pension expense under the allowable tax
                deduction                                                           (71)               (63)
              Unrealized loss on investment securities available-
                for-sale                                                            743              2,215
              FHLB stock dividends excluded for tax purposes                       (115)               (71)
                                                                        ---------------    ---------------
                                                                        $           932              2,402
                                                                        ===============    ===============

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:

                                                                                In Thousands
                                                               --------------------------------------------
                                                                  Federal         State           Total
                                                               ------------    ------------    ------------
              2000
                Current                                        $      1,418             342           1,760
                Deferred                                                 (2)             --              (2)
                                                               ------------    ------------    ------------
                     Total                                     $      1,416             342           1,758
                                                               ============    ============    ============

              1999
                Current                                        $      1,521             367           1,888
                Deferred                                                 32               6              38
                                                               ------------    ------------    ------------
                     Total                                     $      1,553             373           1,926
                                                               ============    ============    ============

              1998
                Current                                        $      1,413             343           1,756
                Deferred                                                (43)             (8)            (51)
                                                               ------------    ------------    ------------
                     Total                                     $      1,370             335           1,705
                                                               ============    ============    ============


         A reconciliation of actual income tax expense of $1,758,000, $1,926,000 and $1,705,000 for the years ended December 31, 2000, 1999 and 1998, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:

                                                                                In Thousands
                                                               ----------------------------------------------
                                                                    2000            1999           1998
                                                                    ----            ----           ----

              Computed "expected" tax expense                  $      1,922           2,088           1,896
              State income taxes, net of Federal
                income tax benefit                                      225             246             221
              Tax exempt interest, net of interest
                expense exclusion                                      (400)           (425)           (406)
              Other, net                                                 11              17              (6)
                                                               ------------    ------------    ------------
                                                               $      1,758           1,926           1,705
                                                               ============    ============    ============


         Total income tax expense for 1999 and 1998 includes income tax expense of $11,000 and $8,000, respectively, related to gains on sales of securities.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


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

         Reconciliation of the benefit obligation and the fair value of plan assets is as follows:


                                                                                       In Thousands
                                                                               --------------------------
                                                                                   2000            1999
                                                                               ------------    ----------
              Benefit obligation:
                Obligation at January 1                                        $      2,940         2,582
                Service costs                                                           123           112
                Interest costs                                                          201           181
                Benefit payments                                                       (401)          (34)
                Actuarial gains                                                          38            99
                                                                               ------------    ----------
                       Obligation at December 31                               $      2,901         2,940
                                                                               ============    ==========

              Fair value of plan assets:
                Fair value at January 1                                        $      3,003         2,678
                Actual return on plan assets                                            194           226
                Employer contributions, net of refunds                                   84           133
                Benefit payments                                                       (401)          (34)
                                                                               ------------    ----------
                       Fair value at December 31                               $      2,880         3,003
                                                                               ============    ==========


         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 2000 and 1999:


                                                                                       In Thousands
                                                                               ----------------------------
                                                                                 2000               1999
                                                                                 ----               ----
              Actuarial present value of benefit obligations:
                Accumulated benefit obligation, including vested benefits
                   of $1,975,000 and $2,054,000, respectively                  $   1,994              2,076
                                                                               =========         ==========

              Actuarial present value of projected benefits obligation         $   2,901              2,940
              Plan assets at fair market value                                     2,880              3,003
                                                                               ---------         ----------
                Projected benefit obligation over (under) plan assets                 21                (63)
                Unamortized net asset being recognized over 30 years                (352)              (374)
                Unrecognized net gain                                                144                249
                                                                               ---------         ----------
                     Net pension liability recognized in the consolidated
                       balance sheets                                          $    (187)              (188)
                                                                               =========         ==========

                Discount rate                                                        6.5%               6.5%
                                                                               =========         ==========

                Rate of increase in compensation levels                              5.0%               5.0%
                                                                               =========         ==========

                Long-term rate of return on assets                                   8.0%               8.0%
                                                                               =========         ==========

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(10)     EMPLOYEE BENEFIT PLANS, CONTINUED

         Total pension expense including prior service costs amortization amounted to $105,000 in 2000, $97,000 in 1999 and $95,000 in 1998. The
         pension expense for 2000, 1999 and 1998 is comprised of the following components:

                                                                               In Thousands
                                                               -----------------------------------------
                                                                    2000            1999           1998
                                                                    ----            ----           ----

              Service cost-benefits earned during
                the period                                     $        123             112          107
              Interest cost on projected benefit
                obligation                                              201             181          169
              Expected return on plan assets                           (236)           (213)        (199)
              Net amortization and deferral                              17              17           18
                                                               ------------    ------------    ---------

                                                               $        105              97           95
                                                               ============    ============    =========


         In December, 1988 the Bank adopted a 401(k) plan which covers eligible employees. To be eligible, an employee must have obtained the age of 21 and must have completed 1 year of service. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2000, 1999 and 1998, the Bank contributed $52,000, $50,000 and $43,000, respectively, to the plan.

(11)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its wholly-owned subsidiary are subject to regulatory capital requirements administered by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Company's and the Bank's capital status and the amounts of dividends the subsidiary may distribute. At December 31, 2000, management believes that the Company and the Bank meet all such capital requirements to which they are subject.

         The Company and the Bank are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2000, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively. The Company's actual ratios at that date were 26.66% and 27.84%, respectively. The leverage ratio at December 31, 2000 was 14.73% and the minimum requirement was 4%.

         As of December 31, 2000, the Company is categorized as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


(12)     COMMITMENTS AND CONTINGENT LIABILITIES

         The Company has an unsecured $2,000,000 line of credit with another financial institution. The Bank has lines of credit with other financial institutions totaling $13,000,000. At December 31, 2000 there was $2,000,000 outstanding under these lines of credit. At December 31, 1999, there was $8,000,000 outstanding under these lines of credit.

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

         At December 31, 2000, the Company's cash and due from banks included commercial bank deposit accounts aggregating $2,205,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

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


                                                                                    In Thousands
                                                                            Contract or Notional Amount
                                                                        -----------------------------------
                                                                              2000               1999
                                                                              ----               ----
              Financial instruments whose contract
                amounts represent credit risk:
                   Commercial loan commitments                          $           432              1,640
                   Unfunded lines-of-credit                                       9,574              8,337
                   Letters of credit                                              4,120              2,123
                                                                        ---------------    ---------------
                          Total                                         $        14,126             12,100
                                                                        ===============    ===============

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998


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

                        DECEMBER 31, 2000, 1999 AND 1998


(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999


                                                                                              In Thousands
                                                                                  -------------------------------------
                                                                                        2000               1999
                                                                                        ----               ----
                                         ASSETS

         Cash                                                                     $          1,200*             1,224*
         Investment in commercial bank subsidiary                                           37,663*            33,531*
         Due from commercial bank subsidiary                                                    20*                16*
                                                                                  ----------------   ----------------

              Total assets                                                        $         38,883             34,771
                                                                                  ================   ================

                          LIABILITIES AND STOCKHOLDERS' EQUITY

         Dividend payable                                                         $          1,176              1,171
                                                                                  ----------------   ----------------

         Stockholders' equity:
           Common stock, par value $2.50 per share, authorized
              5,000,000 shares, issued 609,225 shares and
              609,150, respectively                                                          1,523              1,523
           Additional paid-in capital                                                        1,760              1,754
           Retained earnings                                                                39,121             36,742
           Net unrealized losses on available-for-sale securities, net of
              income tax benefit of $743,000 and $2,215,000, respectively                   (1,213)            (3,620)
                                                                                  ----------------   ----------------
                                                                                            41,191             36,399
           Less cost of treasury stock of 86,767 and 77,220 shares,
              respectively                                                                  (3,484)            (2,799)
                                                                                  ----------------   ----------------
                  Total stockholders' equity                                                37,707             33,600
                                                                                  ----------------   ----------------

                  Total liabilities and stockholders' equity                      $         38,883             34,771
                                                                                  ================   ================




         *Eliminated in consolidation.

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000


                                                                                    In Thousands
                                                                    -------------------------------------------
                                                                       2000             1999              1998
                                                                      ------           ------            ------
Income:
  Dividends from commercial bank subsidiary                           $2,175*           1,575*            1,467*

Other expenses                                                             7               19                31
                                                                      ------           ------            ------

       Earnings before Federal income tax
         benefits and equity in undistributed
         earnings of commercial bank subsidiary                        2,168            1,556             1,436

Federal income tax benefits                                                3                7                12
                                                                      ------           ------            ------
                                                                       2,171            1,563             1,448
Equity in undistributed earnings of
  commercial bank subsidiary                                           1,725*           2,653*            2,422*
                                                                      ------           ------            ------

             Net earnings                                              3,896            4,216             3,870

Other comprehensive earnings, net of tax:
  Unrealized gains (losses) on available-for-sale
     securities arising during the year, net of taxes
     of $1,472,000, $2,365,000 and $35,000,
     respectively                                                      2,407           (3,865)               58
  Less: reclassification adjustment for gains
     included in net earnings, net of taxes of $11,000
     and $8,000 in 1999 and 1998, respectively                            --              (19)              (14)
                                                                                       ------            ------
             Other comprehensive earnings (loss)                       2,407           (3,884)               44
                                                                      ------           ------            ------

             Comprehensive earnings                                   $6,303              332             3,914
                                                                      ======           ======            ======

         *Eliminated in consolidation.

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                                                                     In Thousands
                                                  ---------------------------------------------------------------------------------
                                                                                                          Net Unrealized
                                                                                                          Gains (Losses)
                                                             Additional                                    On Available-
                                                  Common       Paid-In       Retained         Treasury       For-Sale
                                                  Stock        Capital       Earnings          Stock        Securities       Total
                                                  ------     ----------      ---------        --------    --------------     ------
Balance December 31, 1997                         $1,514         1,568          31,561         (2,306)           220         32,557

Net earnings                                          --            --           3,870             --             --          3,870

Issuance of 995 shares of common stock                 3            55              --             --             --             58

Cash dividends declared ($2.65 per share)             --            --          (1,414)            --             --         (1,414)

Cost of 3,673 shares of treasury stock                --            --              --           (229)            --           (229)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $27,000                  --            --              --             --             44             44
                                                  ------        ------         -------         ------         ------         ------

Balance December 31, 1998                          1,517         1,623          34,017         (2,535)           264         34,886

Net earnings                                          --            --           4,216             --             --          4,216

Issuance of 2,355 shares of common stock               6           131              --             --             --            137

Cash dividends declared ($2.80 per share)             --            --          (1,491)            --             --         (1,491)

Cost of 3,851 shares of treasury stock                --            --              --           (264)            --           (264)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $2,377,000               --            --              --             --         (3,884)        (3,884)
                                                  ------        ------         -------         ------         ------         ------

Balance December 31, 1999                          1,523         1,754          36,742         (2,799)        (3,620)        33,600

Net earnings                                          --            --           3,896             --             --          3,896

Issuance of 105 shares of common stock                --             6              --             --             --              6

Cash dividends declared ($2.90 per share)             --            --          (1,517)            --             --         (1,517)

Cost of 9,547 shares of treasury stock                --            --              --           (685)            --           (685)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $1,472,000               --            --              --             --          2,407          2,407
                                                  ------        ------         -------         ------         ------         ------

Balance December 31, 2000                         $1,523         1,760          39,121         (3,484)        (1,213)        37,707
                                                  ======        ======         =======         ======         ======         ======

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                       In Thousands
                                                                      ------------------------------------------
                                                                       2000             1999              1998
                                                                      ------           ------            ------
Cash flows from operating activities:
  Cash paid to suppliers                                              $   (8)             (19)              (31)
  Income tax benefit received from
     commercial bank subsidiary                                           --               --                 8
                                                                      ------           ------            ------
       Net cash used in operating activities                              (8)             (19)              (23)
                                                                      ------           ------            ------

Cash flows from investing activities:
  Dividend received from commercial bank subsidiary                    2,175            1,575             1,467
                                                                      ------           ------            ------
       Net cash provided by investing activities                       2,175            1,575             1,467
                                                                      ------           ------            ------

Cash flows from financing activities:
  Proceeds from issuance of short-term notes payable                      --                6                --
  Repayment of short-term notes payable                                   --               (6)               --
  Dividends paid                                                      (1,512)          (1,440)           (1,366)
  Payments made to acquire treasury stock                               (685)            (264)             (229)
  Proceeds from issuance of common stock                                   6              137                58
                                                                      ------           ------            ------
       Net cash used in financing activities                          (2,191)          (1,567)           (1,537)
                                                                      ------           ------            ------

       Net decrease in cash and cash equivalents                         (24)             (11)              (93)

Cash and cash equivalents at beginning of year                         1,224            1,235             1,328
                                                                      ------           ------            ------

Cash and cash equivalents at end of year                              $1,200            1,224             1,235
                                                                      ======           ======            ======

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(15)     FIRST MCMINNVILLE CORPORATION
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                           In Thousands
                                                             -------------------------------------
                                                                2000           1999           1998
                                                                ----           ----           ----
Reconciliation of net earnings to net cash used
  in operating activities:
       Net earnings                                          $ 3,896          4,216          3,870

Adjustments to reconcile net earnings to
  net cash used in operating activities:
     Equity in earnings of commercial bank subsidiary         (3,900)        (4,228)        (3,889)
     Increase in other assets, net                                (4)            (7)            (4)
                                                             -------         ------         ------
       Total adjustments                                      (3,904)        (4,235)        (3,893)
                                                             -------         ------         ------

       Net cash used in operating activities                 $    (8)           (19)           (23)
                                                             =======         ======         ======

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



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

                        DECEMBER 31, 2000, 1999 AND 1998



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

         Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

              Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2000 and 1999 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         The carrying value and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:


                                                                                 In Thousands
                                           -------------------------------------------------------------
                                                       2000                              1999
                                           ---------------------------------  --------------------------

                                            Carrying                          Carrying
                                             Amount          Fair Value        Amount         Fair Value
                                           ---------         ----------       ---------       ----------
Financial assets:
  Cash and short-term investments          $   4,427             4,427            4,665            4,665
  Securities                                 124,202           124,267          117,971          116,763
  Loans                                      136,046                            135,375
  Less: allowance for loan losses             (1,711)                             1,502
                                           ---------         ---------        ---------        ---------
  Loans, net of allowance                    134,335           131,361          133,873          132,069
                                           ---------         ---------        ---------        ---------

Financial liabilities:
  Deposits                                   210,852           211,213          195,924          194,709
  Securities sold under
     repurchase agreements                    13,981            13,981           15,869           15,869
  Federal funds purchased                      2,000             2,000            8,000            8,000
  Advances from FHLB                           1,000             1,012            7,200            7,232

Unrecognized financial instruments:
     Commitments to extend credit                 --                --               --               --
     Standby letters of credit                    --                --               --               --

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

                        DECEMBER 31, 2000, 1999 AND 1998



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

(17)     EARNINGS PER SHARE (EPS)

         Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" established uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share for the Company begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

         The following is a summary of components comprising basic and diluted earnings per share (EPS):

          (In Thousands, except share amounts)           2000             1999           1998
                                                         ----             ----           ----
          Basic EPS Computation:
            Numerator - income available to
               common shareholders                     $  3,896           4,216           3,870
                                                       --------        --------        --------
            Denominator - weighted average
               number of common shares
               outstanding                              524,542         532,795         534,479
                                                       --------        --------        --------

            Basic earnings per common share            $   7.43            7.91            7.24
                                                       ========        ========        ========

          Diluted EPS Computation:
            Numerator                                  $  3,896           4,216           3,870
                                                       --------        --------        --------

            Denominator:
               Weighted average number of
                 common shares outstanding              524,542         532,795         534,479
               Dilutive effect of stock options           4,056           2,356             950
                                                       --------        --------        --------
                                                        528,598         535,151         535,429
                                                       --------        --------        --------

          Diluted earnings per common share            $   7.37            7.88            7.23
                                                       ========        ========        ========

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



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

         SFAS No. 123, "Accounting for Stock Based Compensation" sets forth the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for the stock option plan. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings and basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below:

          (In Thousands)                              2000               1999            1998
                                                      ----               ----            ----
          Net earnings:
            As Reported                             $   3,896            4,216           3,870
            Proforma                                $   3,870            4,182           3,836

          Basic earnings per common share:
            As Reported                             $    7.43             7.91            7.24
            Proforma                                $    7.38             7.85            7.18

          Diluted earnings per common share:
            As Reported                             $    7.37             7.88            7.23
            Proforma                                $    7.32             7.81            7.16

         Accordingly, due to the initial phase-in period, the effects of applying this statement for proforma disclosures are not likely to be representative of the effects on reported net earnings for future years.

                         FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2000, 1999 AND 1998



(18)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2000 and 1999 is as follows:

                                                          2000                           1999
                                                 -------------------------     -------------------------
                                                                  Weighted                      Weighted
                                                                  Average                       Average
                                                                  Exercise                      Exercise
                                                  Shares           Price       Shares            Price
                                                 -------         ---------     -------         ---------
          Outstanding at beginning of
            year                                  32,760         $58.15         38,285          58.15
          Granted                                  5,000          70.39             --             --
          Exercised                                 (105)         58.15         (2,355)         58.15
          Forfeited                                 (670)         58.15         (3,170)         58.15
                                                 -------         ------        -------         ------
          Outstanding at end of year              36,985         $59.79         32,760          58.15
                                                 =======         ======        =======         ======

          Options exercisable at year end         22,800                        15,920
                                                 =======                       =======


         The following table summarizes information about fixed stock options at December 31, 2000:

                                 Options Outstanding                      Options Exercisable
          --------------------------------------------------------     -------------------------
                                                       Weighted
                                            Weighted    Average                       Weighted
             Range of       Number           Average   Remaining         Number       Average
             Exercise     Outstanding       Exercise   Contractual     Exercisable    Exercise
             Prices       at 12/31/00        Price       Life          at 12/31/00     Price
          ------------    -----------     ----------   -----------     -----------    --------
          $    58.15        31,985        $   58.15     3.8 years        18,300        $58.15
               69.85         4,500            69.85     9.1 years         4,500         69.85
               74.30           500            74.30     9.7 years            --            --
                            ------                                       ------

                            36,985                                       22,800
                            ======                                       ======

                                LINE OF BUSINESS

During 2000, the Company and its subsidiary, First National Bank of McMinnville (the "Bank"), were engaged primarily in the general banking business and activities closely related to banking or to managing or controlling banks, as authorized by the laws of the United States and the State of Tennessee and regulations pursuant thereto. Services offered by the Bank include checking, passbook savings an certificate accounts, safe deposit box rental, personal, commercial, agricultural, construction and real estate loans, traveler's checks, cashier's checks, bank drafts, discount brokerage services, trust services, estate planning and other banking services. The Bank renders other services in connection with its general banking business such as individual credit and financial counseling, automatic teller services, and credit card accounts.


                         DIVIDEND AND MARKET INFORMATION

As of December 31, 2000, there were 526 holders of First McMinnville Corporation Common Stock. There is no established trading market for shares of the Company Common Stock. The following table sets forth the approximate prices at which First McMinnville Corporation Common Stock was purchased and sold in privately negotiated transactions in the Company's service area as reported to the Company or as estimated by the Company during each calendar quarter in the preceding two years.

                                                      2000                                1999
                                            --------------------------          --------------------------
                                            I      II      III      IV          I      II      III      IV
         Representative Price              $71     73      74       75         $66     68      69       71

Holders of Company Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. First McMinnville Corporation paid cash dividends of $2.80 and $2.90 per share during 1999 and 2000, respectively. First McMinnville Corporation expects comparable cash dividends in the future. The limitations on the amounts available to First McMinnville Corporation for payment of dividends to stockholders are discussed in Management's Discussion and Analysis of Financial Condition. and Results of Operations and in the Notes to the Consolidated Financial Statements.

                           ANNUAL REPORT ON FORM 10-K

A copy of the 2000 Annual Report of First McMinnville Corporation, as filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 on Form 10-K, will be provided to each stockholder free of charge on written request. Copies of any exhibits filed as part of this annual report will be provided on payment of a reasonable fee to cover reproduction cost. All requests should be addressed to: Charles C. Jacobs, President, First McMinnville Corporation, 200 East Main Street, McMinnville, TN 37110.

                                   MAIN OFFICE
                              200 EAST MAIN STREET


                                    BRANCHES

      SMITHVILLE HWY.                             SPARTA STREET
      917 SMITHVILLE HWY.                         1408 SPARTA STREET


      FARMERS & MERCHANTS                         MORRISON
      VIOLA, TN                                   9970 MANCHESTER HWY.





               OUR FOUR AUTOMATIC TELLER MACHINES MAKE IT POSSIBLE
                   FOR YOU TO DO YOUR BANKING 24 HOURS A DAY.
           AND NOW WITH THE CIRRUS NETWORK YOU HAVE NATIONWIDE ACCESS.
                  OUR ATMS ARE LOCATED AT 200 EAST MAIN STREET,
                   917 SMITHVILLE HIGHWAY, 1408 SPARTA STREET,
                          AND 9970 MANCHESTER HIGHWAY.




                                   MEMBER FDIC