Form 10-K, Exhibit 13
period 2001-12-31
FIRST MCMINNVILLE CORP
filed 2002-03-15
CIK 743397

                                   EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

Portions of the Annual Report to Security Holders are incorporated herein by reference pursuant to the instructions to Form 10-K. These portions are "Selected Financial Data," the Management's Discussion and Analysis of Financial Condition and Results of Operation," and the Company's Consolidated Financial Statements for the year ended December 31, 2001. These Items are incorporated by reference into Parts I, II, III, and IV of this Report.

                       SELECTED FINANCIAL DATA (UNAUDITED)

         The following schedule presents the results of operations, cash dividends declared, total assets, stockholders' equity and per share information for the Company for each of the five years ended December 31, 2001.

                                                                       IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                                                Year Ended December 31,
                                                    ------------------------------------------------------------------------------
                                                       2001              2000             1999             1998             1997
                                                    ----------         --------         --------         --------         --------
Interest income                                     $   19,418           19,450           18,393           17,406           15,691
Interest expense                                         9,787           10,276            8,959            8,454            7,081
                                                    ----------         --------         --------         --------         --------
         Net interest income                             9,631            9,174            9,434            8,952            8,610

Provision for possible loan losses                         180              180              180              180              220
                                                    ----------         --------         --------         --------         --------

Net interest income after provision
  for possible loan losses                               9,451            8,994            9,254            8,772            8,390
Non-interest income                                        625              671              846              672              618
Non-interest expense                                    (4,181)          (4,011)          (3,958)          (3,869)          (3,850)
                                                    ----------         --------         --------         --------         --------

         Earnings before income taxes                    5,895            5,654            6,142            5,575            5,158

Income taxes                                             1,748            1,758            1,926            1,705            1,577
                                                    ----------         --------         --------         --------         --------

         Net earnings                               $    4,147            3,896            4,216            3,870            3,581
                                                    ==========         ========         ========         ========         ========

Comprehensive earnings                              $    5,403            6,303              332            3,914            3,912
                                                    ==========         ========         ========         ========         ========

Cash dividends declared                             $    1,565            1,517            1,491            1,414            1,341
                                                    ==========         ========         ========         ========         ========

Total assets - end of year                          $  283,721          269,160          263,707          243,027          212,765
                                                    ==========         ========         ========         ========         ========

Stockholders' equity - end of year                  $   41,380           37,707           33,600           34,886           32,557
                                                    ==========         ========         ========         ========         ========

Per share information:

    Basic earnings per common share                 $     7.94             7.43             7.91             7.24             6.68
                                                    ==========         ========         ========         ========         ========

    Diluted earnings per common share               $     7.87             7.37             7.88             7.23             6.67
                                                    ==========         ========         ========         ========         ========

    Dividends per share                             $     3.00             2.90             2.80             2.65             2.50
                                                    ==========         ========         ========         ========         ========

    Book value per share end of year                $    79.43            72.17            63.17            65.40            60.73
                                                    ==========         ========         ========         ========         ========

    Ratios:
         Return on average
           stockholders' equity                          10.24%           11.13%           11.82%           11.23%         11.30 %
                                                    ==========         ========         ========         ========         ========

         Return on average assets                         1.50%            1.48%            1.65%            1.63%          1.73 %
                                                    ==========         ========         ========         ========         ========

         Average stockholders' equity to
            average assets                               14.68%           13.31%           13.94%           14.55%         15.34 %
                                                    ==========         ========         ========         ========         ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The purpose of this discussion is to provide insight into the financial condition and results of operations of the Company and its subsidiaries. This discussion should be read in conjunction with the consolidated financial statements.

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

GENERAL

         First McMinnville Corporation is a one bank holding company which owns 100% of First National Bank of McMinnville. First National Bank of McMinnville ("Bank") is a community bank headquartered in McMinnville, Tennessee serving Warren County, Tennessee as its primary market area. The Company serves as a financial intermediary whereby its profitability is determined to a large degree by the interest spread it achieves and the successful measurement of risks. The Company's management believes that Warren County offers an environment for continued growth and the Company's target market is local consumers, professionals and small businesses. The Company offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposits, and loans for consumer, commercial and real estate purposes. The Company also offers custodial and trust services. Deposit instruments in the form of demand deposits, money market savings and certificates of deposits are offered to customers to establish the Company's core deposit base. In 2001, the Bank formed a subsidiary, First Community Title & Escrow Company. The new subsidiary had no operations in 2001.

         In a market such as Warren County, management believes there is an opportunity to increase the loan portfolio. The Company has targeted commercial business lending, commercial and residential real estate lending, and consumer lending as areas of focus. It is the Company's intention to limit the size of its loan portfolio to approximately 75% to 80% of deposit balances; however, the quality of lending opportunities as well as the desired loan to deposit ratio will influence the size of the loan portfolio. As a practice, the Company generates substantially all of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

its own loans and occasionally buys participations from other institutions. The Company attempts, to the extent practical, to maintain a loan portfolio which is capable of adjustment to swings in interest rates. The Company's policy is to have a diverse loan portfolio. At December 31, 2001, the nursery industry constituted the largest single industry segment and accounted for $10,226,000 (7.27% of the Company's loan portfolio) as compared to $10,426,000 or 7.66% in 2000. No other segment accounted for more than 10% of the portfolio. Management is not aware of any adverse trends or expected losses in respect to the nursery industry.

CAPITAL RESOURCES, CAPITAL AND DIVIDENDS

         Regulations of the Office of the Comptroller of the Currency ("OCC") establish required minimum capital levels for the Bank. Under these regulations, national banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital - common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred - or total risk-based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includable in Tier 1 or total risk-based capital. The Company and its national bank subsidiary must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a Total risk-based capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to adjusted total average assets for the most recent quarter of at least 4%. The same ratios are also required in order for a national bank to be considered "adequately capitalized" under the OCC's "prompt corrective action" regulations, which impose certain operating restrictions on institutions which are not adequately capitalized. The Company has a Tier 1 risk based ratio of 26.36%, a total risk-based capital ratio of 27.51% and a leverage capital ratio of 14.59%, and was therefore within the "well capitalized" category under the regulations. The subsidiary bank's ratios were substantially the same as those set forth for the Company.

         Dividends of $1,565,000 and $1,517,000 were declared during 2001 and 2000, respectively. Principally because of the high percent of equity capital, the return on equity is lower than banks in the Company's peer group. Cash dividends are anticipated to be increased in 2002 if profits increase. The dividend payout ratio (dividends declared divided by net earnings) was 37.8%, 39.0% and 35.4% in 2001, 2000 and 1999, respectively. No material changes in the mix or cost of capital is anticipated in the foreseeable future.

         The dividends paid by the Company are funded by dividends received by the Company from the Bank. The Bank is limited by law, regulation and prudence as to the amount of dividends it can pay. At December 31, 2001, under the most restrictive of these regulatory limits, the Bank could declare in 2002 cash dividends in an aggregate amount of up to approximately $7.5 million, plus any 2002 net earnings, without prior approval of the Comptroller of the Currency. Because of sound business considerations and other Regulatory capital requirements, it is unlikely that the Company would ever pay a significant portion of this amount as dividends.

FINANCIAL CONDITION

         During 2001, total assets increased $14,583,000 or 5.4% from $269,160,000 at December 31, 2000 to $283,721,000 at December 31, 2001. Loans,
net of allowance for possible loan losses, increased from $134,335,000 to $138,927,000 or 3.4% during fiscal year 2001. There was no significant change in loan types during 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Securities increased 6.8% from $124,202,000 at December 31, 2000 to $132,683,000 at December 31, 2001. The carrying value of securities of U.S. Treasury and other U.S. Government obligations decreased $7,255,000, obligations of state and political subdivisions increased $8,961,000, corporate and other securities increased $1,962,000 and there was an increase in mortgage backed securities of $4,813,000. At December 31, 2001 the market value of the Company's securities portfolio was greater than its amortized cost by $778,000 (.6%). At December 31, 2000 the market value of the Company's securities portfolio was less than its amortized cost by $1,891,000 (1.5%). The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 2001 was 6.19% as compared to an average yield of 6.87% at December 31, 2000.

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

         The Company's classification of securities as of December 31, 2001 is as follows:

                                                                       HELD-TO-MATURITY                 AVAILABLE-FOR-SALE
                                                                   -------------------------          ----------------------
                                                                                    ESTIMATED                       ESTIMATED
                                                                   AMORTIZED         MARKET         AMORTIZED        MARKET
                                                                      COST           VALUE            COST            VALUE
                                                                   ---------        ---------       ---------       ---------
                                                                                          (In Thousands)
U.S. Treasury and
   other U.S. government
   agencies and corporations                                       $  23,419          23,688          58,021          58,068
Obligations of states and
   political subdivisions                                             34,987          35,212           1,884           1,912
Corporate and other
   securities                                                          3,792           3,994           2,155           2,177
Mortgage-backed securities                                             1,681           1,694           6,675           6,647
                                                                   ---------          ------          ------          ------

                                                                   $  63,879          64,588          68,735          68,804
                                                                   =========          ======          ======          ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         During the year ended December 31, 1999, the net decrease in capital included $3,884,000 which represents the unrealized loss on securities available-for-sale of $6,261,000 net of applicable taxes of $2,377,000. During 2000 the net increase in capital included $2,407,000 which represents the unrealized appreciation in securities available-for-sale of $3,879,000 net of applicable taxes of $1,472,000. During 2001 the net increase in capital included $1,256,000 which represents the unrealized appreciation in securities available-for-sale of $2,025,000 net of applicable taxes of $769,000.

         The increase in assets in 2001 was funded primarily by an increase in deposits of $2,423,000 and increase in securities sold under repurchase agreements ($5,940,000) and Federal funds purchased ($3,000,000). Total deposits increased from $210,852,000 at December 31, 2000 to $213,275,000 at December 31, 2001 representing an increase of 1.1%. Demand deposits increased 14.1% from $18,108,000 at December 31, 2000 to $20,669,000 at December 31, 2001. Negotiable
order of withdrawal accounts, money market and other savings deposits increased $3,148,000 or 5.1%. These increases were partially off-set by decreases in certificates of deposit and individual retirement accounts totaling $3,286,000 (2.5%). The subsidiary bank has unused lines of credit of $5,000,000 and the Company has an unused line of credit of $2,000,000 at December 31, 2001.

         The Company's allowance for loan losses at December 31, 2001 was $1,804,000 as compared to $1,711,000 at December 31, 2000. Non-performing loans amounted to $152,000 at December 31, 2001 compared to $496,000 at December 31, 2000. Non-performing loans are loans which have been placed on non-accrual status, loans 90 days past due plus renegotiated loans. Net charge-offs were $87,000 during 2001. Net recoveries of previously charged-off loans totaled $29,000 for 2000. The provision for possible loan losses was $180,000 in 2001, 2000 and 1999. The net charge-off's in 2001 are not considered by management to be a trend.

         The allowance for possible loan losses, amounting to $1,804,000 at December 31, 2001, represents 1.28% of total loans outstanding. At December 31, 2000, the allowance for possible loan losses represented 1.26% of total loans outstanding. Management has in place a system to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 2001 to be adequate.

LIQUIDITY

         Liquidity represents the ability to efficiently and economically accommodate decreases in deposits and other liabilities, as well as fund increases in assets. A Company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The availability of funds through deposits, the purchase and sales of securities in the investment portfolio, the use of funds for consumer and commercial loans and the access to debt markets affect the liquidity of the Company. The Company's loan to deposit ratio was approximately 66.0% and 64.5% at December 31, 2001 and December 31, 2000, respectively.

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

         First McMinnville Corporation presently maintains a liability sensitive position over the next six months and an even position over the year 2002. Liability sensitivity means that more of the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company's liabilities are capable of repricing over certain time frames than assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing. For example, the six month gap is a picture of the possible repricing over a six month period. The following table shows the rate sensitivity gaps for different time periods as of December 31, 2001:

  INTEREST-RATE SENSITIVITY                                                                                 ONE YEAR
            GAPS:                          REPRICE            1-90           91-180         181-365            AND
        (IN THOUSANDS)                    IMMEDIATELY         DAYS            DAYS            DAYS           LONGER         TOTAL
----------------------------             ------------       --------        --------        --------        --------      --------
Interest-earning assets                  $     --             54,756          30,616         107,209         81,012        273,593
Interest-bearing liabilities                5,000            130,239          33,518          23,240         26,530        218,527
                                         --------            -------         -------         -------         ------        -------

Interest rate sensitivity                $ (5,000)           (75,483)         (2,902)         83,969         54,482         55,066
                                         ========            =======         =======         =======         ======        =======

Cumulative gap                           $ (5,000)           (80,483)        (83,385)            584         55,066
                                         ========            =======         =======         =======         ======

Interest rate sensitivity
  gap as a % of total
  assets                                    (1.76)%           (26.60)%         (1.02)%         29.59%         19.20%
                                         ========            =======         =======         =======         ======

Cumulative gap as a
  % of total assets                         (1.76)%           (28.36)%        (29.38)%           .21%         19.41%
                                         ========            =======         =======         =======         =====

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

RESULTS OF OPERATIONS

         Net earnings for the year ended December 31, 2001 were $4,147,000, an increase of $251,000 or 6.4% from fiscal year 2000. Net earnings for the year ended December 31, 2000 were $3,896,000, a decrease of $320,000 or 7.6% from fiscal year 1999. Basic earnings per common share was $7.94 in 2001, $7.43 in 2000 and $7.91 in 1999. Diluted earnings per common share were $7.87, $7.37 and $7.88 in 2001, 2000 and 1999, respectively. Average earning assets increased $14,041,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000. Average earning assets increased $6,274,000 for the year ended December 31, 2000 as compared to the year ended December 31, 1999. Additionally, the net interest spread decreased from 3.43% in 2000 to

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

3.38% in 2001. The net interest spread was 3.65% in 1999. Net interest spread is defined as the effective yield on earning assets less the effective cost of deposits and borrowed funds, as calculated on a fully taxable equivalent basis. Average interest bearing liabilities increased $6,855,000 in 2001. The cost of interest bearing deposits decreased 30 basis points from 4.98% to 4.68% while the weighted average yield on earning assets decreased 39 basis points from 7.98% to 7.59%. The decrease in the net interest spread in 2000 was attributable to funding of interest bearing assets by increases in securities sold under repurchase agreements, Federal funds purchased and advances from the Federal Home Loan Bank. These items typically have higher interest rates than are paid on customer deposits. There was an increase in average non-interest bearing demand deposits in 2001 of $110,000.

         Net interest income before provision for loan losses for 2001 totaled $9,631,000 as compared to $9,174,000 for 2000 and $9,434,000 for 1999. The provision for loan losses was $180,000 in 2001, 2000 and 1999. Net charge-offs in 2001 were $87,000 as compared to net recoveries of $29,000 in 2000. The 2001 charge-offs are unrelated to the nursery business and management does not consider the charge-off's to be a trend.

         Non-interest income decreased 6.9% to $625,000 in 2001 from $671,000 in 2000. Non-interest income totaled $846,000 in 1999.

         Non-interest expense increased 4.2% to $4,181,000 in 2001 from $4,011,000 in 2000. Non-interest expense was $3,958,000 in 1999. Non-interest expense which includes, among other things, salaries and employee benefits, occupancy expenses, furniture and fixtures expenses, data processing, Federal Deposit Insurance premiums, supplies and general operating costs increased commensurate with the continued growth of the Company. The increase in 2001 was primarily attributable to an increase in salaries and employment benefits of $128,000 (4.9%). These increases in 2001 were offset by a decrease of $13,000 in furniture and equipment expenses. Other non-interest expense increased $54,000 in 2001. The non-interest expense increased approximately 1.3% from 1999 to 2000 and was due primarily to increases in salaries and employee benefits with an offset from the decrease in furniture and equipment expenses and occupancy expenses.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2001.

        HELD FOR PURPOSES                   EXPECTED MATURITY DATE - YEAR ENDING DECEMBER 31,
        OTHER THAN TRADING              ------------------------------------------------------                               FAIR
          (IN THOUSANDS)                    2002       2003       2004        2006      2011      THEREAFTER     TOTAL       VALUE
-----------------------------------     -------------------------------------------------------------------------------------------
EARNING ASSETS:

  Loans, net of unearned interest        $ 42,797     23,816     21,276     41,035     10,577        1,230     140,731     140,489
    Average interest rate                    7.42%      8.09%      7.73%      7.68%      7.18%        7.65%       7.64%

  Securities                               64,702     18,849      5,930     12,148     23,784        7,270     132,683     133,392
                                             5.61%      6.38%      6.25%      6.61%      7.15%        6.79%       6.19%
INTEREST-BEARING LIABILITIES:

  Interest-bearing time deposits          102,319     13,473     12,057         --         --           --     127,849     128,614
    Average interest rate                    4.37%      3.95%      4.28%        --         --           --        4.31%

  Negotiable order of withdrawal           28,080         --         --         --         --           --      28,080      28,080
    accounts                                 1.58%        --         --         --         --           --        1.58%

  Money market demand accounts              8,477         --         --         --         --           --       8,477       8,477
    Average interest rate                    2.18%        --         --         --         --           --        2.18%

  Savings deposits                         28,200         --         --         --         --           --      28,200      28,200
    Average interest rate                    2.24%        --         --         --         --           --        2.24%

  Securities sold under repurchase         19,921         --         --         --         --           --      19,921      19,921
    agreements                               2.19%        --         --         --         --           --        2.19%

  Advances from Federal                        --         --         --      1,000         --           --       1,000       1,060
    Home Loan Bank                             --         --         --       5.60%        --           --        5.60%

Federal funds purchased                     5,000         --         --         --         --           --       5,000       5,000
                                             2.00%        --         --         --         --           --

                          FIRST MCMINNVILLE CORPORATION
                             McMinnville, Tennessee

                        Consolidated Financial Statements

                           December 31, 2001 and 2000

                   (With Independent Auditor's Report Thereon)

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
First McMinnville Corporation:

We have audited the accompanying consolidated balance sheets of First McMinnville Corporation and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First McMinnville Corporation and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Nashville, Tennessee
January 18, 2002

                          FIRST MCMINNVILLE CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                                                In Thousands
                                                                                        -----------------------------
                                                                                           2001                2000
                                                                                        ----------            -------
                                      ASSETS

Loans, less allowance for possible loan losses of $1,804,000
   and $1,711,000, respectively                                                         $  138,927            134,335
Securities:
   Held-to-maturity, at amortized cost (market value $64,588,000
     and $39,475,000, respectively)                                                         63,879             39,410
   Available-for-sale, at market (amortized cost $68,735,000 and
     $86,748,000, respectively)                                                             68,804             84,792
                                                                                        ----------            -------
                  Total securities                                                         132,683            124,202
                                                                                        ----------            -------

Interest-bearing deposits in financial institutions                                            179                 63
                                                                                        ----------            -------

                  Total earning assets                                                     271,789            258,600
                                                                                        ----------            -------

Cash and due from banks                                                                      7,046              4,364
Premises and equipment, net                                                                  2,071              2,228
Accrued interest receivable                                                                  2,147              2,480
Deferred tax asset                                                                             152                932
Other real estate                                                                              100                 70
Other assets                                                                                   416                486
                                                                                        ----------            -------

                  Total assets                                                          $  283,721            269,160
                                                                                        ==========            =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                                $  213,275            210,852
Securities sold under repurchase agreements                                                 19,921             13,981
Federal funds purchased                                                                      5,000              2,000
Advances from Federal Home Loan Bank                                                         1,000              1,000
Accrued interest and other liabilities                                                       3,145              3,620
                                                                                        ----------            -------
                  Total liabilities                                                        242,341            231,453
                                                                                        ----------            -------

Stockholders' equity:
   Common stock, par value $2.50 per share, authorized 5,000,000,
     issued 611,215 and 609,225 shares, respectively                                         1,528              1,523
   Additional paid-in capital                                                                1,869              1,760
   Retained earnings                                                                        41,703             39,121
   Net unrealized gains (losses) on available-for-sale securities, net of
     income taxes of $26,000 and $743,000, respectively                                         43             (1,213)
                                                                                        ----------            -------
                                                                                            45,143             41,191
Less cost of treasury stock of 90,277 and 86,767 shares, respectively                       (3,763)            (3,484)
                                                                                        ----------            -------
                  Total stockholders' equity                                                41,380             37,707
                                                                                        ----------            -------

COMMITMENTS AND CONTINGENT LIABILITIES

                  Total liabilities and stockholders' equity                            $  283,721            269,160
                                                                                        ==========            =======

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                                                 In Thousands,
                                                                                           Except Per Share Amount
                                                                               ------------------------------------------------
                                                                                  2001                 2000               1999
Interest income:
   Interest and fees on loans                                                  $  11,505              11,511             10,892
   Interest and dividends on securities:
     Taxable securities                                                            6,153               6,541              6,037
     Exempt from Federal income taxes                                              1,605               1,393              1,452
   Interest on Federal funds sold                                                    154                   3                 12
   Interest on interest-bearing deposits in financial
       institutions                                                                    1                   2                 --
                                                                               ---------              ------             ------
                  Total interest income                                           19,418              19,450             18,393
                                                                               ---------              ------             ------

Interest expense:
   Interest on negotiable order of withdrawal accounts                               647                 774                707
   Interest on money market demand and savings accounts                            1,073               1,180              1,202
   Interest on certificates of deposit                                             7,378               7,255              5,968
   Interest on securities sold under repurchase agreements
     and short-term debt                                                             589                 573                594
   Interest on advances from Federal Home Loan Bank                                   56                 156                280
   Interest on Federal funds purchased                                                44                 338                208
                                                                               ---------              ------             ------
                  Total interest expense                                           9,787              10,276              8,959
                                                                               ---------              ------             ------

Net interest income before provision for possible loan losses                      9,631               9,174              9,434
Provision for possible loan losses                                                   180                 180                180
                                                                               ---------              ------             ------
Net  interest income after provision for possible loan losses                      9,451               8,994              9,254

Non-interest income                                                                  625                 671                846
Non-interest expense                                                              (4,181)             (4,011)            (3,958)
                                                                               ---------              ------             ------

                  Earnings before income taxes                                     5,895               5,654              6,142

Income taxes                                                                       1,748               1,758              1,926
                                                                               ---------              ------             ------

                  Net earnings                                                 $   4,147               3,896              4,216
                                                                               =========              ======             ======

Basic earnings per common share                                                $    7.94                7.43               7.91
                                                                               =========              ======             ======

Diluted earnings per common share                                              $    7.87                7.37               7.88
                                                                               =========              ======             ======

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                                                   In Thousands
                                                                                 -----------------------------------------------
                                                                                    2001                 2000               1999
Net earnings                                                                     $  4,147               3,896              4,216
                                                                                 --------               -----              -----

Other comprehensive earnings (loss), net of tax:
   Unrealized gains (losses) on available-for-sale securities arising during the year, net of taxes of $766,000,
     $1,472,000 and $2,373,000, respectively                                        1,252               2,407             (3,879)
   Reclassification adjustments for (gains) losses included
     in net earnings, net of taxes of $2,000 and $3,000 in
     2001 and 1999, respectively                                                        4                 --                  (5)
                                                                                 --------               -----              -----
                  Other comprehensive earnings (loss)                               1,256               2,407             (3,884)
                                                                                 --------               -----              -----

                  Comprehensive earnings                                         $  5,403               6,303                332
                                                                                 ========               =====              =====


See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       THREE YEARS ENDED DECEMBER 31, 2001

                                                                                         In Thousands
                                                           ---------------------------------------------------------------------
                                                                                                           Net Unrealized
                                                                                                           Gains (Losses)
                                                                     Additional                            On Available-
                                                           Common      Paid-In    Retained     Treasury       For-Sale
                                                            Stock      Capital    Earnings       Stock       Securities    Total
                                                           -------      -----      ------       ------       ------       ------
Balance December 31, 1998                                  $ 1,517      1,623      34,017       (2,535)         264       34,886
Net earnings                                                    --         --       4,216           --           --        4,216

Issuance of 2,355 shares of common stock                         6        131          --           --           --          137

Cash dividends declared ($2.80 per share)                       --         --      (1,491)          --           --       (1,491)

Cost of 3,851 shares of treasury stock                          --         --          --         (264)          --         (264)

Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $2,377,000                             --         --          --           --       (3,884)      (3,884)
                                                           -------      -----      ------       ------       ------       ------

Balance December 31, 1999                                    1,523      1,754      36,742       (2,799)      (3,620)      33,600

Net earnings                                                    --         --       3,896           --           --        3,896

Issuance of 105 shares of common stock                          --          6          --           --           --            6

Cash dividends declared ($2.90 per share)                       --         --      (1,517)          --           --       (1,517)

Cost of 9,547 shares of treasury stock                          --         --          --         (685)          --         (685)

Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $1,472,000                             --         --          --           --        2,407        2,407
                                                           -------      -----      ------       ------       ------       ------

Balance December 31, 2000                                    1,523      1,760      39,121       (3,484)      (1,213)      37,707

Net earnings                                                    --         --       4,147           --           --        4,147

Issuance of 1,960 shares of common stock                         5        109          --           --           --          114

Cash dividends declared ($3.00 per share)                       --         --      (1,565)          --           --       (1,565)

Cost of 3,710 shares of treasury stock                          --         --          --         (295)          --         (295)

Sales of 200 shares of treasury stock                           --         --          --           16           --           16

Net change in unrealized gains (losses) on
   available-for-sale-securities during the
   year, net of taxes of $769,000                               --         --          --           --        1,256        1,256
                                                           -------      -----      ------       ------       ------       ------

Balance December 31, 2001                                  $ 1,528      1,869      41,703       (3,763)          43       41,380
                                                           =======      =====      ======       ======       ======       ======

See accompanying notes to consolidated financial statements.

                         FIRST MCMINNVILLE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                   In Thousands
                                                                                   --------------------------------------------
                                                                                     2001               2000              1999
                                                                                   ---------           ------           -------
Cash flows from operating activities:
   Interest received                                                               $  19,677           19,232            18,048
   Fees and commissions received                                                         605              671               650
   Interest paid                                                                     (10,434)          (9,585)           (8,947)
   Cash paid to suppliers and employees                                               (3,946)          (3,909)           (3,830)
   Income taxes paid                                                                  (1,549)          (1,888)           (1,926)
                                                                                   ---------           ------           -------
          Net cash provided by operating activities                                    4,353            4,521             3,995
                                                                                   ---------           ------           -------

Cash flows from investing activities:
   Purchase of available-for-sale securities                                         (77,677)          (6,832)          (49,196)
   Proceeds from sales of available-for-sale securities                                1,188               --             3,898
   Proceeds from maturities of available-for-sale securities                          94,570            8,386            18,439
   Purchase of held-to-maturity securities                                           (66,448)          (7,083)          (15,590)
   Proceeds from maturities of held-to-maturity securities                            42,005            3,242            26,260
   Loans made to customers, net of repayments                                         (4,872)            (712)           (8,957)
   Purchase of premises and equipment                                                    (46)            (483)              (51)
   Proceeds from sales of premises and equipment                                          --               --               204
   Proceeds from sales of other real estate                                               70               74                --
   Increase in interest bearing deposits in financial institutions                      (116)             (23)              (40)
                                                                                   ---------           ------           -------
          Net cash used in investing activities                                      (11,326)          (3,431)          (25,033)
                                                                                   ---------           ------           -------

Cash flows from financing activities:
   Net increase (decrease) in demand, NOW and savings
     deposit accounts                                                                  5,709             (424)            3,918
   Net increase (decrease) in time deposits                                           (3,286)          15,352             6,701
   Net increase (decrease) in securities sold under
     repurchase agreements                                                             5,940           (1,888)            2,170
   Increase (decrease) in Federal funds purchased                                      3,000           (6,000)            6,000
   Increase (decrease) in advances from Federal Home
     Loan Bank                                                                            --           (6,200)            3,200
   Proceeds from issuance of short-term notes payable                                    160               --                 6
   Repayment of short-term notes payable                                                (160)              --                (6)
   Dividends paid                                                                     (1,543)          (1,512)           (1,440)
   Payments to acquire treasury stock                                                   (295)            (685)             (264)
   Proceeds from sale of treasury stock                                                   16               --                --
   Proceeds from issuance of common stock                                                114                6               137
                                                                                   ---------           ------           -------
          Net cash provided by (used in) financing activities                          9,655           (1,351)           20,422
                                                                                   ---------           ------           -------

Net increase (decrease) in cash and cash equivalents                                   2,682             (261)             (616)

Cash and cash equivalents at beginning of year                                         4,364            4,625             5,241
                                                                                   ---------           ------           -------

Cash and cash equivalents at end of year                                           $   7,046            4,364             4,625
                                                                                   =========           ======           =======

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                       THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                   In Thousands
                                                                                   --------------------------------------------
                                                                                      2001               2000             1999
                                                                                   ---------            -----            ------
Reconciliation of net earnings to net cash
  provided by operating activities:
     Net earnings                                                                  $   4,147            3,896             4,216
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                                   200              159               178
         Provision for possible loan losses                                              180              180               180
         Provision for deferred taxes                                                     10               (2)               38
         Securities gains                                                                (26)              --               (46)
         Securities losses                                                                 6               --                16
         FHLB dividend reinvestment                                                      (74)             (65)              (52)
         Gain on disposal of premises and equipment                                       --               --              (166)
         Increase (decrease) in taxes payable, net                                       188             (128)              (23)
         Increase (decrease) in interest receivable                                      333             (153)             (293)
         Increase (decrease) in interest payable                                        (647)             691                12
         Increase (decrease) in other assets and liabilities, net                         36              (57)              (65)
                                                                                   ---------            -----            ------
                Total adjustments                                                        206              625              (221)
                                                                                   ---------            -----            ------

                Net cash provided by operating activities                          $   4,353            4,521             3,995
                                                                                   =========            =====            ======

Supplemental Schedule of Non-Cash Activities:

   Non-cash transfers from loans to other real estate                              $     100               70                74
                                                                                   =========            =====            ======

   Unrealized gain (loss) in value of securities available-for-
     sale net of income taxes of $769,000, $1,472,000
     and $2,377,000, respectively                                                  $   1,256            2,407            (3,884)
                                                                                   =========            =====            ======

   Non-cash transfers from other real estate to bank
     premises and equipment                                                        $      --               --                11
                                                                                   =========            =====            ======

See accompanying notes to consolidated financial statements.

                          FIRST MCMINNVILLE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of First McMinnville Corporation (the "Company"), its wholly-owned subsidiary, the First National Bank of McMinnville ("Bank") and the Bank's wholly-owned subsidiary, First Community Title and Escrow Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the significant policies.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, First National Bank of McMinnville and the Bank's wholly-owned subsidiary, First Community Title and Escrow Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

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

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         (D)      LOANS, CONTINUED

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

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



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

                        DECEMBER 31, 2001, 2000 AND 1999



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

                        DECEMBER 31, 2001, 2000 AND 1999



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

         (N)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the 2000 and 1999 figures to conform to the presentation for 2001.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999


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

(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Loans and allowance for possible loan losses at December 31, 2001 and 2000 are summarized as follows:


                                                         In Thousands
                                                  --------------------------
                                                    2001              2000
                                                  ---------         --------
Commercial, financial and agricultural            $  37,073           37,814
Real estate - construction                            5,482            3,134
Real estate - mortgage                               95,774           92,172
Consumer                                              2,402            2,926
                                                  ---------         --------
                                                    140,731          136,046
Less allowance for possible loan losses              (1,804)          (1,711)
                                                  ---------         --------
                                                  $ 138,927          134,335
                                                  =========         ========



         In the normal course of business, the Company's subsidiary has made loans at prevailing interest rates and terms to directors and officers of the Company, and to their affiliates. The aggregate dollar amount of these loans was $6,348,000 and $6,236,000 at December 31, 2001 and 2000, respectively. During 2001, $4,748,000 of such loans were made and repayments totaled $4,636,000. During 2000, $3,521,000 of such loans were made and repayments totaled $3,784,000. As of December 31, 2001, none of these loans were restructured, nor were any related party loans charged off during the past three years.

         No loans had been placed on non-accrual status during 2001 and 2000.

         The principal maturities on loans at December 31, 2001 are as follows:


                                                                    In Thousands
                                 ------------------------------------------------------------------------------
                                 Commercial,
                                  Financial
                                     and              Real Estate -     Real Estate-
                                 Agricultural         Construction        Mortgage         Consumer     Total
                                 ------------         ------------        --------         --------     -----

3 months or less                     $12,629                 --             14,548             629      27,806
3 to 12 months                         4,734              5,482              3,923             852      14,991
1 to 5 years                          19,170                 --             66,037             921      86,128
Over 5 Years                             540                 --             11,266              --      11,806
                                     -------              -----             ------         -------     -------
                                     $37,073              5,482             95,774           2,402     140,731
                                     =======             ======             ======         =======     =======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(2)      LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES, CONTINUED

         At December 31, 2001, variable rate and fixed rate loans totaled approximately $7,196,000 and $133,535,000, respectively. At December 31, 2000, variable rate and fixed rate loans totaled approximately $7,217,000 and $128,829,000, respectively.

         Transactions in the allowance for possible loan losses for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:



                                                      In Thousands
                                        -----------------------------------------
                                          2001             2000             1999
                                        -------           ------           ------
Balance, beginning of year              $ 1,711            1,502            1,495
Provision charged to operating
  expense                                   180              180              180
                                        -------           ------           ------
                                          1,891            1,682            1,675
                                        -------           ------           ------
Loans charged off                          (151)             (86)            (209)
Recoveries on losses                         64              115               36
                                        -------           ------           ------
  Net recoveries (charge-offs)              (87)              29             (173)
                                        -------           ------           ------
Balance, end of year                    $ 1,804            1,711            1,502
                                        =======           ======           ======


         The Company's principal customers are basically in the Middle Tennessee area with a concentration in Warren County, Tennessee. At December 31, 2001, the Company had loans to customers in the nursery industry totaling approximately $10,226,000 as compared to $10,426,000 at December 31, 2000. Credit is extended to businesses and individuals and is generally evidenced by promissory notes. The terms and conditions of the loans including collateral vary depending upon the purpose of the credit and the borrower's financial condition.

         Impaired loans and related loan loss reserve amounts at December 31, 2001 and 2000 were as follows:


                                   In Thousands
                             -----------------------
                              2001            2000
                             ------          ------
Recorded investment          $1,693          1,785
Loan loss reserve            $  533            785


         The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was $1,714,000 and $1,805,000, respectively.

         The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $146,000 and $163,000 for 2001 and 2000, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(3)      DEBT AND EQUITY SECURITIES

         Debt and equity securities have been classified in the balance sheet according to management's intent. The Company's classification of securities at December 31, 2001 is as follows:


                                                       Securities Held-To-Maturity
                                            ---------------------------------------------------
                                                               In Thousands
                                            ---------------------------------------------------
                                                                    2001
                                            ---------------------------------------------------
                                                             Gross        Gross       Estimated
                                            Amortized      Unrealized   Unrealized      Market
                                              Cost           Gains        Losses        Value
                                            ---------      ----------   ----------    ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                               $23,419             291         22          23,688
Obligations of states and political
  subdivisions                                34,987             467        242          35,212
Corporate and other securities                 3,792             202         --           3,994
Mortgage-backed securities                     1,681              13         --           1,694
                                             -------          ------     ------          ------
                                             $63,879             973        264          64,588
                                             =======          ======     ======          ======



                                                     Securities Available-For-Sale
                                            ---------------------------------------------------
                                                               In Thousands
                                            ---------------------------------------------------
                                                                    2001
                                            ---------------------------------------------------
                                                             Gross        Gross       Estimated
                                            Amortized      Unrealized   Unrealized      Market
                                              Cost           Gains        Losses        Value
                                            ---------      ----------   ----------    ---------


U.S. Treasury and other U.S.
  Government agencies and
  corporations                               $58,021             433        386          58,068
Obligations of states and political
  subdivisions                                 1,884              28         --           1,912
Corporate and other securities                 2,155              22         --           2,177
Mortgage-backed securities                     6,675               3         31           6,647
                                             -------          ------     ------          ------
                                             $68,735             486        417          68,804
                                             =======          ======     ======          ======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Debt and equity securities at December 31, 2000 consist of the following:



                                                       Securities Held-To-Maturity
                                            ---------------------------------------------------
                                                               In Thousands
                                            ---------------------------------------------------
                                                                    2000
                                            ---------------------------------------------------
                                                             Gross        Gross       Estimated
                                            Amortized      Unrealized   Unrealized      Market
                                              Cost           Gains        Losses        Value
                                            ---------      ----------   ----------    ---------

U.S. Treasury and other U.S.
  Government agencies and
  corporations                               $ 8,469              26        202           8,293
Obligations of states and political
  subdivisions                                27,049             398        125          27,322
Corporate and other securities                 1,992              --         --           1,992
Mortgage-backed securities                     1,900              --         32           1,868
                                             -------          ------     ------          ------
                                             $39,410             424        359          39,475
                                             =======          ======     ======          ======




                                                     Securities Available-For-Sale
                                            ---------------------------------------------------
                                                               In Thousands
                                            ---------------------------------------------------
                                                                    2000
                                            ---------------------------------------------------
                                                             Gross        Gross       Estimated
                                            Amortized      Unrealized   Unrealized      Market
                                              Cost           Gains        Losses        Value
                                            ---------      ----------   ----------    ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                               $82,119              38        1,884       80,273
Obligations of states and political
  subdivisions                                   868              21           --          889
Corporate and other securities                 2,082              --           67        2,015
Mortgage-backed securities                     1,679              --           64        1,615
                                             -------          ------     --------       ------
                                             $86,748              59        2,015       84,792
                                             =======          ======     ========       ======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                               In Thousands
                                                       -----------------------------
                                                                          Estimated
                                                       Amortized            Market
Securities Held-To-Maturity                               Cost              Value
---------------------------                            ---------          ---------
Due in one year or less                                $   1,943              1,967
Due after one year through five years                     11,600             11,858
Due after five years through ten years                    22,331             22,823
Due after ten years                                       26,772             26,707
Corporate and other securities                             1,233              1,233
                                                       ---------          ---------
                                                       $  63,879             64,588
                                                       =========          =========



                                                               In Thousands
                                                       -----------------------------
                                                                          Estimated
                                                       Amortized            Market
Securities Available-For-Sale                            Cost              Value
-----------------------------                          ---------          ---------

Due in one year or less                                $      --                 --
Due after one year through five years                     23,193             22,982
Due after five years through ten years                    22,328             22,631
Due after ten years                                       22,058             22,035
                                                       ---------          ---------
                                                          67,579             67,648
Federal Home Loan Bank stock                               1,065              1,065
Federal Reserve Bank stock                                    91                 91
                                                       ---------          ---------
                                                       $  68,735             68,804
                                                       =========          =========


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(3)      DEBT AND EQUITY SECURITIES, CONTINUED

         Results from sales of debt and equity securities are as follows:


                                                      In Thousands
                                        ------------------------------------------
                                             For the Year Ended December 31,
                                        ------------------------------------------
                                           2001             2000            1999
                                        ---------           ----          --------
Gross proceeds                          $   2,703             --             3,898
                                        =========           ====          ========

Gross realized gains                    $      26             --                46
Gross realized losses                          (6)            --               (16)
                                        ---------           ----          --------
       Net realized gains               $      20             --                30
                                        =========           ====          ========



         Included in the above gains and losses table are realized gains of $26,000 in 2001 and realized gains of $22,000 in 1999, respectively, related to calls of securities classified as held-to-maturity.

         Securities with approximate carrying values of $51,987,000 (approximate market value of $52,150,000) and $59,990,000 (approximate market value of $59,977,000) at December 31, 2001 and 2000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.

         Included in the securities at December 31, 2001, are approximately $16,525,000 at amortized cost (approximate market value of 16,655,000) in obligations of political subdivisions located within the State of Tennessee. Management purchases only obligations of such political subdivisions it considers to be financially sound.

         Securities that have rates that adjust prior to maturity totaled $3,488,000 (market value $3,495,000) at December 31, 2001 as compared to $2,615,000 (market value $2,598,000) at December 31, 2000.

         Included in the securities portfolio is stock of the Federal Home Loan Bank amounting to $1,065,000 and $991,000 at December 31, 2001 and 2000, respectively. The stock can be sold back at par and only to the Federal Home Loan Bank or to another member institution.

         Federal Reserve Bank stock totaling $91,000 at December 31, 2001 and 2000, respectively, can only be sold back at par and only to the Federal Reserve Bank or to another member institution.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(4)      PREMISES AND EQUIPMENT

         The detail of premises and equipment at December 31, 2001 and 2000 is as follows:


                                                            In Thousands
                                                    ----------------------------
                                                       2001               2000
                                                    ---------           --------
Land                                                $     400                400
Buildings                                               2,468              2,487
Furniture and equipment                                 1,673              2,223
                                                    ---------           --------
                                                        4,541              5,110
Less accumulated depreciation                          (2,470)            (2,882)
                                                    ---------           --------
                                                    $   2,071              2,228
                                                    =========           ========



(5)      DEPOSITS

         Deposits at December 31, 2001 and 2000 are summarized as follows:


                                                            In Thousands
                                                    ----------------------------
                                                       2001              2000
                                                   ----------          ---------

Demand deposits                                    $   20,669             18,108
Negotiable order of withdrawal accounts                28,080             27,597
Money market demand accounts                            8,477              8,001
Savings deposits                                       28,200             26,011
Certificates of deposit $100,000 or greater            45,582             47,452
Other certificates of deposit                          68,083             70,747
Individual retirement accounts $100,000 or
  greater                                               3,968              3,758
Other individual retirement accounts                   10,216              9,178
                                                   ----------          ---------
                                                   $  213,275            210,852
                                                   ==========          =========


         Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2001 are as follows:


                                                  In Thousands
                                 -----------------------------------------------
                                 Single Deposits    Single Deposits
Maturity                         Under $100,000      Over $100,000        Total
--------                         ---------------    ---------------     --------
3 months or less                    $  31,447             14,114          45,561
3 to 6 months                          16,375             17,143          33,518
6 to 12 months                         14,326              8,914          23,240
1 to 5 years                           16,151              9,379          25,530
                                    ---------          ---------        --------
                                    $  78,299             49,550         127,849
                                    =========          =========        ========


         The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2001 and 2000 were approximately $1,137,000 and $1,158,000, respectively.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(6)      SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The maximum amounts of outstanding repurchase agreements during 2001 and 2000 were $22,569,000 and $17,634,000, respectively. The average daily balance outstanding during 2001, 2000 and 1999 was $17,566,000, $14,128,000 and $15,044,000, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.

(7)      ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from Federal Home Loan Bank (FHLB) at December 31, 2001 and 2000 consists of the following:


                                                                                In Thousands
                                                                          ----------------------
                                                          Initial          2001            2000
Original                                                Fixed Rate        ------          ------
Note Date             Maturity Date         Rate          Period          Amount          Amount
---------             -------------         ----       ------------       ------          ------
April 30, 1998        April 30, 2008        5.60         24 Months        $1,000          $1,000
                                                                          ======          ======



         The FHLB has the right to convert the fixed rate on these advances at the end of the initial fixed rate period and on a quarterly basis thereafter with a one business day notice. If the conversion option is exercised, the advance will be converted to a three month LIBOR-based advance at a spread of zero basis points to the LIBOR index. Securities totaling $3,000,000 and $10,000,000 were pledged to FHLB as collateral at December 31, 2001 and 2000, respectively.

(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE

         The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:


                                                                In Thousands
                                                    -------------------------------------
                                                     2001           2000            1999
                                                    ------          -----          ------
Non-interest income:
  Service charges on deposits                       $  483            485            465
  Other fees and commissions                            52             86             91
  Commissions on fiduciary activities                   47             74             62
  Security gains, net                                   20             --             30
  Gain on disposal of premise and
     equipment                                          --             --            166
  Other income                                          23             26             32
                                                    ------          -----          -----
        Total non-interest income                   $  625            671            846
                                                    ======          =====          =====


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(8)      NON-INTEREST INCOME AND NON-INTEREST EXPENSE, CONTINUED


                                                                    In Thousands
                                                    --------------------------------------------
                                                      2001              2000              1999
                                                    --------          --------          --------
Non-interest expense:
  Salaries and employee benefits                    $  2,757             2,629             2,513
  Occupancy expenses, net                                205               202               203
  Furniture and equipment expenses                       225               238               293
  FDIC insurance                                          39                41                23
  Other operating expenses                               955               901               926
                                                    --------          --------          --------
        Total non-interest expense                  $  4,181             4,011             3,958
                                                    ========          ========          ========


(9)      INCOME TAXES

         The components of the net deferred tax asset are as follows:


                                                 In Thousands
                                        ----------------------------
                                           2001               2000
                                        ---------           --------
Deferred tax asset:
  Federal                               $     451              1,037
  State                                        85                195
                                        ---------           --------
                                              536              1,232
                                        ---------           --------
Deferred tax liability:
  Federal                                    (323)              (253)
  State                                       (61)               (47)
                                        ---------           --------
                                             (384)              (300)
                                        ---------           --------
                                        $     152                932
                                        =========           ========



         The tax effects of each type of significant item that gave rise to deferred taxes at December 31 are:


                                                                              In Thousands
                                                                     ----------------------------
                                                                        2001               2000
                                                                     ---------           --------
Financial statement allowance for possible loan losses
  in excess of tax allowance                                          $   536                489
Excess of depreciation deducted for tax purposes
  over the amounts deducted in the financial
  statements                                                             (135)              (114)
Book pension expense under the allowable tax
  deduction                                                               (79)               (71)
Unrealized (gain) loss on investment securities
  available-for-sale                                                      (26)               743
FHLB stock dividends excluded for tax purposes                           (144)              (115)
                                                                      -------             ------
                                                                      $   152                932
                                                                      =======             ======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(9)      INCOME TAXES, CONTINUED

         The components of income tax expense (benefit) are summarized as follows:


                                        In Thousands
                         --------------------------------------------
                          Federal            State           Total
                         ---------           -----          --------
2001
  Current                $   1,388             350             1,738
  Deferred                       8               2                10
                         ---------           -----          --------
       Total             $   1,396             352             1,748
                         =========           =====          ========

2000
  Current                $   1,418             342             1,760
  Deferred                      (2)             --                (2)
                         ---------           -----          --------
       Total             $   1,416             342             1,758
                         =========           =====          ========

1999
  Current                $   1,521             367             1,888
  Deferred                      32               6                38
                         ---------           -----          --------
       Total             $   1,553             373             1,926
                         =========           =====          ========


         A reconciliation of actual income tax expense of $1,748,000, $1,758,000 and $1,926,000 for the years ended December 31, 2001, 2000 and 1999, respectively, to the "expected" tax expense (computed by applying the statutory rate of 34% to earnings before income taxes) is as follows:


                                                                     In Thousands
                                                    -----------------------------------------------
                                                      2001                2000               1999
                                                    ---------           --------           --------
Computed "expected" tax expense                     $   2,004              1,922              2,088
State income taxes, net of Federal
  income tax benefit                                      232                225                246
Tax exempt interest, net of interest
  expense exclusion                                      (475)              (400)              (425)
Other, net                                                (13)                11                 17
                                                    ---------           --------           --------
                                                    $   1,748              1,758              1,926
                                                    =========           ========           ========


         Total income tax expense for 2001 and 1999 includes income tax expense of $7,000 and $11,000, respectively, related to gains on sales of securities.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



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

         Reconciliation of the benefit obligation and the fair value of plan assets is as follows:


                                                               In Thousands
                                                       ----------------------------
                                                         2001                2000
                                                       ---------           --------
Benefit obligation:
  Obligation at January 1                              $   2,901              2,940
  Service costs                                              126                123
  Interest costs                                             199                201
  Benefit payments                                           (30)              (401)
  Actuarial gains                                             44                 38
                                                       ---------           --------
         Obligation at December 31                     $   3,240              2,901
                                                       =========           ========

Fair value of plan assets:
  Fair value at January 1                              $   2,880              3,003
  Actual return on plan assets                                12                194
  Employer contributions, net of refunds                     132                 84
  Benefit payments                                           (30)              (401)
                                                       ---------           --------
         Fair value at December 31                     $   2,994              2,880
                                                       =========           ========



         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 2001 and 2000:


                                                                                   In Thousands
                                                                           -----------------------------
                                                                             2001                 2000
                                                                           ---------            --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $2,231,000 and $1,975,000, respectively                            $   2,257               1,994
                                                                           =========            ========

Actuarial present value of projected benefits obligation                   $   3,240               2,901
Plan assets at fair market value                                               2,994               2,880
                                                                           ---------            --------
  Projected benefit obligation over (under) plan assets                          246                  21
  Unamortized net asset being recognized over 30 years                          (330)               (352)
  Unrecognized net gain                                                         (123)                144
                                                                           ---------            --------
       Net pension liability (asset) recognized in the
         consolidated balance sheets                                       $    (207)               (187)
                                                                           =========            ========

  Discount rate                                                                  6.5%                6.5%
                                                                           =========            ========

  Rate of increase in compensation levels                                        5.0%                5.0%
                                                                           =========            ========

  Long-term rate of return on assets                                             8.0%                8.0%
                                                                           =========            ========


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(10)     EMPLOYEE BENEFIT PLANS, CONTINUED

         Total pension expense including prior service costs amortization amounted to $112,000 in 2001, $105,000 in 2000 and $97,000 in 1999. The
         pension expense for 2001, 2000 and 1999 is comprised of the following components:


                                                                  In Thousands
                                                    -----------------------------------------
                                                     2001              2000            1999
                                                    -------           ------           ------
Service cost-benefits earned during
  the period                                        $   125              123              112
Interest cost on projected benefit
  obligation                                            199              201              181
Expected return on plan assets                         (229)            (236)            (213)
Net amortization and deferral                            17               17               17
                                                    -------           ------           ------
                                                    $   112              105               97
                                                    =======           ======           ======



         The Bank has adopted a 401(k) plan which covers eligible employees. To be eligible, an employee must have obtained the age of 21 and must have completed 1 year of service. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2001, 2000 and 1999, the Bank contributed $51,000, $52,000 and
         $50,000, respectively, to the plan.

(11)     REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

         The Company and its wholly-owned subsidiary are subject to regulatory capital requirements administered by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Company's capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Company's and the Bank's capital status and the amounts of dividends the subsidiary may distribute. At December 31, 2001, management believes that the Company and the Bank meet all such capital requirements to which they are subject.

         The Company and the Bank are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2001, the Company and its bank subsidiary are required to have minimum Tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively. The Company's actual ratios at that date were 26.4% and 27.5%, respectively. The leverage ratio at December 31, 2001 was 14.6% and the minimum requirement was 4%.

         As of December 31, 2001, the Company is categorized as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Company's category.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(12)     COMMITMENTS AND CONTINGENT LIABILITIES

         The Company has an unsecured $2,000,000 line of credit with another financial institution. The Bank has lines of credit with other financial institutions totaling $10,000,000. At December 31, 2001 there was $5,000,000 outstanding under these lines of credit. At December 31, 2000, there was $2,000,000 outstanding under these lines of credit.

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

         At December 31, 2001, the Company's cash and due from banks included commercial bank deposit accounts aggregating $4,896,000 in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

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


                                                                                    In Thousands
                                                                            Contract or Notional Amount
                                                                           -----------------------------
                                                                             2001                 2000
                                                                           ---------            --------
Financial instruments whose contract amounts represent credit risk:
     Commercial loan commitments                                           $     235                 432
     Unfunded lines-of-credit                                                  9,689               9,574
     Letters of credit                                                         5,079               4,120
                                                                           ---------            --------
            Total                                                          $  15,003              14,126
                                                                           =========            ========


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



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

                        DECEMBER 31, 2001, 2000 AND 1999



(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000


                                                                                                        In Thousands
                                                                                               -------------------------------
                                                                                                  2001                 2000
                                                                                               ----------            ---------
                             ASSETS

Cash                                                                                           $    1,319*               1,200*
Investment in commercial bank subsidiary                                                           41,224*              37,663*
Due from commercial bank subsidiary                                                                    35*                  20*
                                                                                               ----------            ---------

     Total assets                                                                              $   42,578               38,883
                                                                                               ==========            =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Dividend payable                                                                               $    1,198                1,176
                                                                                               ----------            ---------

Stockholders' equity:
  Common stock, par value $2.50 per share, authorized 5,000,000 shares, issued 611,215 and 609,225 shares,
     respectively                                                                                   1,528                1,523
  Additional paid-in capital                                                                        1,869                1,760
  Retained earnings                                                                                41,703               39,121
  Net unrealized gains (losses) on available-for-sale securities,
     net of income taxes of $26,000 and $743,000, respectively                                         43               (1,213)
                                                                                               ----------            ---------
                                                                                                   45,143               41,191
  Less cost of treasury stock of 90,277 and 86,767 shares,
     respectively                                                                                  (3,763)              (3,484)
                                                                                               ----------            ---------
         Total stockholders' equity                                                                41,380               37,707
                                                                                               ----------            ---------

         Total liabilities and stockholders' equity                                            $   42,578               38,883
                                                                                               ==========            =========


         * Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(15)     FIRST MCMINNVILLE CORPORATION -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED


                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2001



                                                                                       In Thousands
                                                                      ---------------------------------------------
                                                                        2001               2000              1999
                                                                      --------           -------           --------
Income:
  Dividends from commercial bank subsidiary                           $  1,867*            2,175*             1,575*

Other expenses                                                              40                 7                 19
                                                                      --------           -------           --------

       Earnings before Federal income tax
         benefits and equity in undistributed
         earnings of commercial bank subsidiary                          1,827             2,168              1,556

Federal income tax benefits                                                 15                 3                  7
                                                                      --------           -------           --------
                                                                         1,842             2,171              1,563
Equity in undistributed earnings of
  commercial bank subsidiary                                             2,305*            1,725*             2,653*
                                                                      --------           -------           --------

             Net earnings                                                4,147             3,896              4,216

Other comprehensive earnings, net of tax:
  Unrealized gains (losses) on available-for-sale
     securities arising during the year, net of taxes
     of $766,000, $1,472,000 and $2,373,000,
     respectively                                                        1,252             2,407             (3,879)
  Less: reclassification adjustment for (gains) losses
     included in net earnings, net of taxes of $2,000
     and $3,000 in 2001 and 1999, respectively                               4                --                 (5)
                                                                      --------           -------           --------
             Other comprehensive earnings (loss)                         1,256             2,407             (3,884)
                                                                      --------           -------           --------

             Comprehensive earnings                                   $  5,403             6,303                332
                                                                      ========           =======           ========



         *Eliminated in consolidation.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2001



                                                                                  In Thousands
                                                  -------------------------------------------------------------------------------
                                                                                                       Net Unrealized
                                                                                                       Gains (Losses)
                                                               Additional                                On Available-
                                                  Common        Paid-In       Retained      Treasury      For-Sale
                                                  Stock         Capital       Earnings        Stock        Securities      Total
                                                  ------       ----------     --------      ---------  ----------------    ------
Balance December 31, 1998                         $1,517         1,623          34,017       (2,535)           264         34,886

Net earnings                                          --            --           4,216           --             --          4,216

Issuance of 2,355 shares of common stock               6           131              --           --             --            137

Cash dividends declared ($2.80 per share)             --            --          (1,491)          --             --         (1,491)

Cost of 3,851 shares of treasury stock                --            --              --         (264)            --           (264)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $2,377,000               --            --              --           --         (3,884)        (3,884)
                                                  ------         -----          ------       ------         ------         ------

Balance December 31, 1999                          1,523         1,754          36,742       (2,799)        (3,620)        33,600

Net earnings                                          --            --           3,896           --             --          3,896

Issuance of 105 shares of common stock                --             6              --           --             --              6

Cash dividends declared ($2.90 per share)             --            --          (1,517)          --             --         (1,517)

Cost of 9,547 shares of treasury stock                --            --              --         (685)            --           (685)

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $1,472,000               --            --              --           --          2,407          2,407
                                                  ------         -----          ------       ------         ------         ------

Balance December 31, 2000                          1,523         1,760          39,121       (3,484)        (1,213)        37,707

Net earnings                                          --            --           4,147           --             --          4,147

Issuance of 1,960 shares of common stock               5           109              --           --             --            114

Cash dividends declared ($3.00 per share)             --            --          (1,565)          --             --         (1,565)

Cost of 3,710 shares of treasury stock                --            --              --         (295)            --           (295)

Sales of 200 shares of treasury stock                 --            --              --           16             --             16
                                                  ------         -----          ------       ------         ------         ------

Net change in unrealized gains (losses) on
   available-for-sale securities during
   the year, net of taxes of $769,000                 --            --              --           --          1,256          1,256
                                                  ------         -----          ------       ------         ------         ------

Balance December 31, 2001                         $1,528         1,869          41,703       (3,763)            43         41,380
                                                  ======        ======         =======       ======         ======         ======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(15)     FIRST MCMINNVILLE CORPORATION  -
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                      In Thousands
                                                                    -----------------------------------------------
                                                                      2001                2000               1999
                                                                    ---------           --------           --------
Cash flows from operating activities:
  Cash paid to suppliers                                            $     (40)                (8)               (19)
  Income tax benefit received from
     commercial bank subsidiary                                            --                 --                 --
                                                                    ---------           --------           --------
       Net cash used in operating activities                              (40)                (8)               (19)
                                                                    ---------           --------           --------

Cash flows from investing activities:
  Dividend received from commercial bank subsidiary                     1,867              2,175              1,575
                                                                    ---------           --------           --------
       Net cash provided by investing activities                        1,867              2,175              1,575
                                                                    ---------           --------           --------

Cash flows from financing activities:
  Proceeds from issuance of short-term notes payable                      160                 --                  6
  Repayment of short-term notes payable                                  (160)                --                 (6)
  Dividends paid                                                       (1,543)            (1,512)            (1,440)
  Payments made to acquire treasury stock                                (295)              (685)              (264)
  Proceeds from sale of treasury stock                                     16                 --                 --
  Proceeds from issuance of common stock                                  114                  6                137
                                                                    ---------           --------           --------
       Net cash used in financing activities                           (1,708)            (2,191)            (1,567)
                                                                    ---------           --------           --------

       Net increase (decrease) in cash and cash
         equivalents                                                      119                (24)               (11)

Cash and cash equivalents at beginning of year                          1,200              1,224              1,235
                                                                    ---------           --------           --------

Cash and cash equivalents at end of year                            $   1,319              1,200              1,224
                                                                    =========           ========           ========


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(15)     FIRST MCMINNVILLE CORPORATION
            PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                          FIRST MCMINNVILLE CORPORATION
                              (PARENT COMPANY ONLY)

                       STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE THREE YEARS ENDED DECEMBER 31, 2001

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                                 In Thousands
                                                                               -----------------------------------------------
                                                                                 2001                2000               1999
                                                                               ---------           --------           --------
Reconciliation of net earnings to net cash used in operating activities:
       Net earnings                                                            $   4,147              3,896              4,216

Adjustments to reconcile net earnings to net cash used in operating activities:
     Equity in earnings of commercial bank subsidiary                             (4,172)            (3,900)            (4,228)
     Increase in other assets, net                                                   (15)                (4)                (7)
                                                                               ---------           --------           --------
       Total adjustments                                                          (4,187)            (3,904)            (4,235)
                                                                               ---------           --------           --------

       Net cash used in operating activities                                   $     (40)                (8)               (19)
                                                                               =========           ========           ========


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



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

                        DECEMBER 31, 2001, 2000 AND 1999



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

         Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

              Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to three years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2001 and 2000 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(16)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

         The carrying value and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:


                                                                         In Thousands
                                             ----------------------------------------------------------------------
                                                           2001                                 2000
                                             ---------------------------------    ---------------------------------

                                              Carrying                              Carrying
                                               Amount              Fair Value        Amount              Fair Value
                                             ---------             ----------       --------             ----------
Financial assets:
  Cash and short-term investments            $   7,225                  7,225          4,427                 4,427
  Securities                                   132,683                133,392        124,202               124,267
  Loans                                        140,731                               136,046
  Less: allowance for loan losses               (1,804)                               (1,711)
                                             ---------               --------        -------               -------
  Loans, net of allowance                      138,927                140,489        134,335               131,361
                                             ---------               --------        -------               -------

Financial liabilities:
  Deposits                                     213,275                214,040        210,852               211,213
  Securities sold under
     repurchase agreements                      19,921                 19,921         13,981                13,981
  Federal funds purchased                        5,000                  5,000          2,000                 2,000
  Advances from FHLB                             1,000                  1,060          1,000                 1,012

Unrecognized financial instruments:
     Commitments to extend credit                   --                     --             --                    --
     Standby letters of credit                      --                     --             --                    --


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

                        DECEMBER 31, 2001, 2000 AND 1999



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

         The following is a summary of components comprising basic and diluted earnings per share (EPS):



(In Thousands, except share amounts)             2001             2000              1999
                                               --------          -------          -------
Basic EPS Computation:
  Numerator - income available to
     common shareholders                       $  4,147            3,896            4,216
                                               --------          -------          -------
  Denominator - weighted average
     number of common shares
     outstanding                                522,309          524,542          532,795
                                               --------          -------          -------

  Basic earnings per common share              $   7.94             7.43             7.91
                                               ========          =======          =======

Diluted EPS Computation:
  Numerator                                    $  4,147            3,896            4,216
                                               --------          -------          -------

  Denominator:
     Weighted average number of
       common shares outstanding                522,309          524,542          532,795
     Dilutive effect of stock options             4,958            4,056            2,356
                                               --------          -------          -------
                                                527,267          528,598          535,151
                                               --------          -------          -------

Diluted earnings per common share              $   7.87             7.37             7.88
                                               ========          =======          =======


                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



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



(In Thousands)                                2001                 2000                1999
                                            ---------             ------              ------
Net earnings:
  As Reported                               $   4,147              3,896              4,216
  Proforma                                  $   4,126              3,870              4,182

Basic earnings per common share:
  As Reported                               $    7.94               7.43               7.91
  Proforma                                  $    7.90               7.38               7.85

Diluted earnings per common share:
  As Reported                               $    7.87               7.37               7.88
  Proforma                                  $    7.83               7.32               7.81


         Accordingly, due to the initial phase-in period, the effects of applying this statement for proforma disclosures are not likely to be representative of the effects on reported net earnings for future years.

                          FIRST MCMINNVILLE CORPORATION

                        DECEMBER 31, 2001, 2000 AND 1999



(18)     STOCK OPTION PLAN, CONTINUED

         A summary of the stock option activity for 2001 and 2000 is as follows:


                                                  2001                                2000
                                      -----------------------------       ------------------------------
                                                        Weighted                            Weighted
                                                        Average                              Average
                                                        Exercise                            Exercise
                                         Shares          Price               Shares          Price
                                      ------------    -------------       ------------    -------------
Outstanding at beginning of
  year                                      36,985    $       59.79             32,760            58.15
Granted                                         --               --              5,000            70.39
Exercised                                   (1,960)           58.15               (105)           58.15
Forfeited                                     (200)           58.15               (670)           58.15
                                      ------------    -------------       ------------    -------------
Outstanding at end of year                  34,825    $       59.89             36,985            59.79
                                      ============    =============       ============    =============

Options exercisable at year end             21,265                              19,800
                                      ============                        ============



         The following table summarizes information about fixed stock options at December 31, 2001:


                       Options Outstanding                                  Options Exercisable
------------------------------------------------------------------    --------------------------------
                                                      Weighted
                                      Weighted        Average                            Weighted
Range of               Number         Average        Remaining            Number          Average
Exercise            Outstanding       Exercise      Contractual        Exercisable       Exercise
Prices              at 12/31/01         Price           Life           at 12/31/01         Price
------------       ------------    ------------     -----------       ------------    ------------
$      58.15             29,825    $      58.15       2.8 years             18,215    $      58.15
       69.85              4,500           69.85       8.1 years              3,000           69.85
       74.30                500           74.30       8.7 years                 50           74.30
                   ------------                                       ------------

                         34,825                                             21,265
                   ============                                       ============
